                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                                ----------------

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

         Filed by the Registrant [X]

         Filed by a Party other than the Registrant

         Check the appropriate box:

         [X]  Preliminary Proxy Statement     [ ] Confidential, For Use of the
                                                  Commission Only (as Permitted
         [ ]  Definitive Proxy Statement          by Rule 14a-6(e) (2))

         [ ]  Definitive Additional Materials

         [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Watermarc Food Management Co.
--------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X]  No fee required

         [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:
-------------------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------

         (5) Total fee paid:
-------------------------------------------------------------------------------
         [ ]  Fee paid previously with preliminary materials.

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount Previously Paid:
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         (2) Form, Schedule or Registration Statement No.:
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         (3) Filing Party:
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         (4) Date Filed:
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
                          WATERMARC FOOD MANAGEMENT CO.
                         11111 WILCREST GREEN, SUITE 350
                                HOUSTON, TX 77042
                                 (713) 783-0500

                         -------------------------------

                                 PROXY STATEMENT

                                     for the

                         ANNUAL MEETING OF SHAREHOLDERS

                           to be held January 23, 1998

                         -------------------------------

                                   THE MEETING

MEETING TIME AND PLACE

         A Proxy in the accompanying form is being solicited by the Board of Directors of Watermarc Food Management Co. (the "Company") for use at the Company's Annual Meeting of Shareholders (the "Meeting") to be held at Billy Blues Bar & Grill, 6025 Richmond, Houston, Texas 77057, at 3:00 P.M., local time, on January 23, 1998, and at any adjournment or postponement thereof. The Company will bear the cost of such solicitation. Proxies together with copies of this Proxy Statement, are being mailed to shareholders of the Company on or about December 31, 1997.


MATTERS TO BE VOTED ON AND RECORD DATE

         This Proxy Statement is being furnished to holders of record of the common stock, $.05 par value, of the Company (the "Common Stock") as of December 19, 1997 (the "Record Date") in connection with the Meeting the purposes of which are to:

1. Adopt an amendment to the Company's Restated Articles of Incorporation that provides for an increase in the number of authorized shares of Common Stock from 20,000,000 to 50,000,000 shares.

2. Elect a board of five directors to serve until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

3. Ratify the appointment of Mann Frankfort Stein & Lipp, P.C. as independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending June 28, 1998.

4. Transact such other business as may properly come before the Meeting or any adjournments thereof.

VOTING AND REVOCABILITY OF PROXY

         Execution and return of the enclosed Proxy will not in any way affect a shareholder's right to attend the Meeting and to vote in person, and any shareholder giving a Proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date or by voting in person by ballot at the Meeting. A Proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, Proxies will be voted by the individuals named in the Proxy (i) "FOR" the adoption of an amendment to the Company's Restated Articles of Incorporation that provides for an increase in the number of authorized shares of Common Stock from 20,000,000 to 50,000,000 shares, (ii) "FOR" the election as director of those five nominees named in this Proxy Statement, (iii) "FOR" the appointment of Mann Frankfort Stein & Lipp, P.C. as the Company's independent public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending June 28, 1998, and (iv) in accordance with their best judgment and discretion on all other matters that may properly come before the Meeting.


MANAGEMENT RECOMMENDATION

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" EACH OF THE MATTERS SET FORTH ABOVE TO BE VOTED ON AT THE MEETING.


SHARES ENTITLED TO VOTE AND QUORUM

         On the Record Date, the Company had 14,263,230 shares of Common Stock issued and outstanding and entitled to notice of and to vote at the Meeting. The presence, in person or by Proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Meeting. All shares represented in person or proxy at the Meeting, whether voting "FOR", "AGAINST", "ABSTAIN" or to "WITHHOLD AUTHORITY" with respect to any matter will be counted for purposes of determining a quorum. Each holder of Common Stock will be entitled to one vote per share held on each matter to be voted on at the Meeting. Neither the Articles of Incorporation nor the Bylaws of the Company, as amended, provide for cumulative voting rights.


VOTES REQUIRED

         The favorable vote of the holders of a majority of the shares of Common Stock present in person or by Proxy at the Meeting is required for the approval of matters presented to the Meeting, except that in the election of directors, the five individuals receiving the greatest number of votes shall be deemed elected even though not receiving a majority.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON.

         If Proposal One - Amendment to Restated Articles of Incorporation to Increase Number of Authorized Shares of Common Stock, is approved by the shareholders, it is likely that the Board of Directors will vote to issue Ghulam
M. Bombaywala, the Company's Chief Executive Officer, President, director and shareholder, an additional 7,500,000 shares of the Company's Common Stock pursuant to the Common Stock Rights granted to Mr. Bombaywala in the Conversion and Offset Agreement (See "Certain Relationships and Related Transactions"). If Mr. Bombaywala receives the additional 7,500,000 shares, he will own 14,058,889 shares of the Company's Common Stock or approximately 64.6% of the outstanding shares, which will result in a change of control of the Company with Mr. Bombaywala constituting the majority shareholder. Prior to this event, control of the Company did not rest in any single shareholder.


COSTS AND SOLICITATION OF PROXIES

         The solicitation is made by the Company. The costs of soliciting proxies will be borne by the Company. The Company has decided not to retain a proxy solicitation firm at this time, but may elect to do so prior to the Meeting. If the Company retains a proxy solicitation firm, the Company will pay any standard fees charged by such firm and its reasonable out of pocket expenses (which are not expected to exceed $5,000-$10,000 in the aggregate). In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees without additional compensation, personally or by telephone, telegram or facsimile.


PROXY STATEMENT INFORMATION

         Certain information with respect to the proposed amendment to the Restated Articles of Incorporation increasing the number of authorized shares of Common Stock from 20,000,000 to 50,000,000 is provided below under PROPOSAL ONE
- AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. Information with respect to the Company including, Directors and Executive Officers of the Company, Executive Compensation, Security Ownership of Certain Beneficial Owners and Management, and Certain Relationships and Related Transactions is provided under PROPOSAL TWO - ELECTION OF DIRECTORS. Additional information with respect to the Company is included in the Company's Annual Report on Form 10-K for its fiscal year ended June 29, 1997, filed with the Commission (the "Annual Report on Form 10-K") and the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 1997, filed with the Commission, which are being provided to shareholders of the Company with this Proxy Statement. Information with respect to the Company's current accountant is under PROPOSAL THREE - RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL 1998.

--------------------------------------------------------------------------------
                                   SUMMARY

         The following is a summary of certain information contained elsewhere in this Proxy Statement and does not purport to be complete. This summary is qualified in all respects by the remainder of this Proxy Statement which should be read in its entirety.

                                   THE COMPANY

Watermarc Food Management Co. ........  The Company currently owns and operates, both directly and through
                                        subsidiaries, full service restaurants
                                        under the names Marco's Mexican
                                        Restaurants (the "Marco's Restaurants"),
                                        The Original Pasta Co. Restaurants (the
                                        "Pasta Co. Restaurants") and Billy Blues
                                        Barbecue Bar & Grill (the "Billy Blues
                                        Restaurant"). The Company also produces
                                        and markets two brands of barbecue sauce products and a spice rub, Billy Blues Barbecue Sauce, Chris' & Pitt's Bar-B-Q Sauce and Chris' & Pitt's Spice Rub.

                                        Historically, the Company's primary
                                        growth strategy has been to expand its
                                        restaurant and barbecue sauce operations through internal growth and by acquiring businesses with concepts and themes compatible with the Company's operations. This strategy was evidenced by the Company's acquisition (i) in March 1994 of the Chris' & Pitt's Bar-B-Q Sauce line, (ii) in July 1994 of Marco's Mexican Restaurants, Inc. which now has twenty-two Marco's Restaurants operating in the Southwestern region of the State of Texas, including the Houston metropolitan area, College Station, Lake Jackson and Victoria, Texas, and (iii) in January 1996 of The Original Pasta Co., which now has eighteen Pasta Co. Restaurants in the Houston metropolitan area, Beaumont and Lufkin, Texas.

                                        The Company's principal executive
                                        offices are located at 11111 Wilcrest
                                        Green, Suite 350, Houston, Texas 77042
                                        and its telephone number is (713)
                                        783-0500. Further information regarding
                                        the Company is provided herein and in
                                        the Annual Report on Form 10-K being
                                        delivered with this Proxy Statement to
                                        the Company's shareholders.

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

-------------------------------------------------------------------------------
                                   THE MEETING


Time, Date and Place  ................. The  Meeting  will  be  held  at 3:00
                                        p.m., local time, on Friday, January 23, 1998, at Billy Blues Bar & Grill, 6025 Richmond, Houston, Texas, and at any adjournments or postponements thereof.

Record Date, Shares Entitled to Vote .. Holders of record of shares of the
                                        Company's Common Stock at the close of
                                        business on December 19, 1997 (the
                                        "Record Date"), are entitled to notice
                                        of and to vote at the Meeting.

                                        On such date, there were 14,263,230
                                        shares of Common Stock outstanding, each of which will be entitled to one vote. See "The Meeting."

Purpose of Meeting  ................... The  purpose of the  Meeting is (i) to adopt an amendment to the Company's
                                        Restated Articles of Incorporation
                                        increasing the number of authorized
                                        shares of Common Stock from 20,000,000
                                        to 50,000,000, (ii) to elect a board of
                                        five directors to serve until the next
                                        Annual Meeting of Shareholders of the
                                        Company and until their successors have
                                        been duly elected and qualified; (iii)
                                        to ratify the appointment of Mann
                                        Frankfort Stein & Lipp, P.C. as
                                        independent public accountants to audit
                                        the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending June 28, 1998; and
                                        (iv) to transact such other business as
                                        may properly come before the Meeting or
                                        any adjournments thereof. See "The
                                        Meeting."

Votes Required   ...................... The  favorable  vote of the holders of a majority of shares of Common Stock
                                        present in person or by proxy at the
                                        Meeting is required for approval of all
                                        matters presented to the Meeting except
                                        that with respect to the election of
                                        directors, the five individuals
                                        receiving the greatest number of votes
                                        shall be deemed elected even though not
                                        receiving a majority. See "The Meeting."


                                      - 5 -
-------------------------------------------------------------------------------

                                  PROPOSAL ONE
                 AMENDMENT TO RESTATED ARTICLES OF INCORPORATION
             TO INCREASE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

         On November 14, 1997, the Board of Directors unanimously adopted a resolution approving a proposal to amend the Restated Articles of Incorporation of the Company to increase the number of authorized shares of the Company's Common Stock from 20,000,000 to 50,000,000 (the "Amendment"). The text of the Amendment is set forth in Appendix A and incorporated herein by reference.

         If adopted, the Amendment would result in an increase in the number of shares of Common Stock available from 5,736,770 shares to 23,987,737 shares. Of the 5,736,770 currently available shares, only 1,487,737 shares are available for issuance, as a total of 4,249,033 shares have been reserved for issuance upon the conversion of debt, the conversion of Preferred Stock, the exercise of various outstanding warrants, and the exercise of options issued pursuant to the Company's Stock Compensation Plan. The Company currently does not have sufficient shares of Common Stock reserved and available to issue the 7,500,000 shares to Mr. Bombaywala pursuant to the Common Stock Rights he received under the Conversion and Offset Agreement (See "Certain Relationships and Related Transactions"). If adopted, the Amendment would allow the Company to issue the 7,500,000 shares to Mr. Bombaywala, while still maintaining 23,987,737 shares available for future issuance.

DESCRIPTION AND EFFECT OF AMENDMENT

         The Restated Articles of Incorporation currently authorize the issuance of 20,000,000 shares of Common Stock, $0.05 par value, of which 14,263,230 were issued and outstanding as of December 19, 1997, and 5,000,000 shares of Preferred Stock, $1.00 par value, of which 329,540 were issued and outstanding as of December 19, 1997.

         If the Amendment is adopted, the number of authorized shares of Common Stock will be increased from 20,000,000 to 50,000,000 as of the date on which the Amendment is filed with the Secretary of State of the State of Texas. The additional 30,000,000 authorized shares would be part of the existing class of Common Stock, and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. If adopted, neither the number of authorized shares nor the par value of the Preferred Stock will be affected by the Amendment.

         The Board of Directors believes that there is an insufficient number of shares of Common Stock available for effecting possible future transactions, including recapitalization and financing efforts. The Board of Directors believes that the increase in the authorized number of shares of Common Stock will increase the Company's flexibility in its recapitalization efforts and in meeting possible future financing requirements and other corporate needs as they arise. In addition, the increase will allow the Company to issue 7,500,000 shares of Common Stock to Ghulam M. Bombaywala, Chairman of the Board, Chief Executive Officer, President, and Director of the Company pursuant to the Common Stock Rights he received under the Conversion and Offset Agreement.

         All unissued shares of Common Stock authorized by the Company's Restated Articles of Incorporation, including the additional shares of Common Stock authorized by the Amendment, will be available for issuance at any time in the future at the discretion of the Board of Directors. Such future issuances will not require further shareholder approval, unless such approval is required by law or by the rules of any securities exchanges on which the Common Stock is then listed. Other than as previously described, the Company has no current arrangements, agreements, understandings or plans for the issuance of shares of Common Stock in connection with an offering or an acquisition.

         If additional shares of Common Stock are not authorized for issuance through the adoption of the Amendment, significant future issuances could not be effected without the expense and delay associated with soliciting further action by shareholders at a special meeting. Holders of the Common Stock have no preemptive right to purchase or otherwise acquire any shares of the Stock that may be issued in the future.

         It is not anticipated that the Amendment, if adopted, will affect the registration of the Common Stock under the Securities Exchange Act of 1934, as amended.

         The approval of the Amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION OF THE AMENDMENT.


                                  PROPOSAL TWO
                              ELECTION OF DIRECTORS

         The Company's Bylaws provide that the Board of Directors shall consist of not less than three, nor more than fifteen, directors. The Board of Directors currently consists of five directors, Ghulam M. Bombaywala, Michael S. Chadwick, Nico B. Letschert, Sarosh J. Collector and Philip M. Mount. Each of the current directors is a nominee for re-election to the Board of Directors. The names, ages, positions and offices of each director, nominee and executive officer of the Company and their business experience is set forth below. Each of the Company's directors was elected as director of the Company by the Company's shareholders at the Annual Meeting of Shareholders held on December 13, 1996. All directors are to serve until the next Annual Meeting of Shareholders or until their successors have been duly elected and qualified. All nominees were designated by the Board of Directors.


EXECUTIVE OFFICERS AND DIRECTORS

                                                                                        Employed         Director
       Name                      Age                   Position                           Since           Since
       ----                      ---                   --------                         --------         --------
Ghulam Bombaywala                 41        Chairman of the Board, Chief Executive        1994             1994
                                               Officer, President, Chief Operating
                                               Officer, Secretary and Director
Michael S. Chadwick(1)            45        Director                                      N/A              1994
Nico B. Letschert(2)              42        Director                                      N/A              1994
Philip M. Mount                   39        Director                                      N/A              1994
Sarosh J. Collector(1)(2)         50        Director                                      N/A              1995

(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.

         GHULAM BOMBAYWALA was elected as a director of the Company on August 5, 1994. Effective September 21, 1994, Mr. Bombaywala was elected Chairman of the Board of Directors and Chief Executive Officer of the Company. Effective July 10, 1997, Mr. Bombaywala was also elected President, Chief Operating Officer and Secretary of the Company. Since 1984, Mr. Bombaywala has served as sole director of Marco's. Mr. Bombaywala also served as President and Chairman of the Board of Directors of the publicly traded Two Pesos, Inc. from April 1990 to June 1993 when it was sold to Taco Cabana, Inc. Mr. Bombaywala is also a shareholder and President of James Coney Island restaurants serving hot dogs and chili. Mr. Bombaywala serves on the Board of Directors of the Sam Houston Area Boy Scouts of America, the National Conference of Christians and Jews, and the United Way of Texas Gulf Coast.

         MICHAEL S. CHADWICK has served as a director of the Company since August 1994. Mr. Chadwick serves on the Audit Committee of the Board of Directors. Mr. Chadwick is Senior Vice President and a Managing Director of the Corporate Finance Department of Sanders Morris Mundy Inc., a Houston-based financial services and investment banking firm. From 1988 to August 1994, Mr. Chadwick served as President and Co-Owner of Chadwick, Chambers & Associates, Inc., an investment and merchant banking firm specializing in corporate finance services. From 1984 to 1988, Mr. Chadwick served as Vice President, Corporate Finance at Lovett Mitchell Webb & Garrison, Inc., a Houston-based investment banking firm. Mr. Chadwick has been engaged in investment banking since 1978. Mr. Chadwick presently serves on the Board of Directors of Blue Dolphin Energy Company and Brazos Sportswear, Inc., both publicly traded corporations, and Moody-Price Inc., a privately held concern. Mr. Chadwick received an M.B.A. in finance from Southern Methodist University and a B.A. degree in economics from the University of Texas.

         NICO B. LETSCHERT was elected to the Board of Directors in September 1994 and serves as a member of the Compensation Committee of the Board of Directors. Mr. Letschert is the CEO of Noesis Capital Corp., a Florida-based investment banking and money management firm. From 1984 until July 1995, Mr. Letschert was President of Noble Investment Co. of Palm Beach. A native of The Netherlands, Mr. Letschert began his career on the Amsterdam Stock Exchange before relocating to the U.S. and becoming involved with venture capital and corporate finance. Mr. Letschert received his degree from the Dutch Institute for Banking and Finance and is a Certified Financial Planner. He also serves on the Board of Directors of the following publicly traded corporations: Celerity Solutions, Inc., Futuremedia PLC and PSI Industries, Inc.

         PHILIP M. MOUNT has been a director of the Company since August 5, 1994 and is a partner with the law firm of Kelly, Sutter, Mount & Kendrick. Mr. Mount has engaged in the practice of law in Houston, Texas since 1983. Mr. Mount's principal areas of practice are corporate finance and securities. Mr. Mount received his B.B.A. with honors from the University of Texas at Austin in 1980 and a J.D. from the University of Houston College of Law in 1983. From August 1990 until its acquisition in 1993, Mr. Mount served as a director and a member of the Compensation and Executive Committees of Two Pesos, Inc., a publicly traded Houston, Texas based restaurant company.

         SAROSH J. COLLECTOR has been a director of the Company since March 17, 1995 and currently serves as a member of the Audit and Compensation Committees of the Board of Directors. Mr. Collector is a certified public accountant and has served as President of the accounting firm of Collector, Dart & Moore P.C. since 1987. From 1986 to 1987, Mr. Collector was a manager with the accounting firm of Spicer & Oppenheim, and from 1981 to 1986 served as a partner with the accounting firm of Malow Cohen & Co. Mr. Collector's principal areas of practice are taxation, business consulting and business valuation. Mr. Collector also served as a director of Two Pesos, Inc., a publicly traded corporation, from April 1990 to August 1993.


COMMITTEES AND FEES

         The Board of Directors of the Company has established an Audit Committee and a Compensation Committee. The purpose of the Audit Committee is to review and make recommendations to the Board of Directors with respect to the engagement of the Company's independent public accountants, reviewing with such accountants the plans for and the results and scope of the auditing engagement and certain other matters relating to the services provided to the Company, including the independence of such accountants. The Audit Committee held no meetings during the fiscal year ended June 29, 1997. The Audit Committee met in August 1997 and approved a change of principal independent accountants for the fiscal year 1997 audited financial statements. Mann Frankfort Stein & Lipp, P.C. was engaged as the Company's principal independent accountant to replace Coopers & Lybrand, L.L.P. who resigned on August 20, 1997.

         The Compensation Committee reviews on behalf of, and makes recommendations to, the Board of Directors with respect to compensation of executive officers and key employees of the Company and administers the Company's Stock Compensation Plan. All actions undertaken by the Compensation Committee during the last fiscal year were effected by unanimous consent in lieu of holding scheduled or special meetings.

         Each director who is not an employee of the Company is entitled to be paid $250 for each meeting of the Board of Directors attended (exclusive of telephonic meetings) and $250 for each meeting of a Committee of the Board of Directors attended (exclusive of committee meetings occurring on the same day as Board Meetings), and are reimbursed for expenses incurred in attending such meetings. Directors who are employees of the Company are not paid any additional compensation for attendance at Board of Directors or Committee meetings. During fiscal 1997, the Directors chose to forego any compensation for attending meetings. During fiscal 1997, the Board of Directors held its annual meeting on December 13, 1996, conducted meetings in September 1996, April 1997 and May of 1997, and approved actions undertaken by management of the Company.


SECTION 16 REPORTS

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission (the "Commission").

         Based solely on its review of the copies of such report forms received by it with respect to fiscal year 1997, or written representations from certain reporting persons, the Company believes that filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have not been timely complied with in accordance with Section 16(a) of the Exchange Act as follows. Sarosh J. Collector, a director of the Company, failed to timely file a Form 4 in August of 1996. Angelo Pitillo, a former executive officer and director of the Company, failed to timely file a Form 4 in August 1996, January 1997 and July 1997 for one transaction each. Thomas Buckley, a former executive officer of the Company, failed to timely file a Form 4 in August 1996, January 1997 and July 1997 for a total of six transactions (two each). In addition, all directors and executive officers of the Company (except Ghulam Bombaywala, who was not required to file a Form 5) each failed to timely file Form 5 - Annual Changes in Beneficial Ownership of Securities for fiscal 1997. All late reports were filed in September and October of 1997.


EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION. The following table sets forth certain information regarding all cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as other compensation paid or accrued, during the Company's fiscal year ended June 29, 1997, to the Company's Chief Executive officer and to those other executive officers who received salary and bonus compensation in excess of $100,000 during the fiscal year (the "named executive officers").



                    [This space is intentionally left blank.]

                           SUMMARY COMPENSATION TABLE

                                                                             Long-Term Compensation
                                               Annual Compensation                   Awards             Payouts
                                        ----------------------------       ---------------------------  -------
                                                                            Restricted     Securities
                                                             Other Annual     Stock        Underlying      LTIP    All Other
                                                            Compensation(2)  Award(s)    Options/SARs(3) Payouts Compensation
Name and Principal Position      Year   Salary($)  Bonus($)       ($)          ($)            (#)          ($)       ($)
---------------------------      ----   ---------  -------- -------------  -----------   ---------------  ------  ---------
Ghulam Bombaywala, Chairman of   1997   $60,000(1) $60,000(1)   $ -0-         $ -0-           -0-          -0-      $ -0-
  the Board and Chief Executive  1996      -0-       -0-          -0-           -0-           -0-          -0-        -0-
  Officer                        1995      -0-       -0-          -0-           -0-           -0-          -0-        -0-

Angelo Pitillo, former President 1997   $150,000   $ -0-        $ -0-         $ -0-         80,000         -0-      $ -0-
  and Chief Operating Officer(4) 1996    150,000     -0-          -0-           -0-           -0-          -0-        -0-
                                 1995    121,154     -0-          -0-           -0-        250,000         -0-        -0-

(1) Includes salary or bonus amounts earned but deferred at the officer's election.
(2) Excludes certain incidental perquisites, the total of which did not exceed the lesser of $50,000 or 10% of cash compensation for any named individual.
(3) Incentive stock options to acquire shares of Common Stock pursuant to the Company's Stock Compensation Plan.
(4) Mr. Pitillo resigned June 1997 and has not been replaced as of the date of this filing, and has a consulting agreement and severance beginning in fiscal 1998 of $4,167 per month for twelve months along with 180,000 common stock warrants exercisable at $.50 per warrant until expiration on June 30, 1999.

OPTION GRANTS DURING FISCAL YEAR 1997

         The following table provides information related to options to acquire shares of Common Stock granted to the Chief Executive Officer and the other named executive officers of the Company referenced in the Summary Compensation Table, above, during fiscal year 1997. The Company does not have any outstanding Stock Appreciation Rights ("SARs").


                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                 Potential Realizable
                                                                                                   value at assumed
                                                                                                 annual rates of stock
                                                                                                   price appreciation
                                                                                                    for option term
                        Number of Securities    % of Total Options/      Exercise or             ---------------------
                        Underlying Options/       SARs Granted to        Base Price   Expiration
Name                     SARs Granted (#) (1) Employees in Fiscal Year   ($/Sh)(2)       Date      5%($)     10%($)
----                    --------------------- ------------------------   -----------  ----------   -----     ------
Ghulam Bombaywala.....          -0-                   -0-%                N/A            N/A        N/A       N/A
Angelo Pitillo........        80,000                   40%               $ .50          08/01       $-0-      $-0-

 (1) Incentive stock options to acquire shares of Common Stock granted pursuant to the Company's Stock Compensation Plan. Options issued to Mr. Pitillo vest at 100% commencing six months from the date of the original grant (August 1996), are nontransferable and are subject to termination under certain conditions upon cessation of employment. At his termination date, June 25, 1997, these options, along with all other options granted to Mr. Pitillo, were canceled and Mr. Pitillo was granted 180,000 Common Stock warrants exercisable at $.50 per warrant until expiration on June 30, 1999.

 (2) The exercise price per share of each option granted in 1997 was equal to or greater than 100% of the fair market value of the Common Stock on the date of grant pursuant to the requirements of the Stock Compensation Plan.


Option Exercises and 1997 Fiscal Year End Holdings

         The following table sets forth information with respect to options exercised by named executive officers of the Company referenced in the Summary Compensation Table, above, during fiscal year 1997 and the number and value of options held at fiscal year end.


               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                            Number of Securities        Value of Unexercised
                                                           Underlying Unexercised     In-the-Money Options/SARs
                                                          Options/SARs at FY-End(#)        At FY-End($)(1)
                        Shares Acquired                   --------------------------  -------------------------
Name                     On Exercise(#)  Value Realized($) Exercisable Unexercisable  Exercisable  Unexercisable
----                    ---------------  ----------------- ----------- -------------  -----------  ------------
Ghulam Bombaywala......        -0-            $ -0-            -0-          -0-            N/A          N/A
Angelo Pitillo.........        -0-              -0-            -0-          -0-          $ -0-         $ -0-

---------------

(1) The closing bid price for the Company's Common Stock as reported by NASDAQ SmallCap Market on June 29, 1997 was $0.25 per share. The indicated value is calculated on the basis of the difference between the option exercise price per share and $0.25, multiplied by the number of shares of Common Stock underlying each option.


REPORT ON REPRICING OF OPTIONS/SARS

         In June 1997, Angelo Pitillo, former President, Chief Operating Officer and Director of the Company resigned. At the time of his resignation, Mr. Pitillo had 100,000 and 80,000 vested Common Stock options exercisable at $1.00 per share and $.50 per share, respectively. The Board of Directors determined that it was in the best interest of the Company to enter into a consulting agreement with Mr. Pitillo to provide incentive to him to continue to assist the Company during the transition phase following his resignation. The consulting agreement provides for monthly payments to Mr. Pitillo of $4,167.00 per month for one year and 180,000 Common Stock warrants exercisable at $.50 per warrant (which was above the market price of the Common Stock at the time) until expiration on June 30, 1999. Mr. Pitillo's 180,000 vested Common Stock options were canceled at that time.

                        TEN-YEAR OPTION/SAR REPRICINGS

-----------------------------------------------------------------------------------------------------------------
                                                       PER SHARE
                                          NUMBER OF     MARKET                                     LENGTH OF
                                          SECURITIES   PRICE OF      EXERCISE                    ORIGINAL OPTION
                                          UNDERLYING   STOCK AT      PRICE AT          NEW      TERM REMAINING AT
                                           OPTIONS      TIME OF       TIME OF        EXERCISE   DATE OF REPRICING
     NAME                   DATE          REPRICED     REPRICING     REPRICING        PRICE       OR AMENDMENT
-----------------------------------------------------------------------------------------------------------------
Angelo Pitillo,       December 29, 1994     250,000       $2.00          $4.63        $2.00       58 months
  President                                   (1)
-----------------------------------------------------------------------------------------------------------------
Angelo Pitillo,       May 17, 1996          250,000       $0.75          $2.00        $1.00       43 months
  President                                   (1)
-----------------------------------------------------------------------------------------------------------------
Angelo Pitillo,       August 1, 1996        80,000      $0.50 (1)        $0.50        $0.50       61 months
  President                                   (1)                                      (1)
-----------------------------------------------------------------------------------------------------------------

(1) All options were canceled June 25, 1997 and replaced with Common Stock warrants exercisable at $.50 per warrant until expiration on June 30, 1999.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Company is comprised of two persons selected by the Board of Directors. Throughout fiscal 1997, Nico B. Letschert and Sarosh J. Collector served on the Compensation Committee. Nico B. Letschert was the President of Noble Investment Co. of Palm Beach ("Noble") and is the Chief Executive Officer of Noesis Capital Corp. ("Noesis"). Sarosh J. Collector is a certified public accountant and President of the Houston based accounting firm of Collector, Dart & Moore, P.C. Through May 1997, Philip M. Mount served on the Compensation Committee. Mr. Mount is a shareholder of Kelly, Sutter, Mount & Kendrick, P.C. ("KSMK"), a Houston based law firm. In May 1997, Mr. Mount resigned from the Compensation Committee.

         During fiscal 1995, 1996, and 1997 KSMK rendered legal services as counsel to the Company. In June 1995, the Company issued 100,000 shares of Common Stock to KSMK as partial payment for outstanding invoices. In February 1996, the Company issued an additional 100,000 shares of Common Stock to KSMK as payment for legal services. Mr. Mount disclaims any beneficial ownership in the shares issued to KSMK. During fiscal 1997, KSMK returned 100,000 of the shares in exchange for cash of $1.50 per share and the agreement of the Company to pay the balance owed to KSMK in monthly installments in the ordinary course of business.

         In December 1994, in connection with the offering of the Company's $3 million 12% Subordinated Notes, Sanders Morris Mundy, Inc. ("SMM") received approximately $250,000 as a placement fee. Also in connection with the offering, the Company entered into an eighteen month advisory agreement with SMM calling for payments of $10,000 per month and issued warrants to purchase 150,000 shares of common stock at an exercise price of $2.50 per share which expire on December 31, 1999. Mr. Chadwick, Senior Vice President and a Managing Director of Corporate Finance of SMM, and a director of the Company, was assigned 45,000 of the warrants by SMM. In July 1997, the payment terms of the Subordinated Notes were extended, the advisory agreement was extended through December 1997 and the exercise price of the warrants was reduced to $.25 per share.

         Noble Investment Co. of Palm Beach received approximately $191,880 in commissions and a nonaccountable expense allowance in connection with the Company's 1995 Reg S Offering. Also in connection with the offering, the Company issued to Noble warrants to purchase 71,250 shares of Common Stock at an exercise price of $3.00 per share, which expired on May 31, 1997. The warrants had been subsequently assigned to Mr. Letschert, a director of the Company.


EMPLOYMENT CONTRACTS

         Effective July 1, 1994, the Company entered into an employment agreement (the "Bombaywala Agreement") with Ghulam Bombaywala, Chairman of the Board, Chief Executive Officer and a director of the Company. Under the terms of the Bombaywala Agreement, Mr. Bombaywala is entitled to receive an annual salary of $60,000 plus annual cost of living increases. In addition, Mr. Bombaywala is entitled to receive a bonus in an amount based on such factors as the Board of Directors of the Company may elect to consider. Mr. Bombaywala has elected to defer any salary or bonus due and owing to him under this agreement for fiscal 1997 for an indefinite period of time. The Bombaywala Agreement also provides for health, medical and life insurance benefits and allows participation in the Company's employee benefit plans. The Bombaywala Agreement expired April 30, 1997, however, during the second quarter of fiscal 1998, the Board of Directors approved a one year extension of the Bombaywala Agreement, increased Mr. Bombaywala's base salary to $120,000 and awarded Mr. Bombaywala a bonus of $60,000 for fiscal 1997. Although Mr. Bombaywala elected to defer receipt of this bonus for an indefinite period of time, he has elected to receive his salary in fiscal 1998. The Bombaywala Agreement contains provisions for employment on a full time basis, as well as payments upon termination and payment of bonuses. The non-competition provisions of the Bombaywala Agreement provide that upon termination, Mr. Bombaywala will not engage or participate in a barbecue or Mexican restaurant business within a radius of ten miles of any existing or proposed barbecue or Mexican restaurant owned, licensed, managed or operated by the Company for a period of twelve months beginning on the date of termination of the Bombaywala Agreement.

REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee, currently consisting of Messrs. Collector and Letschert, determines the compensation of the Company's executive officer, Mr. Bombaywala (C.E.O.).

         Mr. Bombaywala decided to forego a salary or bonus in fiscal 1995 and fiscal 1996 due to the fact that the Company has been and is in the process of a "turnaround." For fiscal 1997, Mr. Bombaywala deferred a salary of $60,000 per year and a bonus of $60,000 for an indefinite period of time. Mr. Bombaywala owns 6,558,889 shares of the Company's Common Stock or approximately 43.8% of the outstanding shares. Included in this calculation is the following: Mr. Bombaywala received warrants with the right to purchase 222,222 shares of the Company's common stock at a price of $1.00 per share issued in connection with the issue of the 12% Subordinated Notes in December 1994. When Mr. Bombaywala converted his 12% Subordinated Note to the 11% Convertible Subordinated Note he received warrants with the right to purchase 50,000 shares of the Company's Common Stock at $1.50 per share. As incentive to Mr. Bombaywala for converting his note, his 222,222 warrants were not canceled. Not included in the above calculation is the following: Mr. Bombaywala received 7,500,000 common stock rights at a value of $.50 per share in connection with the Conversion and Offset Agreement in May 1997. (See "Certain Relationships and Related Transactions".) The Compensation Committee believes that Mr. Bombaywala is very motivated due to his stock ownership and commitment to the Company to represent the interests of all stockholders and maximize the performance of the Company. The Compensation Committee agreed with Mr. Bombaywala's decision to forego any salary or bonus during fiscal 1995 and 1996. The compensation which would have been payable to Mr. Bombaywala through April 1997 was determined by the Bombaywala Agreement, which was negotiated between the Company and Mr. Bombaywala when Marco's was acquired in fiscal 1994.

         The Compensation Committee plans to use the Company's Common Stock to retain and provide incentive to the Company's key employees. The Board of Directors believes that significant stock ownership is a major factor in aligning the interests of management and shareholders.



                    [This space is intentionally left blank.]

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

         The graph set forth below compares the cumulative total shareholder return on the Company's Common Stock commencing on June 30, 1992 and ending on June 29, 1997 against the cumulative total return of the Nasdaq Stock Market and a peer group consisting of certain Nasdaq Stocks whose business activities fall within the same standard industrial classification code as the Company. The graph assumes a $100 investment in the Company's Common Stock and that all dividends paid by companies in each index were reinvested.


                            TOTAL SHAREHOLDER RETURNS
                            -------------------------

  DOLLARS
  -------
    275  ---------------------------------------------------------------
                        <>                                            []
    250  ---------------------------------------------------------------

    225  ---------------------------------------------------------------
                                                          []
    200  ---------------------------------------------------------------

    175  ---------------------------------------------------------------
                                              []
    150  ---------------------------------------------------------------
                                   <>                     /\
    125  --------------[]/\--------[]-----------------------------------
                                   /\         /\                      /\
    100  --<>[]/\-------------------------------------------------------

     75  ---------------------------------------------------------------
                                              <>
     50  ---------------------------------------------------------------

     25  ---------------------------------------------------------------
                                                          <>          <>
      0  ===============================================================
           JUN92      JUN93      JUN94       JUN95      JUN96      JUN97

                                 YEARS ENDING

        --<>-- WATERMARC FOOD MGMT CO --[]-- NASDAQ --/\-- PEER GROUP


                                        PREPARED BY STANDARD & POOR'S COMPUSTAT
                                             CUSTOM PRODUCTS DIVISION - 11/7/97

                           TOTAL SHAREHOLDER RETURNS
                           -------------------------
                              DIVIDENDS REINVESTED

                           ANNUAL RETURN PERCENTAGE
                                 Years Ending

COMPANY NAME / INDEX                JUN93     JUN94       JUN95     JUN96          JUN97
-------------------------------------------------------------------------------------------
WATERMARC FOOD MGMT CO             154.29    -44.94      -60.21    -64.10         -67.89
NASDAQ                              25.79      0.96       33.48     28.38          21.59
PEER GROUP                          25.44    -10.34        5.90     19.35         -19.85

                               INDEXED RETURNS
                                 Years ending

                         BASE
                         PERIOD
COMPANY NAME / INDEX     JUN92      JUN93      JUN94       JUN95       JUN96       JUN97
----------------------------------------------------------------------------------------
WATERMARC FOOD MGMT CO    100      254.29     140.00       55.70       20.00        6.42
NASDAQ                    100      125.79     127.00      169.52      217.63      264.62
PEER GROUP                100      125.44     112.46      119.10      142.15      113.93

                                         PREPARED BY STANDARD & POOR'S COMPUSTAT
                                           CUSTOM PRODUCTS DIVISION - 11/6/97

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Late in the fourth quarter of fiscal 1997 the Company sold Pete's Hospitality Co., Inc., ("Pete's") a wholly-owned subsidiary, pursuant to a Stock Purchase Agreement, to Angelo Pitillo, former President, Chief Operating Officer and director of the Company. Mr. Pitillo acquired all of the issued and outstanding shares of Pete's in exchange for a promissory note payable to the Company in the principal amount of $300,000 (the "Pete's Note"). The Pete's Note accrues interest at the rate of 10% per annum over approximately five years. The Pete's Note is secured by assets of Pete's. The Company recorded a loss of approximately $750,000 on the transaction.

         In August 1996, the Company sold for $350,000 previously mortgaged real property located at the Victoria, Texas Marco's Restaurant location to the Bombaywala Family Trust ("The Trust"). The Trust was established by Mr. Bombaywala's father, M.U. Bombaywala, for the purpose of his grandchildren's education. The real property and certain assets are now being leased by the Company from the Trust. The Trust also owns the real property on which one of the Company's Pasta Co. Restaurants is located, having purchased it from an unaffiliated third party. The Trust leases this property to the Company. The Company believes that both leases are at rates comparable to those which could be attained from unrelated third parties.

         In April 1997, the Company agreed to sell equipment associated with three new restaurants to Mr. Bombaywala and lease the assets back. The three restaurants were opened in the second and fourth quarters of fiscal 1997. The Company believes that the selling price of $750,000 and the lease rate are comparable to those which could be attained from an unrelated third party. There was no gain or loss to the Company on this transaction.

         On July 31, 1994, Ghulam Bombaywala, Chairman of the Board and Chief Executive Officer of the Company, executed a promissory note in the principal amount of $2,175,310 made payable to Marco's (the "Bombaywala Note"). The Bombaywala Note accrues interest at the rate 6% per annum until maturity, with accrued interest being payable annually on the 1st day of July of each year for which a principal balance is due and owing. The principal balance of the Bombaywala Note is due as follows: $200,000 on July 31, 1996, 1997 and 1998, with all remaining principal and interest due and owing under the Bombaywala Note to be paid in full on July 31, 1999. The Bombaywala Note is secured by the securities more particularly set forth in that certain Pledge and Security Agreement entered into by and between Marco's and Mr. Bombaywala on July 31, 1994. In September of 1995, the Company's Board of Directors voted to defer the interest payment due July 1, 1995 until December 31, 1995. During fiscal 1997, the principal amount due under the Bombaywala Note was reduced by $819,202 pursuant to a Conversion and Offset Agreement further described below. During 1997, the Company earned interest of $123,877 on the note receivable from Mr. Bombaywala and was charged interest of $123,757 on various notes payable to him. The interest receivable and payable, together with interest receivable at June 30, 1996 of $94,974 were offset with a remaining receivable from Mr. Bombaywala of $95,093 outstanding at June 29, 1997.

         On June 17, 1992, the Company loaned William J. Gallagher, a former officer and director of the Company, $53,000 evidenced by an unsecured promissory note providing for interest at prime. The note was renewed on June 17, 1993, whereby the principal balance due under the note was increased to $124,000 to include additional advances made by the Company during fiscal 1993. The principal balance of the note accrues interest at the rate of 6% per annum, with accrued interest being due and payable annually on July 1. The entire principal balance is due and payable on July 1, 1999. The note is an unsecured debt obligation of Mr. Gallagher to the Company. The interest payments due July 1, 1995, 1996 and 1997 had not been made by Mr. Gallagher as of October 1, 1997.

         On June 30, 1994, John H. Coleman, III, a former officer and director of the Company, executed a promissory note in the principal amount of $31,291 for the purpose of evidencing a debt obligation resulting from advances made by the Company to Mr. Coleman during fiscal 1994. The principal amount of the note accrues interest at the rate of 6% per annum and is due and payable on the first day of July for each year the principal balance remains outstanding. The principal balance of the note is due and payable in full on July 1, 1999. The note is an unsecured debt obligation of Mr. Coleman to the Company. The interest payments due July 1, 1995 and 1996 were not made by Mr. Coleman. Mr. Coleman was also the plaintiff in a lawsuit against the Company. As part of the settlement of this lawsuit, this note was canceled.

         Mr. Bombaywala has an ownership interest in and participates in the management of other businesses, including the Houston-based James Coney Island restaurant chain.

PASTA CO. ACQUISITION

         On September 7, 1995, the Board of Directors of the Company approved the acquisition of all of the issued and outstanding shares (the "Shares") of Pasta Co. from Mr. Bombaywala, the sole stockholder and director of Pasta Co. On September 14, 1995, the Company, Mr. Bombaywala, and Pasta Co. entered into an Agreement and Plan of Merger (the "Merger Agreement") which provided for the merger of Pasta Co. with and into the Company as the surviving corporation (the "Merger"). The principal assets of Pasta Co. consisted of its ownership of ten (10) restaurants in Houston, Texas.

         In consideration for the Shares, Mr. Bombaywala received 1,666,667 shares of the Company's Common Stock (the "Merger Shares") and two promissory notes in the aggregate principal amount of $3,750,000 (the "Notes"). The Merger Shares were valued at $1.78 per share which was the market value of the Common Stock on the date of the Merger. The total consideration paid to Mr. Bombaywala was $2,966,667; however, as provided below, a portion of the Merger Shares was subject to future release and earn out. In addition, the Company assumed approximately $3.6 million of liabilities and indebtedness of Pasta Co. outstanding as of January 26, 1996.

         Although not required by law, the Board of Directors of the Company elected to submit the Merger to its independent shareholders for approval at its Annual Meeting of Shareholders which was held January 9, 1996. Mr. Bombaywala, who then owned 4,620,000 shares of the Company's Common Stock, or 41.6%, excluding the Merger Shares, did not vote on the Merger at the Annual Meeting. The Merger was approved, and the effective date of the Merger (the "Effective Date") was January 26, 1996. As of the

Escrow Closing Date, the Company was granted the right to manage Pasta Co. and received a management fee of three percent (3%) of the gross revenues of Pasta Co. through the Effective Date. Such fees amounted to approximately $137,000.

         The Merger Shares are restricted securities but have demand and incidental registration rights. A total of 350,000 Merger Shares were subject to a Development Escrow Agreement which provided for the earnout and release of such shares based upon (i) the opening of five additional Pasta Co. Restaurants on or before December 31, 1996 at an average cost not to exceed $400,000 per restaurant, or (ii) the share price for the Company's Common Stock exceeding $5.00 per share for any ten consecutive business days on or before June 30, 1996 or $7.00 per share on or before June 30, 1997. The Company completed the opening of the five additional Pasta Co. Restaurants before December 31, 1996 and, therefore, the Merger Shares have been released to Mr. Bombaywala.

         The Notes consisted of (i) a promissory note from Pasta Co. in the principal amount of $2,750,000, bearing interest at 10% per annum, and due and payable on September 15, 2002, subject to certain mandatory prepayment provisions, and (ii) a promissory note from Pasta Co. in the principal amount of $1,000,000 bearing interest at 10% per annum, the principal amount of which, subject to certain mandatory prepayment provisions, was due and payable in two equal annual installments on December 31, 1996 and December 31, 1997. Quarterly payments of interest were due and payable on the Notes on the 15th day of December, March, June and September of each year the Notes were outstanding. Commencing September 15, 2000, the outstanding principal on the $2,750,000 Note was to be amortized and paid in quarterly installments over the remaining two year term. The Notes required mandatory prepayment in the amount of and to the extent of (i) fifty percent of the proceeds from any public offering received by the Company, and (ii) proceeds from private financings in excess of $1,000,000 received by the Company. Mr. Bombaywala agreed to defer or offset any and all principal and interest until July 1997. The Company incurred $392,337 in interest expense on two notes aggregating $3,750,000. In connection with the Conversion and Offset Agreement, Mr. Bombaywala forgave such interest which has been recorded as a contribution to capital.

         On the Effective Date, a promissory note of Pasta Co. to Mr. Bombaywala in the principal amount of $1,260,000 was paid by the Company. Payment was made as follows: $150,000 in cash, transfer of ownership of land and building valued at $515,000 and a note to Mr. Bombaywala in the amount of $595,000. Mr. Bombaywala received an additional note from the Company in the amount of $224,202 for other obligations of Pasta Co. arising prior to the Effective Date (the $595,000 note and the $224,202 note are collectively referred to as "Additional Pasta Co. Notes").

         The Notes were secured by a guarantee of the Company, a pledge by the Company of all issued and outstanding shares of Pasta Co. and a security interest in all of the assets relating to the first ten restaurants opened by Pasta Co. The lien of Mr. Bombaywala was junior to any prior liens granted by Pasta Co. on or before the Effective Date.

         On May 15, 1997 Mr. Bombaywala and the Company entered into a Conversion and Offset Agreement whereby the $3,750,000 of debt evidenced by the Notes was converted to 7,500,000 Common Stock Rights (the "Rights"). Each of the Rights shall automatically convert to one share of the Company's Common Stock at a later date, without further action or consideration by Mr. Bombaywala, assuming the Company has a sufficient number of shares authorized and freely issuable. In exchange for the Rights, Mr. Bombaywala forgave the Notes. A value of $.50 per share was determined by the Board of Directors in connection with the conversion. The Company's proposal for a reverse stock split will increase its authorized Common Stock to a sufficient level to enable it to issue all of the shares.

         The Company also agreed with Mr. Bombaywala to offset the $819,202 in Additional Notes payable to Mr. Bombaywala in connection with the acquisition of Pasta Co. against the Bombaywala Note receivable from Mr. Bombaywala in connection with the Marco's merger.

         In May of 1995, the Company began factoring accounts receivable through Catalyst Financial Co., ("Catalyst") paying factoring fees of approximately $19,000 in fiscal 1995 and $75,000 in fiscal 1996. The Company believes that the fees paid were comparable to those that would be charged by a competing factoring company. Mr. Bombaywala is a principal of Catalyst.

         The Company acquired 240,000 shares (the "CluckCorp Shares") of the outstanding common stock, $0.1 par value of CluckCorp International, Inc., a Texas corporation ("CluckCorp") on June 30, 1994 upon the conversion of, and as partial payment for, a promissory note of CluckCorp owed to the Company in the principal amount of $800,000 (the "CluckCorp Note") issued in June 1993 and in exchange for certain other advances owed to the Company. The CluckCorp Note has a maturity date of June 30, 1998, and was payable, at the option of CluckCorp, in whole or in part, in cash or with Common Stock of CluckCorp. During 1994 CluckCorp repaid a portion of the CluckCorp Note in cash and the remaining portion of the CluckCorp Note and certain advances were paid with the CluckCorp Shares. The Company subsequently sold the CluckCorp Shares to JEB Investment Corporation, a Texas corporation ("JEB") in exchange for a $1,800,000 promissory note executed by JEB as maker (the "JEB Note") bearing interest at 9% per annum, payable annually, with a final maturity date of June 30, 1996. The JEB Note was secured by the CluckCorp Shares pursuant to a Pledge Agreement. JEB defaulted on the payments required under the JEB Note. In May 1997, JEB and the Company executed an agreement whereby JEB relinquished all right, title and interest in the CluckCorp Shares to the Company pursuant to the Company's foreclosure rights in consideration for the Company relinquishing all of its rights under the JEB Note. The Company sold the CluckCorp Shares during the first and second quarters of fiscal 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of October 1, 1997, by (i) each person who beneficially owns 5% or more of the Common Stock, (ii) each Director and named executive officer of the Company, and (iii) all officers and Directors of the Company as a group. Unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to such shares.

                                                      Shares Beneficially Owned
                                                      -------------------------
Name of Beneficial Owner                                Number          Percent
------------------------                                ------          -------
Ghulam Bombaywala(1)                                  6,558,889          43.8%
Thomas J. Buckley                                        12,584              *
Michael S. Chadwick(2)(6)                               124,444              *
Nico B. Letschert(3)(6)                                 311,554           2.1%
Philip M. Mount(4)(6)                                    37,222              *
Sarosh J. Collector(5)(6)                                24,000              *
All officers and directors as a group (5 persons)(7)  7,051,109          47.1%

* Indicates ownership of less than or equal to one percent of the outstanding Common Stock of the Company.
(1) Mr. Bombaywala's address is 11111 Wilcrest Green, Suite 350, Houston, Texas 77042. Includes warrants to purchase 222,222 shares of Common Stock issued in connection with the Company's Subordinated Notes. Includes warrants to purchase 50,000 shares of Common Stock issued in connection with the Company's 11% Convertible Subordinated Notes. It does not include 7,500,000 shares rights of Common Stock issued in connection with the Company's Conversion and Offset Agreement. These rights are exercisable only with Board of Directors approval and possible authorization of new common shares.
(2) Mr. Chadwick's address is 3100 Texas Commerce Tower, Houston, Texas 77002. Includes warrants to purchase 89,444 shares of Common Stock issued in connection with the Company's Subordinated Notes.
(3) Includes 97,000 Series A Warrants, which may be converted into 97,000 shares of Common Stock upon payment of the $6.50 exercise price. Includes warrants to purchase 45,000 shares of Preferred Stock, which Preferred Stock is convertible into 56,250 shares of Common Stock. Includes warrants to purchase 45,000 shares of Common Stock originally issued to Noble under the terms of the 1993 Regulation S offering and subsequently assigned to Mr. Letschert. Includes 21,000 shares of Common Stock issuable to Mr. Letschert upon the conversion of $105,000 in Debenture principle, at a conversion ratio of one share of Common Stock for each $5.00 in principle converted. Mr. Letschert may acquire Debentures in the principal amount of $105,000 upon the exercise of warrants originally granted to Noble as placement agent for the Company's offering of Debentures and subsequently assigned to Mr. Letschert. Includes warrants to purchase 71,250 shares of Common Stock at $3 per share. Also includes 10,000 Series A Warrants which entitle Mr. Letschert to acquire 10,000 shares of Common Stock upon the payment of the exercise price of $6.50 per share. Mr. Letschert's address is 1801 Clint Moore Road, Suite 100, Boca Raton, Florida 33487.
(4) Mr. Mount's address is 1600 Smith, Suite 3700, Houston, Texas 77002. Includes warrants to purchase 22,222 shares of Common Stock issued in connection with the Company's Subordinated Notes.
(5) Mr. Collector's address is 3000 Richmond Avenue, Suite 270, Houston, Texas 77002.
(6) Includes options to purchase 15,000 shares of Common Stock granted under the Company's Outside Director's Stock Option Plan.
(7) Does not include former Chief Financial Officer (resigned July 1997) Tom Buckley's 12,584 shares or former President (resigned June 1997) Angelo Pitillo's 12,382 shares owned.

                                 PROPOSAL THREE
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
                                 FOR FISCAL 1998


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On August 20, 1997, Coopers & Lybrand L.L.P. resigned as the Company's principal independent accountant (hereafter referred to as "former principal accountant"). The former principal accountant's report dated September 27, 1996 on the Company's financial statements for the fiscal years ended June 30, 1996 and July 2, 1995 was unqualified.

         The decision to change accountants was approved by the Audit Committee of the Company's Board of Directors.

         During the Company's fiscal years ended July 2, 1995 and June 30, 1996 and the subsequent interim period through August 20, 1997 preceding the former principal accountant's August 20, 1997 resignation, there were no disagreements or reportable events with the former principal accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

         On August 26, 1997, the Company engaged Mann Frankfort Stein & Lipp, P.C. as its new principal accountant to audit the Company's financial statements for the fiscal year ended June 29, 1997.


RATIFICATION OF ACCOUNTANTS

         Although shareholder ratification and approval of the selection of Mann Frankfort Stein & Lipp, P.C. as independent public accountants to audit the Company's consolidated financial statements for fiscal 1998 is not required by law or otherwise, in keeping with the Company's policy that its shareholders should be entitled to a voice in this regard and as a matter of good corporate practice, the Board of Directors is seeking ratification of this appointment. If the appointment is not ratified, the Board of Directors must then determine whether to appoint other auditors prior to the end of the current fiscal year, and in such case, the opinions of shareholders will be taken into consideration.

         Mann Frankfort Stein & Lipp, P.C. expects to have representatives present at the Meeting who will have the opportunity to make a statement, if they desire to do so, and who will be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         Shareholders are entitled to submit proposals on matters appropriate for shareholder action consistent with the requirements of the Securities and Exchange Commission. Should a shareholder intend to present a proposal at the 1998 Annual Meeting, the proposal must be in writing and received by the Company's Corporate Secretary at 11111 Wilcrest Green, Suite 350, Houston, Texas 77042, on or before August 31, 1998, to be eligible for inclusion in the Company's 1998 Proxy materials. Among such requirements, the shareholder submitting the proposal must be the record or beneficial owner of either 1% or $1,000 in market value of the Company's Common Stock for one year.


                                  OTHER MATTERS

         The Board of Directors is not aware of any other matters to be brought before the Meeting. If, however, any other matters are properly brought before the Meeting, the persons named in the enclosed Proxy will have discretionary authority to vote all Proxies in accordance with their best judgment.


                           ANNUAL REPORT ON FORM 10-K

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE COMMISSION FOR THE FISCAL YEAR ENDED JUNE 29, 1997, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AND A LIST OF EXHIBITS FILED THEREWITH, IS BEING PROVIDED TO THE COMPANY'S SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. EXHIBITS TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED ONLY IF SPECIFICALLY REQUESTED IN WRITING AND UPON PAYMENT TO THE COMPANY OF REASONABLE COPYING AND HANDLING CHARGES. REQUESTS SHOULD BE DIRECTED TO THE COMPANY'S CORPORATE SECRETARY, 11111 WILCREST GREEN, SUITE 350, HOUSTON, TEXAS 77042. THE COMPANY IS ALSO PROVIDING ITS SHAREHOLDERS WITH A COPY OF ITS QUARTERLY REPORT ON FORM 10-Q FOR THE FIRST QUARTER ENDED SEPTEMBER 28, 1997, WHICH WAS PREVIOUSLY FILED WITH THE COMMISSION.




                    [This space is intentionally left blank.]

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following portions of the Company's Form 10-K for the fiscal year ended June 29, 1997, are incorporated by reference in this Proxy Statement:

         (i)      Item 1.  Description of Business;
         (ii)     Item 2.  Description of Property;
         (iii)    Item 3.  Legal Proceedings;
         (iv)     Item 5.  Market For Common Equity and Related Stockholder Matters;
         (v)      Item 6.  Selected Consolidated Financial Data;
         (vi)     Item 7.  Management's Discussion and Analysis of Financial Condition and Results of
                           Operations; and
         (vii)    Item 8.  Financial Statements.

         Part 1 - Financial Information on the Company's Form 10-Q for the first quarter ended September 28, 1997 is also incorporated herein by reference.

         Shareholders are referred to the Company's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the financial and other information about the Company referred to above. The rest of the Annual Report on Form 10-K and Quarterly Report on Form 10-Q are not considered to be a part of this Proxy Statement.


                              BY ORDER OF THE BOARD OF DIRECTORS


                              GHULAM M. BOMBAYWALA
                              Chairman of the Board and Chief Executive Officer


Houston, Texas
December 19, 1997

                                                                 APPENDIX A


                             ARTICLES OF AMENDMENT
                                     TO THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                         WATERMARC FOOD MANAGEMENT CO.


     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, Watermarc Food Management Co., the undersigned corporation (the "Corporation") adopts the following Articles of Amendment to its Restated Articles of Incorporation:

                                  ARTICLE ONE
                                   AMENDMENT

     The following amendment to the Restated Articles of Incorporation of the Corporation was adopted by the Shareholders of the Corporation on January 23, 1998, in order to provide for the issuance of additional shares of common stock.

     Article Four, Section 1 of the Restated Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                                  ARTICLE FOUR
                  CAPITALIZATION, PREEMPTIVE RIGHTS AND VOTING

     Section 1. Authorized Shares. The Corporation shall have authority to issue two classes of shares to be designated respectively, "Common Stock" and "Preferred Stock". The total number of shares which the Corporation is authorized to issue is FIFTY-FIVE MILLION (55,000,000) shares of which FIFTY MILLION (50,000,000) shall be Common Stock and FIVE MILLION (5,000,000) shall be Preferred Stock. Each share of Common Stock shall have a par value of FIVE CENTS ($.05), and each share of Preferred Stock shall have a par value of ONE DOLLAR ($1.00).

                                  ARTICLE TWO
                               OUTSTANDING SHARES

     The number of shares of the Corporation outstanding at the time of such adoption was _______ shares of Common Stock, $.05 par value per share; and the number of shares of Common Stock entitled to vote thereon was __________.

                                 ARTICLE THREE
                                      VOTE

     The number of shares voted for and against such amendment was as follows:



                                        FOR       AGAINST
                                        ---       -------
     Authorized Shares
                                       -----      -------

     EXECUTED this _____ day of January, 1998.

                               WATERMARC FOOD MANAGEMENT CO.


                               By:
                                  ---------------------------------------------
                                  Ghulam M. Bombaywala, Chief Executive Officer

--------------------------------------------------------------------------------

                         WATERMARC FOOD MANAGEMENT CO.
            PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING
                  OF SHAREHOLDERS TO BE HELD JANUARY 23, 1998

    The undersigned shareholder of Watermarc Food Management Co. (the "Company") hereby appoints Ghulam M. Bombaywala as attorney and proxy of the undersigned, with full power of substitution, to vote, as designated below, the number of shares that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the Billy Blues Bar & Grill located at 6025 Richmond Avenue, Houston, Texas 77057 at 3:00 p.m., local time, on January 23, 1998, on the matters specified below or on such other business as may properly come before the meeting or any adjournment or postponement thereof.

1. Proposal to amend the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock, $0.05 par value, from 20,000,000 to 50,000,000.

      [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN

2. FOR the election as a director of all nominees listed below (except as marked to the contrary below).

   [ ]  WITHHOLD AUTHORITY to vote for all nominees listed below.

   NOMINEES: Ghulam M. Bombaywala, Michael S. Chadwick, Sarosh J. Collector, Nico B. Letschert and Philip M. Mount

   INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR INDIVIDUAL NOMINEES, WRITE
                THEIR NAMES IN THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------

3. Proposal to ratify the appointment of Mann Frankfort Stein & Lipp, P.C. as the Independent Public Accountants of the Company for fiscal 1998.

      [ ]  FOR                  [ ]  AGAINST                  [ ]  ABSTAIN

4. In their discretion, upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

            THIS PROXY MUST BE DATED AND SIGNED ON THE REVERSE SIDE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

    This Proxy, when property executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the proposal to amend the Company's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, $0.05 par value, from 20,000,000 to 50,000,000, FOR all nominees as directors, FOR the proposal to ratify the appointment of Mann Frankfort Stein & Lipp, P.C. as the independent public accountants of the Company for fiscal 1998 and in accordance with the discretion of the person designated above with respect to any other business properly before the meeting.

    Please sign exactly as your name appears on this Proxy Card. When signing as attorney, executor, administrator, trustee, guardian or corporate or partnership official, please give full title as such and the full name of the entity on behalf of whom you are signing. If a partnership, please sign in partnership name by authorized person.

                                                  Dated: --------------- ,199 --

                                                  ------------------------------
                                                  Signature of Shareholder

                                                  ------------------------------
                                                  Signature if held jointly

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                    ENVELOPE

--------------------------------------------------------------------------------

================================================================================


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 10-K

                                ------------

                 ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                    FOR THE FISCAL YEAR ENDED JUNE 29, 1997

                          Commission File No. 0-20143

                         WATERMARC FOOD MANAGEMENT CO.
                      (Name of Registrant in Its Charter)

               TEXAS                                    74-2605598
   (State or Other Jurisdiction of          (I.R.S. Employer Identification No.)
    Incorporation or Organization)

   11111 WILCREST GREEN, SUITE 350                        77042
           HOUSTON, TEXAS                               (Zip Code)
(Address of Principal Executive Offices)


         Issuer's Telephone Number, Including Area Code: (713) 783-0500

                                ------------

      Securities registered under Section 12(b) of the Exchange Act: None

         Securities registered under Section 12(g) of the Exchange Act:

                     COMMON STOCK, $.05 PAR VALUE PER SHARE
                                (Title of Class)
            9% CUMULATIVE PREFERRED STOCK, $1.00 PAR VALUE PER SHARE
                                (Title of Class)

                                ------------

      Check whether the issuer (1) filed  all reports required to be filed  by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes X   No
   ---    ---

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.
                                   -----

      As of October 1, 1997, the aggregate market value of the Common Stock held by non-affiliates of the issuer was approximately $1,706,000 based on the average bid and ask prices of $.22 per share of Common Stock as quoted in the NASDAQ SmallCap Market. As of October 1, 1997, 14,263,230 shares of the issuer's Common Stock and 329,540 shares of the issuer's Preferred Stock were outstanding, respectively.

                      DOCUMENTS INCORPORATED BY REFERENCE

      No documents, other than certain exhibits, have been incorporated by reference in this report.

================================================================================

ITEM 1.    DESCRIPTION OF BUSINESS.

GENERAL

      As of June 29, 1997, Watermarc Food Management Co., a Texas corporation, (the "Company"), owned and operated, both directly and through subsidiaries, full-service restaurants under the names Marco's Mexican Restaurants (the "Marco's Restaurants"), The Original Pasta Co. Restaurants (the "Pasta Co. Restaurants"), Billy Blues Barbecue Bar & Grill (the "Billy Blues Restaurant") and Longhorn Cafe. During the first quarter 1998, the Longhorn Cafe was sold to an unaffiliated party. See "Concepts and Menus".

      The Company was organized as Billy Blues Food Corporation, a Texas corporation, on June 17, 1991 to develop, own and operate restaurants and to produce and market a uniquely flavored barbecue sauce. In March of 1995, the name was changed to Watermarc Food Management Co. In the fourth quarter of fiscal 1994, the Company acquired twenty one Marco's Restaurants. Two Marco's Restaurants have been subsequently built and one non-performing Marco's Restaurant sold. In the third quarter of fiscal 1994, the Company acquired Chris' & Pitt's Bar-B-Q Sauce, a medium priced barbecue sauce product line. In the third quarter of fiscal 1996, the Company acquired ten Pasta Co. Restaurants. Furthermore, the Company opened three new Pasta Co. restaurants in fiscal 1996 and four new restaurants in fiscal 1997. Unless the context requires otherwise, references to the "Company" refer to Watermarc Food Management Co., its predecessors and subsidiaries.


CONCEPTS AND MENUS

      MARCO'S RESTAURANTS. Marco's Restaurants are full service restaurants that feature high quality, moderately priced Mexican food. The style and decor of Marco's Restaurants are distinctive and colorful and are designed to present a Mexican style motif in a family oriented environment. Marco's Restaurants have a standardized menu with a variety of offerings, including Black Angus beef fajitas, tacos, enchiladas and numerous appetizers. Entrees range in price from $5.49 to $12.99. Marco's Restaurants also offer a full service bar specializing in various flavored margaritas, as well as numerous brands of Mexican and domestic beer and wine. The restaurants are open for lunch and dinner seven days a week. A typical Marco's Restaurant consists of 4,000 to 6,000 square feet for dining and bar facilities, and has a seating capacity for 175 to 300 patrons. The decorative scheme in each restaurant incorporates a centrally located Tortilla Room where tortillas are prepared and served fresh to the customer. The exterior design of the Marco's Restaurants normally conforms to the shopping center in which it is located. The restaurants have varying floor plans and configurations. As of June 29, 1997, the Company had a total of twenty-two Marco's Restaurants in operation in Southeast Texas, including the Houston metropolitan area, College Station, Victoria, and Lake Jackson, Texas.

      PASTA CO. RESTAURANTS. Pasta Co. Restaurants are distinctive, colorful, Italian-style, family oriented restaurants that feature full-service and offer moderately priced food and beverages. The restaurants include a brick oven for the preparation of pizzas, as well as a cooking area where entrees are produced. Both the oven and the cooking area are visible to customers. The Pasta Co. Restaurants offer a wide variety of appetizers, soups, salads, pasta and other entrees, pizzas, desserts and beverages. The restaurants specialize in generous portions at reasonable prices, with any item on the menu available for $7.99 or less. A children's menu is also available. Beverages sold consist of coffee, tea, sodas, bottled water, espresso, cappuccino, beer and wine. Most menu items are available for take-out. As of June 29, 1997, the Company had a total of seventeen Pasta Co. Restaurants in operation, all of which were located in Southeast Texas. The exterior of each of the locations generally conforms to that of the center of which it is located, with the restaurant's name and logo prominently displayed. In addition, numerous windows make the restaurants more inviting from the outside and lighter and brighter on the inside. Decor items, ingredients and produce displayed on shelves and cases throughout the restaurants give the impression of an open-air Italian marketplace. Typical units are approximately 3,600 to 4,000 square feet each, and most have an outside patio of approximately 400 additional square feet. The units have seating capacities of 160 to 200 persons. The restaurants are open for lunch and dinner seven days a week.

      BILLY BLUES RESTAURANT AND LONGHORN CAFE. Billy Blues Restaurant and Longhorn Cafe (collectively, the "Barbecue Restaurants") generate an exciting and vibrant "Texas Roadhouse" ambiance enhanced by recorded and live music, Texas artifacts, neon signage and other memorabilia. The Company's Barbecue Restaurants feature Texas-style barbecue, steak and other entrees served in an informal, lively atmosphere intended to appeal to a broad customer base. The Barbecue Restaurants offer a limited, moderately priced menu of freshly prepared foods made with high quality ingredients, with full bar service in a casual atmosphere. As of June 29, 1997, two Barbecue Restaurants, one operated as Billy Blues Restaurant and one as Longhorn Cafe, were in operation in Texas.

       The Billy Blues Restaurant consists of approximately 8,000 square feet for dining and bar/entertainment facilities. The restaurant has dining and bar seating capacity for 240 customers and features a night club called the "Blues Room" which seats an additional 200 customers. A section of the restaurant is used for the display and retail sale of Billy Blues Barbecue Sauce and novelty items featuring the Billy Blues name and logo, including T-shirts, caps and sweat shirts. The decorative scheme incorporates memorabilia associated with blues music, focusing on legendary blues figures, photographs, musical instruments and framed newspaper and other articles relating to the blues musical culture. The Billy Blues Restaurant serves dinner with full bar service, featuring a moderately priced, limited menu of high quality smoked barbecue and other entrees. Entrees range in price from $7.95 to $16.95. In the Blues Room, full bar service is provided and patrons can enjoy a light snack or an entire meal with cocktails while being entertained by a blues band or recorded blues music.

      The Longhorn Cafe serves lunch and dinner and features a variety of high quality, moderately priced menu items featuring Black Angus steaks, fresh grilled red fish and homemade stuffed jalapenos with full bar service and also offers several specialty appetizers and homemade desserts. The specialty is chicken fried steak served with cream gravy and french fries. Entrees range in price from $5.95 to $14.95. The decor includes wooden booths and tables with an open layout permitting customers to view the bar and Texas memorabilia. During the first quarter of fiscal 1998, the Longhorn Cafe was sold to an unaffiliated party.

      FOOD PRODUCTS. The Company also produces and markets two brands of barbecue sauce products and a spice rub, Billy Blues Barbecue Sauce, Chris' & Pitt's Bar-B-Q Sauce and Chris' & Pitt's Spice Rub. Billy Blues Barbecue Sauce is a tangy, coffee-spiked formulation packaged in three different flavors and is available in supermarkets and other retail outlets. Chris' & Pitt's Bar-B-Q Sauce is packaged in six different flavors and is available in supermarkets and other retail outlets located primarily in the State of California. The Company also markets and packages its Chris' & Pitt's Bar-B-Q Sauce products for food service distribution to restaurant chains and commissaries. The Company periodically engages in advertising campaigns to enhance customer awareness of barbecue sauce products in the areas where they are currently available in supermarkets and other retail outlets.

      The Company currently engages, on an order to order basis, an unaffiliated food processor and packaging company (the "Co-Packer") in Riverside, California for the processing and packaging of its food product lines. Under its production arrangement with the Co-Packer, the Co-Packer procures all ingredients and packaging materials, and performs product preparation and packing at an agreed upon price. The Company engages food brokers to assist in selling its products to regional and national supermarket chains. The Company generally pays its food brokers a 5% commission on the amount they sell. To date, the Company's food brokers have accounted for most of the Company's sales to supermarket chains. To achieve greater market penetration, the Company intends to expand its food broker network. The Company utilizes a distribution warehouse in California and another in Texas for storage of products. The Company pays handling and storage fees based on the actual monthly volume shipped to the warehouse. The Company contracts with independent freight carriers for the delivery of its product lines, or provides special pricing for customers who pick up the product at a storage warehouse. The Company's product lines are distributed to supermarkets either through: (1) direct shipment to a supermarket chain warehouse which then distributes to its individual supermarkets from the warehouse; (2) direct shipment to an independent grocery warehouse, which performs the same function as a supermarket chain warehouse for a fee; or (3) an independent food distributor who picks up the products at the storage warehouse and delivers directly to the supermarkets. A fee is paid to the food distributor based on volume. The Company generally sells its food products pursuant to customer purchase orders and usually fills the orders within approximately ten days of receipt. Because orders are filled shortly after receipt, backlog is not material to the Company's business.

      Food product revenues, as a percent of total revenues, for the last three fiscal years ended June 29, 1997, June 30, 1996 and July 2, 1995 were 4.9%, 7.2% and 8.1% respectively. Even though the Company believes it has achieved limited consumer awareness and market acceptance of its food products, there can be no assurance that either of the Company's product lines will ever achieve significant consumer acceptance or that supermarket and other retail chains will re-order the Company's food products.

GROWTH STRATEGY

      Historically, the Company's primary growth strategy has been to expand its restaurant and barbecue sauce operations through internal growth and by acquiring businesses with concepts and themes compatible with the Company's operations. This strategy was evidenced by the Company's acquisition in March 1994 of the Chris & Pitts Bar-B-Q Sauce line, in July 1994 of Marco's Mexican Restaurants, Inc. which owned and operated twenty one Marco's Restaurants, and in January 1996 of The Original Pasta Co. which owned and operated ten Pasta Co. Restaurants. In addition, the Company has developed a franchise program to expand the Pasta Co. restaurant concept outside of the Houston, Texas metropolitan area. As of June 29, 1997 the Company had not yet sold any franchises.

      During the fourth quarter of fiscal 1997, management was reorganized. Previously successful management was engaged to restore the Company to profitability. Ghulam M. Bombaywala, Chairman of the Board and Chief Executive Officer, has been elected President and Chief Operating Officer of the Company.

      The Company's new growth strategy for fiscal 1998 includes the following:

      o    Controlling food and labor costs.

      o    Outsourcing labor intensive food preparation processes.

      o    Increasing restaurant sales through targeted marketing.

      o Instituting store management incentives correlating to increased store performance.

      o    Increasing customer satisfaction with intensive employee training.

      o    Remodeling certain Marco's Restaurants.

      o    Franchising Marco's Restaurants and Pasta Co. Restaurants.

      o    Closing or selling non-performing restaurants.

      o    Favorably renegotiating expiring restaurant leases.

      MARCO'S RESTAURANTS. During fiscal 1997, the Company remodeled three existing restaurants. The restaurants were remodeled after the new prototype which was introduced in the most recently opened units. These units are brighter, more upbeat, more entertaining and are expected to position Marco's Restaurants to be more competitive. The Company plans to continue remodeling Marco's restaurants from available cash flow at a rate of one restaurant every three to four months. Additionally, a training coordinator will be focusing on intensive employee training to better satisfy Marco's customers. In June 1997, the Company sold one Marco's Restaurant location due to poor operating performance. The restaurant continues to be operated as a Marco's Restaurant pursuant to a license agreement. The Company anticipates selling three Marco's Restaurants during fiscal 1998.

      PASTA CO. RESTAURANTS. During fiscal 1997, four new Pasta Co. Restaurants were opened in Texas. One new Pasta Co. restaurant was opened in the first quarter of fiscal 1998. Growth in the Pasta Co. concept should be achieved by concentrating on increasing customer satisfaction, focusing on controlling food costs and outsourcing labor intensive food preparation processes as a measure to reduce costs and maximize revenue. Outsourcing products will also aid in achieving product consistency from restaurant to restaurant.

      BARBECUE RESTAURANTS. The Company does not plan to expand its Barbecue Restaurant concepts. As a measure to reduce costs and maximize revenues, the Billy Blues Restaurant no longer serves lunch. It is now open exclusively for dinner and evening entertainment. During the first quarter of fiscal 1998, the Longhorn Cafe was sold to an unaffiliated party. The Company anticipates selling the Billy Blues Restaurant in fiscal 1998.

      FRANCHISING PROGRAM. To date, no restaurants have been franchised. The Company intends to establish an aggressive franchise program for Marco's Restaurants and Pasta Co. Restaurants during fiscal 1998. Management believes that franchising will provide significant growth for the Company in upcoming years.

      FOOD PRODUCTS. The Company currently markets two brands of barbecue sauce products and a spice rub. The Company's strategy to increase food product sales includes reinforcing existing markets, including recapturing lost commercial customers, expanding distribution to new market areas (primarily in the Sun Belt states), introducing more aggressive marketing programs, adding methods of distribution and developing new products.

      PROPOSED ACQUISITIONS. The Company continues to investigate possible acquisition candidates in the restaurant industry, but does not currently have any arrangements, undertakings or commitments with respect to any acquisition.


RESTAURANT LOCATIONS AND SITE SELECTION

      The Company believes that the locations of its restaurants are critical to its long-term success. Senior management devotes significant time and resources to analyzing each respective site. The Company utilizes, and continually enhances, specific site selection criteria which focuses on local demographics such as target population, density and household income levels; specific site characteristics such as visibility, accessibility and traffic volume; proximity to activity centers; parking availability; and potential competition in the area. Currently, all restaurants are located in Texas.

      The Company periodically reevaluates restaurant sites to ensure that site selection attributes have not deteriorated below minimum standards. In the event site deterioration occurs, the Company makes a concerted effort to improve the restaurant's performance by providing physical, operating and marketing enhancements unique to each restaurant's situation. If efforts to restore the restaurant's performance to acceptable minimum standards are unsuccessful, the Company considers relocation to a proximate, more desirable site, or evaluates closing the restaurant if the Company's criteria, such as return on investment and area demographic data, do not support a relocation. Since inception through June 29, 1997, the Company has closed or sold nine restaurants, including four in fiscal 1997, which were performing below the Company's standards primarily due to declining trade area demographics. In addition, the Board of Directors of the Company in late fiscal 1997 approved a strategic plan targeted to support the Company's long-term growth objectives. The plan focuses on continued development of those restaurant concepts that have the greatest return potential for the Company and its shareholders. In conjunction with this plan, one concept, Pete's Hospitality Co., Inc. and its related restaurants, was sold to the Company's former President (see "Item 13. Certain Relationships and Related Transactions") and the Company anticipates selling its barbecue restaurant concept. These and future closings will be key to a successful reallocation of resources to the stronger performing concepts.

      The following table provides information with respect to the restaurants which were owned and operated by the Company as of June 29, 1997:

                                       NO. OF      APPROXIMATE
      CONCEPT                          UNITS      SQUARE FOOTAGE
      -------                          -----      --------------
      Marco's Mexican Restaurants       22         3,850 - 6,900
      The Original Pasta Co.            17         3,600 - 4,200
      Billy Blues Bar & Grill            1             8,000
      Longhorn Cafe                      1             2,500


UNIT ECONOMICS

      The average initial cash investment (including leasehold improvements, furniture and fixtures, equipment, food and beverage inventory, and other pre-opening expenses) for each Marco's Restaurant and Pasta Co. Restaurant is approximately $350,000 to $500,000 with pre-opening expenses projected to be approximately $50,000 for each future restaurant. All of the Company's restaurants are leased.


RESTAURANT MANAGEMENT AND OPERATIONS

      MANAGEMENT AND EMPLOYEES. The management staff of the Company's restaurants consists of a general manager and assistant managers. Each Marco's Restaurant employs 20 to 30 hourly employees. Each Pasta Co. Restaurant employs approximately 40 to 50 hourly employees. Each Barbecue Restaurant employs approximately 50 to 70 hourly employees. At all of the restaurants, the general manager has the primary responsibility for the day to day operations of the restaurant and is required to comply with Company established operating standards. Many of the hourly employees work part-time.

      SUPERVISION AND TRAINING. The Company employs general managers with significant experience in the food service industry. Executive management of the Company regularly visits the restaurants to insure that the Company's concept, strategy and standards of quality are being adhered to in all aspects of restaurant operations. The restaurant general manager and designated personnel of the Company are responsible for selecting and training the employees for each restaurant. The training period for new employees lasts approximately five days and is characterized by on the job supervision by an in store trainer. Ongoing employee training remains the responsibility of the restaurant general manager. Written tests and physical observation are used to evaluate each employee's performance. In addition, a training coordinator has been hired to focus on improving customer satisfaction through better employee training for the Marco's Restaurant concept.

      PURCHASING AND SUPPLIES. Management negotiates directly with suppliers for food and beverage products to insure uniform quality and adequate supplies and to obtain competitive prices. The Company purchases substantially all food and beverage products and novelty items from local or national suppliers. The Company does not anticipate any difficulty in continuing to obtain food and beverage requirements within the localities in which the Company currently operates.

      ADVERTISING AND PROMOTION. The Company pursues advertising and promotional opportunities within each of its restaurant's geographic locales, relying principally on the direct mailing of coupons, newspaper, and radio. In addition, the Company has instituted an intense, targeted marketing effort focusing on individual locations with poor operating performance. Location specific research and targeted marketing efforts are being implemented.

      RESTAURANT REPORTING. Each restaurant has a stand-alone point of sales system monitored by its management. The restaurant's staff prepares daily cash and other reports regarding sales, inventory, sales mix, labor cost and the number of customers. Daily reports are forwarded to the Company's corporate offices in Houston, Texas where weekly summaries of all reported data are analyzed by the Company's key management.


COMPETITION

      The restaurant industry is intensely competitive with respect to price, service, location and food quality. There are many well established competitors with substantially greater financial and other resources than the Company. Most of the Company's competitors have been in existence for substantially longer periods than the Company and are more established in the markets where the Company's restaurants are located. The Company's competitors have achieved significant national, regional and local brand name and product recognition and engage in extensive advertising and promotional programs, both generally and in response to efforts by additional competitors to enter new markets or introduce new products. The restaurant business is often characterized by a high failure rate and affected by changes in consumer tastes and discretionary spending, national, regional and local economic conditions, demographic trends, traffic patterns, and the type, number and location of competing restaurants. Any change in these factors could adversely affect the Company's restaurant operations. Multi-unit foodservice operations such as those of the Company can also be substantially affected by adverse publicity resulting from food quality, illness, injury, health concerns, or operating issues stemming from a single restaurant. The Company attempts to manage these factors, but the occurrence of any one of these factors could cause the Company to be adversely affected.


TRADEMARKS

      The mark "Marco's Mexican Restaurants" was registered in the U.S. Patent and Trademark Office on January 15, 1991 and in the State of Texas in 1987. The mark "The Original Pasta Co." was registered in the U.S. Patent and Trademark Office on October 8, 1996. The Billy Blues Barbecue Bar & Grill and Billy Blues Barbecue Sauce logos were registered in the State of Texas in 1991. The Chris' & Pitt's mark and logo were registered prior to the Company's acquisition of the Chris' & Pitt's product line. The mark "Billy Blues" was registered in the U.S. Patent and Trademark Office on November 17, 1992 as a service mark for restaurant and bar services. The mark "Billy Blues" as a trademark for the Company's barbecue sauce was registered in the U.S. Patent and Trademark Office on October 13, 1992. The Company has no reason to believe that there are any conflicting rights which might impair the Company's use of its marks; however, there can be no assurance that such conflicting rights do not exist. The Company believes that these trademarks are valuable to the operation of its restaurants and marketing of its food products. The Company's policy is to pursue registration of its marks whenever possible and to vigorously oppose any infringement of its marks.


GOVERNMENT REGULATION

      RESTAURANT OPERATIONS. The Company is subject to various federal, state and local laws and regulations and administrative policies affecting its business and must comply with provisions regulating health and sanitation, equal employment, minimum wages and licensing for the sale of food and alcoholic beverages. Difficulties or failures in obtaining or maintaining the required licenses or approvals could adversely affect the operations of existing restaurants or delay or prevent the opening of new restaurants. Approximately 15% of the revenues generated by the Marco's Restaurants are attributable to the sale of alcoholic beverages, while approximately 7% of the revenues generated by the Pasta Co. Restaurant and approximately 25% of the revenues generated by the Barbecue Restaurants are the result of the sale of alcoholic beverages. The service of alcoholic beverages is material to the business of the Company. Alcoholic beverage control regulations require each of the Company's restaurants to apply to a state authority and, in certain locations, county or municipal authorities, for a license or permit to sell alcoholic beverages on the premises and to provide service for extended hours and on Sundays. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. The Company does not anticipate experiencing any delays or other problems in obtaining or renewing licenses or permits to sell alcoholic beverages; however, the failure to receive or retain, or a delay in obtaining, a liquor license in a particular location could adversely affect the Company's operations in that location. The Company may be subject in certain states to "dram-shop" statutes or common laws, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to the intoxicated person. The Company carries liquor liability insurance.

      The Company's restaurant operations are also subject to federal and state minimum wage laws governing such matters as working conditions, overtime and tip credits; the Immigration and Naturalization Act, which governs employee citizenship requirements; and the Americans with Disabilities Act, which governs non-discriminating employment practices and reasonable accommodations for disabled persons, both employees and customers. Significant numbers of the Company's food service and preparation personnel are paid at rates related to the federal minimum wage and, accordingly, future increases in the minimum wage or decreases in the allowable tip credit will increase the Company's labor costs.

      FOOD PRODUCT OPERATIONS. The Company's and the Co-Packer's food processing activities are subject to extensive regulation by the United States Food and Drug Administration, and by other state and local authorities. The Company believes that it is currently in compliance with all governmental laws and regulations and that the Company has all material permits and licenses relating to its food processing operations. The Company has no reason to believe that the Co-Packer is not in substantial compliance with all material governmental laws and regulations and believes that the Co-Packer has all material permits and licenses relating to its food processing operations. Nevertheless, there can be no assurance that the Company or the Co-Packer will continue to be in substantial compliance with current laws and regulations or that the Company or the Co-Packer will be able to comply with any future laws and regulations. Failure by the Company or the Co-Packer to comply with applicable laws and regulations could subject the Company to civil remedies, including fines, injunctions, recalls or seizures which could have a material adverse effect on the Company.

      Federal, state and local environmental regulations are not expected to have a material effect on the Company's operations, but more stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors may restrict the Company's site selection for new restaurants.

      WORKERS' COMPENSATION. The Company has elected to be a non-subscriber under the Texas Workers' Compensation Act. The Company offers, at no cost to the employees, a Voluntary Employee Injury Benefit Plan ("Benefit Plan") which provides certain benefits to employees injured during the course and scope of their employment. The Benefit Plan is funded out of the general assets of the Company. Management believes that the Benefit Plan will decrease the Company's overall net cost in future periods. Management intends to review this election on an annual basis. The Company does not believe it would encounter any impediments if it elected in the future to become a subscriber under the Texas Workers' Compensation Act. The Company does not believe that personal injury claims by current or former employees of the Company, either individually or in the aggregate, will have a material adverse effect on the Company, its properties or business. The Company does not maintain a reserve fund for potential claims, but carries catastrophic loss coverage with a limit of $1,000,000 and a deductible of $150,000 per incident.

EMPLOYEES

      At October 1, 1997, the Company employed 1,840 persons of whom 30 are management and administrative personnel, 130 are restaurant management personnel, with the remainder serving as hourly restaurant employees. The Company intends to increase its management and clerical staff as needed. The Company is not a party to a collective bargaining agreement and considers its relationship with its employees to be satisfactory.


ITEM 2.    DESCRIPTION OF PROPERTY.

      As of June 29, 1997, the Company leases all of its Marco's Restaurants, Pasta Co. Restaurants and Barbecue Restaurants. The leases have terms that expire between 1997 and 2012 and have an average remaining term of approximately seven years. The Company obtains real estate and develops its restaurants using three methods: (i) leasing land and constructing the restaurant (a "ground lease"); (ii) leasing the land and building (a

"land/building lease"); or (iii) leasing a "shell" where the landlord may or may not contribute to the construction of the improvements (a "shell lease"). The method the Company pursues is determined on an individual site basis, depending on the cost and location of the property and the negotiations between the Company and the owner of the desired property. Of the Company's restaurants, one is a ground lease, four are land/building leases, and thirty-six are shell leases.

      The leases generally provide for rental rates based upon a stated minimum rental and percentage rent payments based upon a certain sales base. The Company's monthly lease cost for its restaurants ranges from approximately $4,000 to $9,000 per month. Under substantially all of its leases, the Company is required to pay real estate taxes, insurance, and maintenance expenses.

      The Company's executive office is located in approximately 12,300 square feet of leased space in Houston, Texas.

      The Company considers that its properties are suitable, adequate, well-maintained and sufficient for the operations contemplated.


ITEM 3.    LEGAL PROCEEDINGS.

      During the second quarter of fiscal 1997, a lawsuit filed by John Coleman, a former officer of the Company, for wrongful termination, intentional infliction of emotional distress and breach of employment contract was settled out of court for an immaterial amount payable to Mr. Coleman. The Company does not admit any liability by settling this case. The Company believes that it was in its best interests financially, based on projected defense costs, to settle this case.

      The Company is not a party to any litigation other than ordinary routine matters which are incidental to the Company's business. The Company believes that no current legal proceedings, individually or in the aggregate, will have a material adverse effect upon the Company or its business.


ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

      No matter was submitted to a vote of security holders of the Company during the fourth quarter of fiscal 1997.

                                    PART II


ITEM 5.    MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

      The Company's Common Stock is traded on the NASDAQ SmallCap Market under the symbol of WAMA. The following table sets forth the range of low and high closing bid prices for the Company's Common Stock for the periods indicated as reported by the National Quotation Bureau, Incorporated. These prices represent inter-dealer prices, without adjustment for retail mark-ups, mark-downs or commissions and do not necessarily represent actual transactions.



                                                                         Common Stock
                                                                           Bid Price
                                                                        --------------
      Fiscal Year 1996                                                  Low       High
      ----------------                                                  ----      ----
      First Quarter           . . . . . . . . . . . . . . . . . . . .   1.56      2.50
      Second Quarter          . . . . . . . . . . . . . . . . . . . .   1.25      2.06
      Third Quarter           . . . . . . . . . . . . . . . . . . . .    .94      1.88
      Fourth Quarter          . . . . . . . . . . . . . . . . . . . .    .69      1.25

      Fiscal Year 1997                                                  Low       High
      ----------------                                                  ----      ----
      First Quarter           . . . . . . . . . . . . . . . . . . . .    .50      1.06
      Second Quarter          . . . . . . . . . . . . . . . . . . . .    .47      1.31
      Third Quarter           . . . . . . . . . . . . . . . . . . . .    .28       .75
      Fourth Quarter          . . . . . . . . . . . . . . . . . . . .    .22       .50


      On October 1, 1997, the closing bid price for the Company's Common Stock was $.22 per share. As of October 1, 1997, 14,263,230 shares of the Company's Common Stock were outstanding; provided, however, subject to certain conditions, the Company has agreed to issue to Ghulam M. Bombaywala, Chairman of the Board, Chief Executive Officer and a director of the Company, 7,500,000 shares of the Company's Common Stock. (See "Certain Relationships and Related Transactions.") The Company believes that the actual number of security holders of the Company's Common Stock is approximately 2,000 holders, including beneficial owners.

      The Company has neither paid nor declared any cash dividends on its shares of Common Stock since inception. The Board of Directors intends to retain earnings of the Company to support operations and to finance expansion and does not intend to pay dividends on its shares of Common Stock for the foreseeable future. The payment of cash dividends in the future will depend upon such factors as earnings levels, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors. The Company is required to pay dividends on its Preferred Stock before any dividends can be paid on the Common Stock.

      With respect to recent sales of unregistered securities and a description thereof, reference is made to Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.

      Recent amendments adopted to the listing requirements for NASDAQ Small Cap companies may result in the delisting of the Company's Common Stock, Preferred Stock and Warrants from NASDAQ. To remain listed on NASDAQ, the Company's shares must trade at $1.00 or above. The Company plans a substantial reverse stock split in fiscal 1998 to attempt to maintain its NASDAQ listing. There is no assurance that the reverse stock split will have the intended effect of increasing the market price for the Company's Common Stock. In addition, NASDAQ has proposed certain other conditions for continued listing which may not be met by the Company, including a standard for minimum tangible net worth of $2,000,000 which is not met by the Company at this time and which cannot be met by the Company without obtaining substantial equity capital. If the Company is unable to maintain its listings on the NASDAQ Small Cap Market, it will pursue the trading of its shares on the OTC Bulletin Board or otherwise in the non-NASDAQ over-the-counter market in what is commonly referred to as the electronic bulletin board and the "pink sheets". If the Company is unable to maintain its NASDAQ Small Cap listing, shareholders may find it more difficult to dispose of or obtain accurate quotations as to the value of the Company's securities.

ITEM 6.    SELECTED CONSOLIDATED FINANCIAL DATA.

                                                                        FISCAL YEAR
                                           ----------------------------------------------------------------------
                                              1997          1996             1995           1994          1993
                                                            (in thousands, except per share data)
OPERATING DATA:

 Revenues                                     $49,125       $40,129          $37,652        $37,008       $27,712

 Net Income (Loss)                            (10,913)          $49          ($7,037)       ($8,360)      ($4,483)

 Net Income (Loss) Per Common Share *          ($0.83)       ($0.02)          ($0.82)        ($1.10)       ($0.68)

BALANCE SHEET DATA (end of period)

 Total Assets                                 $16,715       $25,865          $17,672        $20,133       $12,916

 Long-term Debt                               $ 4,985       $10,768           $1,709         $1,507          $988


* After giving effect to preferred stock dividends.

NOTE: Cash dividends have never been paid on Common Stock.

      The following lists significant items that may affect the comparability of the above selected financial data:

o Early in the third quarter of fiscal 1996, ten Pasta Co. restaurants were acquired (See Item 13. Certain Relationships and Related Transactions".) The Pasta Co. contributed approximately $5 million in revenues in fiscal 1996 and approximately $14 million in revenues in fiscal 1997.

o In the fourth quarter of fiscal 1995 and during fiscal 1996 four Billy Blues Restaurants and one Longhorn Cafe Restaurant were closed or sold reducing revenues for 1996 by approximately $2.5 million.

o In the fourth quarter of fiscal 1994 the Marco's Restaurants were acquired. Marco's contributed approximately $22 million in revenues in fiscal 1994 and approximately $23 million in revenues in fiscal 1995.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

GENERAL

      Effective July 1, 1994, the Company exchanged 4,600,000 shares of the Company's Common Stock for all of the issued and outstanding capital stock of Marco's Mexican Restaurants, Inc. ("Marco's"). The merger was accounted for as a pooling-of-interests and, accordingly, the Company's Consolidated Financial Statements have been restated for all periods prior to the merger to combine the financial position and results of operations of Marco's with the Company. For additional information concerning business combinations, see Note 2 to Notes to Consolidated Financial Statements. Additionally, the Company acquired The Original Pasta Co. on January 26, 1996, Pete's Hospitality on August 24, 1993 and the Chris' & Pitt's product line on March 25, 1994. These acquisitions have been accounted for as purchases and, accordingly, the Company's Consolidated Financial Statements include the results of operations of the acquired companies from their respective dates of acquisition.

      During fiscal 1997 the general economy was upbeat. Southeast Texas also has been rebounding from depressed times. The restaurant industry in general is supported by a positive economy yet the average failure rate in the restaurant business is approximately one in ten in part due to changing customer tastes, trade demographics and fierce competition. During the fiscal year the Company spent approximately $500,000 trying a new marketing strategy using television and radio and temporarily suspended coupon marketing. The Company had previously been successful using direct mail coupons and newspaper coupons. The television and radio marketing was not successful. The Company has returned to coupon marketing and has experienced a small increase in comparative sales during the first quarter of fiscal 1998 compared to the same period in fiscal 1997. The Company believes it is in a favorable position within its market with a strong price to value relationship. The Company continues to be competitive by additionally offering the consumer healthy alternatives and daily dinner/lunch specials at an attractive price. Furthermore, the Company intends to continue its remodeling of its Marco's concept.

      The Company utilizes a 52-53 week fiscal year which ends on the Sunday closest to June 30. References to 1997, 1996 and 1995 are all 52 week periods ended June 29, 1997, June 30, 1996 and July 2, 1995 respectively.

      At the end of each fiscal year, the Company had the following restaurants in operation:

Restaurants:                           1997             1996             1995
-----------                            ----             ----             ----
Marco's Mexican Restaurants              22               23               22
Pasta Co. Restaurants                    17               13                -
Billy Blues Restaurant                    1                1                3
Longhorn Cafe                             1                1                2
Pete's Restaurants                        0                2                2
Hotspurs                                  0                1                1
                                        ---               --               --
 Total                                   41               41               30
                                        ===              ===              ===

RESULTS OF OPERATIONS

      The following table sets forth for the periods indicated (i) operating results as a percentage of total revenues and (ii) selected operating data.

      The Company's revenues are derived from restaurant sales and food product sales to third party retail outlets. Certain costs and expenses relate only to restaurant sales (food and beverage, restaurant labor and other operations) or food products (cost of food products), while other operating costs and expenses relate to both restaurant and food products (general and administrative and depreciation and amortization).


                                                                                                Percentage Change
                                                              Fiscal Year                      -------------------
                                                      ------------------------------           1997 vs     1996 vs
                                                       1997        1996        1995              1996        1995
                                                      ------      ------      ------           -------      ------
Statements of Operations Data:
-----------------------------
  Revenues
     Restaurants                                        95.1%       92.8%       91.9%            25.5%         7.6%
     Food products                                       4.9         7.2         8.1            (17.6)       ( 4.9)
                                                      ------      ------      ------           ------       ------
  Total revenues                                       100.0%      100.0%      100.0%            22.4%         6.6%

  Costs and expenses:
     Cost of restaurant food  and beverage              25.5        27.3        27.8             14.5          4.6
     Cost of restaurant labor                           29.2        28.3        30.6             26.2         (1.4)
     Cost of other operations                           36.0        25.5        26.6             72.9          2.0
     Cost of food products                               4.6         6.6         8.5            (15.5)       (17.7)
     General and administrative                          8.9         6.9         8.8             58.6        (17.1)
     Depreciation and amortization                      12.3         5.4         5.5            177.1          5.0
     Provision for restaurant closings                   2.4          --         7.6            100.0       (100.0)
     Loss on sale of Pete's Hospitality                  1.5          --          --            100.0           --
                                                      ------      ------      ------           ------       ------
         Total Costs and Expenses                      120.4%      100.0%      115.4%            47.4%        (7.7)

  Income (loss) from operations                        (18.8)%       0.0%      (15.4)%            *          100.5%


  Interest income                                         .3          .4          .4            (27.2)         6.4
  Interest (expense)                                    (2.5)       (2.1)       (2.2)            43.6          4.6
  Loss on conversion of debt to equity                    --          --        (3.5)              --       (100.0)
  Other net                                              0.3         1.8          .8            (76.2)      130.54
                                                      ------      ------      ------           ------       ------
         Other non-operating income (expense)           (1.0%)        .1%       (4.5)%            *          101.3


  Income tax provision (benefit)                           --         --          --

  Net income (loss)                                    (22.2)%        .1%      (19.5)%            *         100.7%


Operating Data:
--------------
   Restaurants open at end of period                      41          41          30
   Change in comparable restaurant revenues (1)         (7.4)%       (.8)%      (6.8)%

----------------------
(1)  Includes only restaurants open during the entire periods under comparison.

*    Calculation yields numbers greater than 8,000%.

For the fiscal years ended June 29, 1997, June 30, 1996 and July 2, 1995 the Company recorded revenues of $49.1 million, $40.1 million and $37.7 million, respectively. Before extraordinary items and the effect of preferred stock dividends, the Company recorded a net loss of $10.9 million, net income of $49,000 and a net loss of $7.5 million for those same years, respectively. As of June 29, 1997, the Company had total current assets of $1.7 million and total current liabilities of $9.8 million, resulting in a working capital deficit of $8.2 million. As of June 29, 1997, the Company had a bank line of credit of $300,000 and $25,000 was available for use. The Company has funded its operating losses and expansion costs primarily through a combination of public and private offerings of debt and equity. During the fourth quarter of fiscal 1997, the Company reorganized its executive management to strengthen operational capabilities, sold its Pete's Hospitality concept to its former President and sold one Marco's restaurant in Texas City, Texas with a licensing agreement to continue using the "Marco's" name.

    The ability of the Company to alleviate its working capital deficit, and to obtain the necessary capital resources to fund future costs associated with its operations and to continue as a going concern is dependent upon: (i) its ability to generate sufficient cash flow to meet its obligations on a timely basis; (ii) obtaining additional equity capital or debt financing; and (iii) ultimately to attain profitable operations. However, even if the Company achieves some success with its operational strategy, there can be no assurance that it will be able to generate sufficient revenues to achieve profitable operations or to continue as a going concern.

    During fiscal 1997, the Company experienced significant operating losses. These losses raise doubt about the Company's ability to continue as a going concern. In an effort to decrease its losses, the Company took the actions listed below:

o In June 1997, the Company reorganized its top management in order to attempt to return the Company to profitability.

o In June 1997, the Company sold one of its concepts, Pete's Hospitality Co., Inc. ("Pete's"), a wholly owned subsidiary, to a related party in a stock purchase transaction because of poor concept performance. Pete's owned and operated two Pete's BBQ Rib and Steakhouse restaurants and the H.D. Hotspurs Restaurant in the Seattle, Washington area. The Company recorded a loss of approximately $750,000 recorded in other income (loss), net on this transaction in the fourth quarter of fiscal 1997. Pete's Hospitality contributed approximately $5.1 million in revenues in fiscal 1997.

o In June 1997, the Company sold fixed assets associated with a Marco's Mexican Restaurant located in Texas City, Texas, with the actual transfer of assets in July 1997 to a former district manager of the Company because the location was performing below the Company's standards primarily due to declining trade area demographics. The Company recorded a loss of approximately $75,000 on this transaction in the fourth quarter of fiscal 1997. The Texas City, Texas location contributed approximately $548,000 in revenues in fiscal 1997.

    Until the Company is able to obtain profitable operations and cash flow from its core restaurant concepts, the Marco's Restaurants and the Pasta Co. Restaurants, the Company intends to postpone restaurant expansion from new restaurant construction. The Company plans to sell three more of its non-performing Marco's stores and its Billy Blues Restaurant in fiscal 1998. Additionally, the Company plans to proceed with its restaurant franchising program for the Marco's and Pasta Co. Restaurants. The Company will consider material restaurant chain acquisition possibilities if the acquisition(s) (i) could significantly enhance the projected revenues and profitability of the Company on a consolidated basis, (ii) the restaurant concepts are compatible with the Company's core concepts, and (iii) the acquired restaurants are geographically compatible with the Company's existing operations. Any material acquisition by the Company could substantially change the Company's business structure, capitalization and operating performance. As of June 29, 1997 the Company had no agreements or understandings regarding any material restaurant acquisitions. Any acquisition, if unsuccessful, could materially and adversely affect the Company's ability to continue as a going concern.

FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

    REVENUES. Total revenues increased 22.4% or $9.0 million in fiscal 1997 over fiscal 1996. Revenues increased approximately $9.3 million due to having owned the Pasta Co. Restaurants for a full year in fiscal 1997 versus roughly half of fiscal 1996. This increase includes revenues contributed by four new Pasta Co. Restaurants opened in fiscal 1997, two opened late in the second quarter and two opened late in the fourth quarter. Revenues related to these new stores were approximately $1.8 million. Conversely, comparable restaurant revenues declined 7.4% compared to a decline of .8% in fiscal 1996, due to extremely competitive conditions and a general softness in restaurant sales in the Company's Houston, Texas market. Management anticipates an increase in restaurant revenues in fiscal 1998 due to a new training program and an intense concentration on increasing customer satisfaction. Furthermore, fiscal 1996 contained approximately $390,000 of revenue related to a fair in the State of Washington that was not included in fiscal 1997. The sale of one of the Longhorn Cafes during fiscal 1996 further reduced revenues. The remaining Longhorn Cafe contributed $.9 million in revenues in fiscal 1997.

    Approximately 20% of restaurant revenues were derived from the sale of alcoholic beverages in fiscal 1997 versus 16% from fiscal 1996.

    OPERATING COSTS AND EXPENSES.     Generally, all restaurant related and
administrative costs increased due to an overall increase in revenue by 22.4% and incorporating the Pasta Co. Restaurants operations for a full year versus one-half year in fiscal 1996. Furthermore, these costs increased due to the opening of four new Pasta Co. Restaurants in fiscal 1997. Food and beverage costs increased 14.5% overall due additionally to decreased purchasing leverage brought on by cash flow limitations. Labor costs increased 26.2% overall additionally due to an increase in the minimum wage in October 1996 and increased restaurant staff coverage to meet customers needs. Costs of other restaurant operations increased 72.9% and include remodeling costs for Marco's Restaurants, preopening costs for four Pasta Co. Restaurants, research and development costs for Marco's and Pasta Co. menus, and advertising and marketing for the restaurant concepts. Advertising and marketing increased by approximately $987,000 due to new television and radio promotions undertaken in fiscal 1997. These are not anticipated to be continued in fiscal 1998. The approximately $300,000 spent for remodeling Marco's Restaurants in fiscal 1997 is expected to be reduced in fiscal 1998 due to less intensive remodels. These costs additionally increased due to added training costs for the new Pasta Co. Restaurants. During fiscal 1997 provisions of $1.1 million for the anticipated losses on the sale or closure of the Billy Blues Restaurant and $75,000 for the sale of the Texas City, Texas Marco's location were recorded as provisions for restaurant closings. Management intends to sell or close the Billy Blues Restaurant in fiscal 1998, which contributed $1.9 million in revenues in fiscal 1997.

    General and administrative costs increased 58.6% or $1.6 million over fiscal 1996 and include corporate salaries and wages, legal fees and settlements, professional fees and all gains and losses on sales and/or closures for all Company concepts. Legal fees included approximately $200,000 for settlement of various claims. Additional expenses include costs to develop and market the Company's franchise program. Corporate salaries for fiscal 1997 include $120,000 of deferred salary and bonus for Ghulam Bombaywala, Chairman of the Board and Chief Executive Officer. No salary or bonus was taken by Mr. Bombaywala in the previous two years.

    A loss of approximately $750,000 was recorded on the sale of Pete's Hospitality concept sold in June 1997.

     In the fourth quarter of fiscal 1997, the Company made a decision to sell the remaining Billy Blues Restaurant. Accordingly, the assets were deemed to be impaired and written down to their estimated fair value. An impairment expense of $1.1 million was recognized during 1997. Additionally, the Company sold one Marco's Restaurant in the fourth quarter for a loss of approximately $75,000. In 1997, an impairment expense was recorded to reflect the loss on sale.

     In the fourth quarter of fiscal 1997, the Company deemed the intangible assets associated with Chris' & Pitt's Barbeque Sauce to be impaired. Management estimated the fair value and, accordingly, an impairment expense of approximately $3.45 million was recorded during 1997 and is included in depreciation and amortization expense.

NON-OPERATING INCOME (EXPENSE)

    Interest expense increased 43.6% primarily due to interest on debt related to the acquisition of Pasta Co. in January 1996.

INCOME TAX

    The Company had no income tax provision nor benefit in 1997 or 1996.

MANAGEMENT'S PLANS

    Management's plans to return to profitability include the following:

    o Controlling food costs by improving vendor relations and renegotiating contracts.

    o Reducing labor costs by outsourcing certain labor intensive food preparation processes.

    o Increasing revenues from the sale of food products by reinforcing existing markets, expanding distribution to new market areas, introducing more aggressive marketing programs, adding methods of distribution and developing new products.

    o        Reducing operating expenses through improved cost controls.

    o        Reducing general and administrative expenses.

    o Increasing revenues in existing restaurants by remodeling certain Marco's Restaurants and by improving marketing programs and customer service.

    o        Franchising new restaurants.

    o        Selling or closing its Billy Blues Restaurant.

FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

REVENUES.

    Total revenues increased 6.6% to $40,129,000 in fiscal 1996 over fiscal 1995. Revenues attributable to the Pasta Co. Restaurants were approximately $5,100,000. Remaining revenues decreased by approximately $2,500,000 due to the closing or sale of four Billy Blues Restaurants and the sale of one Longhorn Cafe Restaurant partially offset by the opening of two Marco's Restaurants during 1995 and one in 1996. Comparable restaurant revenues declined by .8% for fiscal 1996 compared to a decline of 6.8% in fiscal 1995. Approximately 16% of restaurant revenues were derived from the sale of alcoholic beverages for fiscal 1996 and 1995. Revenues from food products declined by approximately $150,000 due to the fact that during fiscal 1996, the Company discontinued service to certain accounts which had proved to be unprofitable.

OPERATING COSTS AND EXPENSES.

    Restaurant related operating costs generally increased principally attributable to the 7.6% increase in restaurant revenues. Food and beverage costs increased 4.6% in fiscal 1996 compared to fiscal 1995. As a percentage of restaurant revenues, food and beverage costs declined to 29.4% in 1996 from 30.3% in 1995. The decrease was due to operational efficiencies implemented by management, new buying programs and the introduction of new menu items with lower cost percentages. Labor and other restaurant operations include all other unit-level operating expenses, comprised principally of labor and benefits, operating supplies, rent, utilities, repair and maintenance, pre-opening expenses, advertising and other costs. A substantial portion of these expenses are fixed or indirectly variable. Labor costs declined as a percentage of restaurant revenues to 30.5% in 1996 from 33.3% in 1995 and other restaurant operations costs declined to 27.5% in 1996 from 29.0% in 1995, due to disproportionally higher expenses associated with the Billy Blues Restaurants which were closed or sold.

     The cost of food products declined in proportion to the decrease in food product revenues in fiscal 1996. Costs declined additionally due to operational efficiencies implemented in 1996. Food products selling, marketing and distribution costs, included in the cost of food products, also declined due to reductions in promotions and allowances granted to customers as well as efficiencies gained in distribution expenses such as warehousing and freight.

     General and administrative expenses decreased by approximately $570,000 to $2,753,000 in 1996 from $3,321,000 in 1995 due to cost reductions implemented by management in fiscal 1995, which included the elimination of personnel and a consolidation of corporate offices.

    Depreciation and amortization increased to $2.2 million in 1996 from $2.1 million in 1995. Of this amount, approximately $457,000 was associated with The Original Pasta Co. The remaining decline of approximately $350,000 was due to the closure or sale of Billy Blues Restaurants and to assets becoming fully depreciated or amortized.

NON-OPERATING INCOME (EXPENSE).

    In 1995, the Company recorded a provision for restaurant closings of approximately $2.9 million as a result of management's decision to either close or sell its interest in four Billy Blues Restaurants. The provision included the write-down of assets to net realizable value as well as estimated amounts for lease and other obligations associated with the restaurants. The Company utilized substantially all of the provision by the end of fiscal 1996.

     Interest income of approximately $167,000 in fiscal 1996 and $157,000 in fiscal 1995 resulted primarily from a note receivable from Mr. Bombaywala.

    Interest expense increased to $850,000 in 1996 from $813,000 in 1995 due to $257,000 in interest associated with notes associated with The Original Pasta Co., offset by a decrease of $220,000 of interest on other debt due to principal reductions made on such debt.

    In May of 1995, the Company offered its Debentureholders the right to convert the principal and accrued interest owed on their Debentures into Common Stock at a modified conversion rate of $2.3125 of Debenture principal and interest for one share of Common Stock, as opposed to the stated conversion rate of $5.00 per share. The Debentureholders, who were owed an aggregate of approximately $2.5 million, agreed to the conversion and were issued an aggregate of 1,093,904 shares of Common Stock. The Company recorded a loss on conversion of approximately $1.3 million, which is equal to the market value of the shares actually issued less the market value of the shares which would have been issued had the conversion been at the stated conversion rate.

     Other income, net, increased by $399,000 from 1995 to 1996 due to a gain of approximately $150,000 on the sale of a Longhorn Cafe restaurant, with the balance of the increase due primarily to consulting fees charged Pasta Co. prior to its acquisition.

    A note payable for the purchase of the Chris' & Pitt's product line was paid off at a discount from the face amount of the note plus accrued interest. The amount of the discount is reported as a gain on extinguishment of debt in fiscal 1995.

     The Company had no income tax provision nor benefit in 1995 or 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The following table presents a summary of the Company's cash flows for the last three fiscal years:

                                                         (In Thousands)
                                                   1997       1996          1995
                                                  ------     ------        -------
        Net cash provided by
        (used in) operating activities            $  386     $ 1,346      ($1,341)

        Net cash used in investing activities       (606)    (1,617)         (613)

        Net cash provided by
        (used in) financing activities                21     (1,368)         3,524
                                                  ------     ------        -------

        Net increase (decrease) in cash
        and cash equivalents                       ($199)   ($1,639)       $ 1,570
                                                  ======     ======        =======

         The Company continues to experience substantial losses from operations and, as of June 29, 1997, has an accumulated deficit of $30.3 million.

     During 1997, net cash provided by operating activities of $385,783 was primarily due to adding back of non-cash deductions from depreciation and amortization of $6,035,811, provision for restaurant closings of $1,175,434, and increase in accounts payable and accrued liabilities of $2,027,007. Net cash of $606,131 used in investing activities was primarily due to cash outflow for purchases of restaurant property and equipment in excess of proceeds from the sale of property and equipment. Net cash provided by financing activities totaling $20,724 was due to proceeds from borrowings in excess of repayments of borrowings, and purchase of treasury stock.

    During 1996, net cash flow from operating activities totaled $1,346,354 primarily due to depreciation and amortization added back to net income, offset by a reduction in accrued liabilities. Investing activities utilized $1,616,660 of cash, principally resulting from purchases of property and equipment. Financing activities utilized $1,368,257 of cash, primarily due to net payments on borrowings. In March of 1996, the Company received proceeds from a $1.2 million bank loan, of which approximately $860,000 was used to pay off an existing loan.

    For fiscal 1995, operating activities utilized $1,340,986 of cash, primarily due to a net loss less non-cash expenses. Investing activities utilized $612,575 in cash due to purchases of property and equipment of approximately $1.4 million offset by a $756,000 collection on a note receivable. Financing activities provided $3,523,580 in cash primarily due to the issuance of common stock and an increase in net borrowings. In June 1995, the Company received proceeds from a $1.0 million loan from an unaffiliated foreign corporation and approximately $1.1 million from a private placement of Common Stock.

    In the fourth quarter of fiscal 1997 (June 1997) the Company offered a private placement of $4 Million of 11% Convertible Subordinated Notes due June 30, 2002 (the "Convertible Subordinated Notes") pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "Act") and the rules and regulations promulgated thereunder, including, without limitation,
Section 4(2) and Regulation D. The Convertible Subordinated Notes are being offered directly by the Company to qualified accredited investors. The Company has not retained a broker or underwriter to assist with the offering although it may elect to do so in the future on terms to be negotiated. Holders of the Convertible Subordinated Notes received warrants (the "Convertible Subordinated Note Warrants") to purchase shares of Common Stock at a purchase price of $1.50 per share until June 30, 2002. Interest on the Convertible Subordinated Notes is payable quarterly beginning September 30, 1997. The Convertible Subordinated Notes are currently unsecured and may be subordinated to certain defined senior indebtedness. As of September 1997, $700,000 principal amount of the Convertible Subordinated Notes has been subscribed. The proceeds of the offering were used to repay a portion of the $3 million principal amount of 12% Subordinated Notes originally due July 31, 1997. The balance of the Subordinated Notes was extended to July 10, 1998. Ghulam M. Bombaywala, Chairman of the Board, Chief Executive Officer and a director of the Company, converted the $500,000 principal amount of 12% Subordinated Notes owed to him into the 11% Convertible Subordinated Notes, pursuant to a Subordinated Note Conversion Agreement dated June 1, 1997 (the "Conversion Agreement"). Pursuant to the Conversion Agreement, Mr. Bombaywala canceled the $500,000 principal amount of 12% Subordinated Notes owed him by the Company and received an 11% Convertible Subordinated Note of equal principal amount with the same terms and conditions as the Convertible Subordinated Notes being offered by the Company to prospective investors. Additionally, in September 1997, the Company guaranteed a promissory note with United Central Bank for $850,000 due September 2002. The proceeds of the note were used to repay a portion of the $3 million principal amount of 12% Subordinated Notes originally due July 31, 1997.

    In April 1997, the Company secured a $300,000 (at prime + 2%) unsecured line of credit with MetroBank in Houston, Texas maturing in April 1998. These funds were used to supplement working capital needs. As of June 29, 1997 approximately $25,000 was available. Also, in April 1997, the Company secured a $300,000 note (at prime) with United Central Bank in Houston, Texas maturing April 2004, for the purpose of financing equipment and leasehold improvements for a Pasta Co. Restaurant.

    In February 1997, the Company secured a $250,000 note (at prime +1%) with Langham Creek National Bank in Houston, Texas for the purpose of financing equipment and leasehold improvements for a Pasta Co. Restaurant.

    The Company frequently has not been able to make timely payments to its trade and other creditors. The Company has renegotiated new terms with most of its suppliers and vendors, which include more favorable pricing, extended payment terms and discounts. If the Company is unable to comply with these terms, its suppliers and vendors may suspend deliveries and the Company's ability to continue to operate could be materially affected. The Company is currently seeking sources of working capital financing sufficient to fund its ongoing trade obligations.

    FISCAL 1998 CAPITAL REQUIREMENTS.

    The Company has a working capital deficit of approximately $8.2 million at June 29, 1997. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital, refinance its debt and to ultimately attain profitable operations.

    Management's plans include the following:

    o    Decreasing food and labor cost while increasing revenues.

    o Increasing revenues in existing restaurants by remodeling certain Marco's Mexican Restaurants and by improving marketing programs and customer service.

    o Increasing revenues from the sale of food products by reinforcing existing markets, expanding distribution to new market areas, introducing more aggressive marketing programs, adding methods of distribution and developing new products.

    o    Franchising new restaurants.

    o    Obtaining additional equity capital or debt financing.

    The material capital commitments of the Company for fiscal 1998 are as follows:

    o Reduction of the Company's working capital deficit, including payments on notes, accounts payable and accrued liabilities.

    o Accumulation of funds for the payment of the principal balance of $1.25 million owed on the $3 Million 12% Subordinated Notes originally due July 31, 1997 but extended to July 10, 1998.

    o    Remodeling Marco's Restaurants.

    In the first quarter of fiscal 1998, the Company opened one new Pasta Co. Restaurant. Pasta Co. Restaurants require an initial capital investment of approximately $400,000. Of this amount, the Company financed approximately half of the investment using the acquired assets as collateral. The Company financed the balance through cash flow from operations. There are no further plans to open new restaurants during fiscal 1998.

    The Company expects to achieve positive cash flow from operations in fiscal 1998, principally from its Marco's and Pasta Co. Restaurants, if it can increase its restaurant sales and reduce its labor and operating costs. During the first quarter of fiscal 1998, the Company sold its Longhorn Cafe Restaurant. The Company also plans to supplement cash flow from operations by selling its last barbecue restaurant, Billy Blues. However, cash generated from operations may not be sufficient to meet all of the Company's fiscal 1998 capital commitments set forth above. Without debt refinancing or additional debt or equity financing in the short-term, the Company will not be able to (i) reduce its current working capital deficit, (ii) repay the $1.25 million balance of the 12% Subordinated Notes due July 10, 1998, or (iii) continue its remodeling efforts on the Marco's restaurants. There is no assurance that the Company will be able to refinance its debt or obtain additional debt or equity financing in the short term or long-term.

    For fiscal 1997 the Company had negative cash flow from operations of $1,641,224 (after subtracting the increase in accounts payable of $2,027,007). The Company did not have sufficient cash flow during fiscal 1997 to satisfy its direct operating expenses and pay its substantial indebtedness and reduce its accounts payable and short-term liabilities. In order to meet its liabilities and obligations, the Company was required to obtain additional debt financing and borrowings as discussed above, renegotiate and extend the terms of various borrowings and renegotiate and extend the amounts and the timing of payments to various vendors.

        The Company may experience further losses or negative cash flow from operations in fiscal 1998. Continued losses raise doubt about the Company's ability to continue as a going concern. The financial statements do not reflect any adjustments that might result from the outcome of this uncertainty. If the substantial losses continue, the value of the Company's long-lived assets may become impaired resulting in further write-downs to such assets to their estimated fair value.

        The inability of the Company to obtain substantial additional financing and achieve profitable operations has resulted in the curtailment of the Company's expansion activities which may continue indefinitely. Cash generated from operations will not be sufficient to allow the Company to timely meet its obligations and continue remodeling the Marco's Restaurants and continue restaurant expansion. Without obtaining profitable operations and positive cash flow from operations the Company may have to curtail its operations, sell core assets or seek further financing on terms which may prove unfavorable to the Company and its shareholders.

NEW ACCOUNTING STANDARDS.

     In May 1997, the FASB issued SFAS No. 128 "Earnings Per Share" which changes the manner in which earnings per share are calculated and presented. The pronouncement is effective for annual and interim periods ending after December 15, 1997.

    FORWARD-LOOKING INFORMATION. Information in this Annual Report and
Form 10-K contains forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to the Company's management. When used in this Annual Report and Form 10-K, words such as "anticipate," "believe," "estimate," "expect," "intend," and similar expressions, as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, and are subject to certain risks, uncertainties, and assumptions relating to the operations and results of operations of the Company, competitive factors and pricing pressures, shifts in consumer demand, the costs of products and services, general economic conditions, and the acts of third parties, as well as other factors described in this Annual Report and Form 10-K, and, from time to time, in the Company's periodic earnings releases and reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, or intended, or the like.


ITEM 8.  FINANCIAL STATEMENTS.

    The financial information required by this Item is found beginning at page F-1.


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

    As previously reported in a Form 8-K filing dated August 20, 1997, the Company changed its principal independent accountant. (See "Item 10. Directors and Executive Officers of the Registrant -- Committees and Fees").

                                    PART III

ITEM 10.     DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages, titles and dates of employment of the members of the Board of Directors and the executive officers of the Company.

                                                                      Term of
                                                                       Office
Name                          Age    Position                          Since
----                          ---    --------                          -----
Ghulam Bombaywala             41     Chairman of the Board,            1994
                                       Chief Executive Officer
                                       and Director
Thomas J. Buckley(3)          50     Former Chief Financial            1994
                                       Officer & Secretary
Michael S. Chadwick(1)        45     Director                          1994
Nico B. Letschert(2)          42     Director                          1994
Philip M. Mount               39     Director                          1994
Sarosh J. Collector(1)(2)     49     Director                          1995

-----------------
(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.
(3) Thomas J. Buckley resigned effective July 1, 1997 and as of the date of this filing has not been replaced.

    GHULAM BOMBAYWALA was elected as a director of the Company on August 5, 1994. Effective September 21, 1994, Mr. Bombaywala was elected Chairman of the Board of Directors and Chief Executive Officer of the Company. Since 1984, Mr. Bombaywala has served as sole director of Marco's. Mr. Bombaywala also served as President and Chairman of the Board of Directors of the publicly traded Two Pesos, Inc. from April 1990 to June 1993 when it was sold to Taco Cabana, Inc. Mr. Bombaywala is also a shareholder and President of James Coney Island restaurants serving hot dogs and chili. Mr. Bombaywala serves on the Board of Directors of the Sam Houston Area Boy Scouts of America, the National Conference of Christians and Jews, and the United Way of Texas Gulf Coast.

    THOMAS J. BUCKLEY was elected Chief Financial Officer and Secretary of the Company in December 1994. From May 1990 to January 1994, Mr. Buckley was Vice President - Finance and Franchising of Western Sizzlin, Inc. ("WSI"), a restaurant franchising and operating company. From 1986 to 1989, Mr. Buckley was President of SDO, Inc., a regional franchising company. From 1980 to 1985, Mr. Buckley was Executive Vice President and a director of the publicly traded USACafes, franchisor and operator of Bonanza Restaurants. Mr. Buckley has over 15 years experience in the restaurant industry and extensive experience in franchising. Mr. Buckley received a B.S. degree in accounting from the University of New Orleans.

    MICHAEL S. CHADWICK has served as a director of the Company since August 1994. Mr. Chadwick serves on the Audit Committee of the Board of Directors. Mr. Chadwick is Senior Vice President and a Managing Director of the Corporate Finance Department of Sanders Morris Mundy Inc., a Houston-based financial services and investment banking firm. From 1988 to August 1994, Mr. Chadwick served as President and Co-Owner of Chadwick, Chambers & Associates, Inc., an investment and merchant banking firm specializing in corporate finance services. From 1984 to 1988, Mr. Chadwick served as Vice President, Corporate Finance at Lovett Mitchell Webb & Garrison, Inc., a Houston-based investment banking firm. Mr. Chadwick has been engaged in investment banking since 1978. Mr. Chadwick presently serves on the Board of Directors of Blue Dolphin Energy Company and Brazos Sportswear, Inc., both publicly traded corporations, and Moody-Price, Inc., a privately held concern. Mr. Chadwick received an M.B.A. in finance from Southern Methodist University and a B.A. degree in economics from the University of Texas.

    NICO B. LETSCHERT was elected to the Board of Directors in September 1994 and serves as a member of the Compensation Committee of the Board of Directors. Mr. Letschert is the CEO of Noesis Capital Corp., a Florida-based investment banking and money management firm. From 1984 until July 1995, Mr. Letschert was President of Noble Investment Co. of Palm Beach. A native of The Netherlands, Mr. Letschert began his career on the Amsterdam Stock Exchange before relocating to the U.S. and becoming involved with venture capital and corporate finance. Mr. Letschert received his degree from the Dutch Institute for Banking and Finance and is a Certified Financial Planner. He also serves on the Board of Directors of the following publicly traded corporations: Celerity Solutions, Inc., Futuremedia PLC and PSI Industries, Inc.

    PHILIP M. MOUNT has been a director of the Company since August 5, 1994 and is a partner with the law firm of Kelly, Sutter, Mount & Kendrick. Mr. Mount has engaged in the practice of law in Houston, Texas since 1983. Mr. Mount's principal areas of practice are corporate finance and securities. Mr. Mount received his B.B.A. with honors from the University of Texas at Austin in 1980 and a J.D. from the University of Houston College of Law in 1983. From August 1990 until its acquisition in 1993, Mr. Mount served as a director and a member of the Compensation and Executive Committees of Two Pesos, Inc., a publicly traded Houston, Texas based restaurant company.

    SAROSH J. COLLECTOR has been a director of the Company since March 17, 1995 and currently serves as a member of the Audit and Compensation Committees of the Board of Directors. Mr. Collector is a certified public accountant and has served as President of the accounting firm of Collector, Dart & Moore P.C. since 1987. From 1986 to 1987, Mr. Collector was a manager with the accounting firm of Spicer & Oppenheim, and from 1981 to 1986 served as a partner with the accounting firm of Malow Cohen & Co. Mr. Collector's principal areas of practice are taxation, business consulting and business valuation. Mr. Collector also served as a director of Two Pesos, Inc., a publicly traded corporation, from April 1990 to August 1993.

COMMITTEES AND FEES

    The Board of Directors of the Company has established an Audit Committee and a Compensation Committee. The purpose of the Audit Committee is to review and make recommendations to the Board of Directors with respect to the engagement of the Company's independent public accountants, reviewing with such accountants the plans for and the results and scope of the auditing engagement and certain other matters relating to the services provided to the Company, including the independence of such accountants. The Audit Committee held no meetings during fiscal 1997. Furthermore, the Audit Committee met in August 1997 and approved a change of principal independent accountants for the fiscal year 1997 audited financial statements. Mann, Frankfort, Stein & Lipp, P.C. was engaged as the Company's principal independent accountant to replace Coopers & Lybrand L.L.P. who resigned on August 20, 1997. (See Form 8-K and Form 8-K Amendment No. 1 dated August 20, 1997 and filed on
August 27, 1997 and September 9, 1997, respectively, which are attached hereto as exhibits and incorporated herein by reference.)

    The Compensation Committee reviews on behalf of, and makes recommendations to, the Board of Directors with respect to compensation of executive officers and key employees of the Company and administers the Company's 1994 Stock Compensation Plan (the "Stock Compensation Plan"). All actions undertaken by the Compensation Committee during the last fiscal year were effected by unanimous consent in lieu of holding scheduled or special meetings.

    Each director who is not an employee of the Company is entitled to be paid $250 for each meeting of the Board of Directors attended (exclusive of telephonic meetings) and $250 for each meeting of a Committee of the Board of Directors attended (exclusive of committee meetings occurring on the same day as Board Meetings), and are reimbursed for expenses incurred in attending such meetings. Directors who are employees of the Company are not paid any additional compensation for attendance at Board of Directors or Committee meetings. During fiscal 1997 the Directors chose to forego any compensation for attending meetings. During fiscal 1997, the Board of Directors held its annual meeting on December 13, 1996, conducted meetings in September 1996, April and May of 1997, and approved actions undertaken by management of the Company.

SECTION 16(A) - BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission (the "Commission").

    Based solely on its review of the copies of such report forms received by it with respect to fiscal year 1997, or written representations from certain reporting persons, the Company believes that filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have not been timely complied with in accordance with Section 16(a) of the Exchange Act as follows. Sarosh J. Collector, a director of the Company, failed to timely file a Form 4 in August of 1996. Angelo Pitillo, a former executive officer and director of the Company failed to timely file Form 4 in August 1996, January 1997, and July 1997 for one transaction each. Thomas Buckley, a former executive officer of the Company failed to timely file Form 4 in August 1996, January 1997 and July 1997 for a total of six transactions (two each). In addition, all directors and executive officers of the Company (except Ghulam Bombaywala, who was not required to file a Form 5) each failed to timely file Form 5 - Annual Changes in Beneficial Ownership of Securities for fiscal 1997. All late reports were filed in September and October of 1997.

ITEM 11.     EXECUTIVE COMPENSATION.

SUMMARY COMPENSATION INFORMATION

    The following table sets forth certain information regarding all cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as other compensation paid or accrued, during the Company's fiscal year ended June 29, 1997, to the Company's Chief Executive officer and to those other executive officers who received salary and bonus compensation in excess of $100,000 during the fiscal year (the "named executive officers").

                           SUMMARY COMPENSATION TABLE



                                                                                    Long Term Compensation
                                                Annual Compensation                           Awards              Payouts
                                         ----------------------------------        --------------------------     -------
                                                                                   Restricted   Securities
                                                                    Other Annual      Stock     Underlying       LTIP     All Other
                                                                    Compensation(2)  Award(s)  Options/SARs(3)  Payouts Compensation
Name and Principal Position        Year     Salary($)      Bonus($)       ($)          ($)         (#)            ($)        ($)
---------------------------        ----     ---------      -------- -------------- ----------  --------------   ------- ------------
GhulamBombaywala,Chairman of       1997    $60,000(1)    $60,000(1)      $-0-        $-0-           -0-            -0-      $-0-
 the Board and Chief Executive     1996       -0-           -0-           -0-         -0-           -0-            -0-       -0-
 Officer                           1995       -0-           -0-           -0-         -0-           -0-            -0-       -0-


Angelo Pitillo, former President   1997    $150,000          $-0-        $-0-        $-0-        80,000            -0-      $-0-
 and Chief Operating Officer(4)    1996    $150,000          $-0-        $-0-        $-0-           -0-            -0-      $-0-
                                   1995     121,154           -0-         -0-         -0-       250,000            -0-       -0-

(1) Includes salary or bonus amounts earned but deferred at the officer's election.
(2) Excludes certain incidental perquisites, the total of which did not exceed the lesser of $50,000 or 10% of cash compensation for any named individual.
(3) Incentive stock options to acquire shares of Common Stock pursuant to the Company's Stock Compensation Plan.
(4) Mr. Pitillo resigned June 1997 and has not been replaced as of the date of this filing, and has a consulting agreement and severance beginning in fiscal 1998 of $4,167 per month for twelve months along with 180,000 common stock warrants exercisable at $.50 per warrant until expiration on June 30, 1999.

OPTION GRANTS DURING FISCAL YEAR 1997

    The following table provides information related to options to acquire shares of Common Stock granted to the Chief Executive Officer and the other named executive officers of the Company referenced in the Summary Compensation Table, above, during fiscal year 1997. The Company does not have any outstanding Stock Appreciation Rights ("SARs").

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR

                              Individual Grants

                                                                                                     Potential Realizable
                                                                                                       value at assumed
                                                                                                     annual rates of stock
                                                                                                      price appreciation
                                                                                                        for option term
                    Number of Securities   % of Total Options/      Exercise or                    ------------------------
                    Underlying Options/      SARs Granted to        Base Price   Expiration
Name                SARs Granted(#) (1)  Employees in Fiscal Year    ($/Sh)(2)      Date           5%($)          10%($)
                    -------------------  ------------------------   ----------   ----------        -----          ------
Ghulam Bombaywala           -0-                   -0-%                 N/A             N/A           N/A             N/A
Angelo Pitillo             80,000                 40%                 $.50            08/01         $ -0-          $ -0-


---------------------
(1) Incentive stock options to acquire shares of Common Stock granted pursuant to the Company's Stock Compensation Plan. Options issued to Mr. Pitillo vest at 100% commencing six months from the date of the original grant (August 1996), are nontransferable and are subject to termination under certain conditions upon cessation of employment. At his termination date, June 25, 1997, these options, along with all other options granted to Mr. Pitillo, were canceled and Mr. Pitillo was granted 180,000 Common Stock warrants exercisable at $.50 per warrant until expiration on June 30, 1999.

(2) The exercise price per share of each option granted in 1997 was equal to or greater than 100% of the fair market value of the Common Stock on the date of grant pursuant to the requirements of the Stock Compensation Plan.

OPTION EXERCISES AND FISCAL 1997 YEAR END HOLDINGS

    The following table sets forth information with respect to options exercised by named executive officers of the Company referenced in the Summary Compensation Table, above, during fiscal year 1997 and the number and value of options held at fiscal year end.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                             Number of Securities         Value of Unexercised
                                                             Underlying Unexercised      In-the-Money Options/SARs
                                                            Options/SARs at FY-End(#)          At FY-End($)(1)
                       Shares Acquired                      -------------------------    ----------------------------
Name                   On Exercise(#)  Value Realized($)    Exercisable  Unexercisable   Exercisable    Unexercisable
----                   --------------  -----------------    -----------  -------------   -----------    -------------
Ghulam Bombaywala           -0-           $ -0-                -0-             -0-            N/A           N/A
Angelo Pitillo              -0-             -0-                -0-             -0-          $ -0-          $ -0-

---------------
(1) The closing bid price for the Company's Common Stock as reported by NASDAQ SmallCap Market on June 29, 1997 was $0.25 per share. The indicated value is calculated on the basis of the difference between the option exercise price per share and $0.25, multiplied by the number of shares of Common Stock underlying each option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Company is comprised of two persons selected by the Board of Directors. Throughout fiscal 1997, Nico B. Letschert and Sarosh J. Collector served on the Compensation Committee. Nico B. Letschert was the President of Noble Investment Co. of Palm Beach ("Noble") and is the Chief Executive Officer of Noesis Capital Corp. ("Noesis"). Sarosh J. Collector is a certified public accountant and President of the Houston based accounting firm of Collector, Dart & Moore, P.C. Through May 1997, Philip M. Mount served on the Compensation Committee. Mr. Mount is a shareholder of Kelly, Sutter, Mount & Kendrick, P.C. ("KSMK"), a Houston based law firm. In May 1997, Mr. Mount resigned from the Compensation Committee.

    During fiscal 1995, 1996, and 1997 KSMK rendered legal services as counsel to the Company. In June of 1995, the Company issued 100,000 shares of Common Stock to KSMK as partial payment for outstanding invoices. In February, 1996, the Company issued an additional 100,000 shares of Common Stock to KSMK as payment for legal services. Mr. Mount disclaims any beneficial ownership in the shares issued to KSMK. During fiscal 1997, KSMK returned the shares in exchange for cash of $1.50 per share and the agreement of the Company to pay the balance owed to KSMK in monthly installments in the ordinary course of business.

    In December 1994, in connection with the offering of the Company's $3 million 12% Subordinated Notes, Sanders Morris Mundy, Inc. ("SMM") received approximately $250,000 as a placement fee. Also in connection with the offering, the Company entered into an eighteen month advisory agreement with SMM calling for payments of $10,000 per month and issued warrants to purchase 150,000 shares of common stock at an exercise price of $2.50 per share which expire on December 31, 1999. Mr. Chadwick, Senior Vice President and a Managing Director of Corporate Finance of SMM, and a director of the Company, was assigned 45,000 of the warrants by SMM. In July of 1997, the payment terms of the Subordinated Notes were extended, the advisory agreement was extended through December 1997 at a rate of $5,000 per month and the exercise price of the warrants was reduced to $.25 per share.

EMPLOYMENT CONTRACTS

    Effective July 1, 1994, the Company entered into an employment agreement with Ghulam Bombaywala, Chairman of the Board, Chief Executive Officer and a director of the Company (the "Bombaywala Agreement"). Under the terms of the Bombaywala Agreement, Mr. Bombaywala is entitled to receive an annual salary of $60,000 plus annual cost of living increases. In addition, Mr. Bombaywala is entitled to receive a bonus in an amount based on such factors as the Board of Directors of the Company may elect to consider. Mr. Bombaywala has elected to defer any salary or bonus due and owing to him under this agreement for fiscal 1997 for an indefinite period of time. The Bombaywala Agreement also provides for health, medical and life insurance benefits and allows participation in the Company's employee benefit plans. The Bombaywala Agreement expired April 30, 1997, however, the Board of Directors approved a one year extension during the second quarter of fiscal 1998. The Bombaywala Agreement contains provisions for employment on a full time basis, as well as payments upon termination and payment of bonuses. The non-competition provisions of the Bombaywala Agreement provide that upon termination, Mr. Bombaywala will not engage or participate in a barbecue or Mexican restaurant business within a radius of ten miles of any existing or proposed barbecue or Mexican restaurant owned, licensed, managed or operated by the Company for a period of twelve months beginning on the date of termination of the Bombaywala Agreement.

REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee, currently consisting of Messrs. Collector and Letschert, determines the compensation of the Company's executive officer, Mr. Bombaywala (C.E.O.).

    Mr. Bombaywala decided to forego a salary or bonus in fiscal 1995 and fiscal 1996 due to the fact that the Company has been and is in the process of a "turnaround." For fiscal 1997, Mr. Bombaywala deferred a salary of $60,000 per year and a bonus of $60,000 for an indefinite period of time. Mr. Bombaywala owns 6,558,889 shares of the Company's Common Stock or approximately 43.8% of the outstanding shares. Included in this calculation is the following:
Mr. Bombaywala received warrants with the right to purchase 222,222 shares of the Company's common stock at a price of $1.00 per share issued in connection with the issue of the 12% Subordinated Notes in December 1994. When Mr. Bombaywala converted his 12% Subordinated Note to the 11% Convertible Subordinated Note he received warrants with the right to purchase 50,000 shares of the Company's Common Stock at $1.50 per share. As incentive to Mr. Bombaywala for converting his note, his 222,222 warrants were not canceled. (See "Liquidity and Capital Resources"). Not included in the above calculation is the following: Mr. Bombaywala received 7,500,000 common stock rights at a value of $.50 per share in connection with the Conversion and Offset Agreement in May 1997. (See "Item 13. Certain Relationships and Related Transactions".) The Compensation Committee believes that Mr. Bombaywala is very motivated due to his stock ownership and commitment to the Company to represent the interests of all stockholders and maximize the performance of the Company. The Compensation Committee agreed with Mr. Bombaywala's decision to forego any salary or bonus during fiscal 1995 and 1996. The compensation which would have been payable to Mr. Bombaywala through April 1997 was determined by the Bombaywala Agreement, which was negotiated between the Company and Mr. Bombaywala when Marco's was acquired in fiscal 1994.

    The Compensation Committee plans to use the Company's Common Stock to retain and provide incentive to the Company's key employees. The Board of Directors believes that significant stock ownership is a major factor in aligning the interests of management and shareholders.

ITEM 12.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
             MANAGEMENT.

    The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of October 1, 1997, by
(i) each person who beneficially owns 5% or more of the Common Stock, (ii) each Director and named executive officer of the Company, and (iii) all officers and Directors of the Company as a group. Unless otherwise noted, the persons and entities named below have sole voting and investment power with respect to such shares.

                                                       Shares Beneficially Owned
                                                       -------------------------
Name of Beneficial Owner                               Number            Percent
------------------------                               ------            -------
Ghulam Bombaywala(1)                                    6,558,889         43.8%
Thomas J. Buckley                                          12,584             *
Michael S. Chadwick(2)(6)                                 124,444             *
Nico B. Letschert(3)(6)                                   311,554          2.1%
Philip M. Mount(4)(6)                                      37,222             *
Sarosh J. Collector(5)(6)                                  24,000             *
All Officers and Directors as a Group (5 Persons) (7)   7,051,109         47.1%

-----------------------
* Indicates ownership of less than or equal to one percent of the outstanding Common Stock of the Company.

(1) Mr. Bombaywala's address is 11111 Wilcrest Green, Suite 350, Houston, Texas 77042. Includes warrants to purchase 222,222 shares of Common Stock issued in connection with the Company's Subordinated Notes. Includes warrants to purchase 50,000 shares of Common Stock issued in connection with the Company's 11% Convertible Subordinated Notes. It does not include 7,500,000 shares rights of Common Stock issued in connection with the Company's Conversion and Offset Agreement. These rights are exercisable only with Board of Directors approval and possible authorization of new common shares.

(2) Mr. Chadwick's address is 3100 Texas Commerce Tower, Houston, Texas 77002. Includes warrants to purchase 89,444 shares of Common Stock issued in connection with the Company's Subordinated Notes.

(3) Includes 97,000 Series A Warrants, which may be converted into 97,000 shares of Common Stock upon payment of the $6.50 exercise price. Includes warrants to purchase 45,000 shares of Preferred Stock, which Preferred Stock is convertible into 56,250 shares of Common Stock. Includes warrants to purchase 45,000 shares of Common Stock originally issued to Noble under the terms of the 1993 Regulation S offering and subsequently assigned to Mr. Letschert. Includes 21,000 shares of Common Stock issuable to Mr. Letschert upon the conversion of $105,000 in Debenture principle, at a conversion ratio of one share of Common Stock for each $5.00 in principle converted. Mr. Letschert may acquire Debentures in the principal amount of $105,000 upon the exercise of warrants originally granted to Noble as placement agent for the Company's offering of Debentures and subsequently assigned to Mr. Letschert. Includes warrants to purchase 71,250 shares of Common Stock at $3 per share. Also includes 10,000 Series A Warrants which entitle Mr. Letschert to acquire 10,000 shares of Common Stock upon the payment of the exercise price of $6.50 per share. Mr. Letschert's address is 1801 Clint Moore Road, Suite 100, Boca Raton, Florida 33487.

(4) Mr. Mount's address is 1600 Smith, Suite 3700, Houston, Texas 77002. Includes warrants to purchase 22,222 shares of Common Stock issued in connection with the Company's Subordinated Notes.

(5) Mr. Collector's address is 3000 Richmond Avenue, Suite 270, Houston, Texas 77002.

(6) Includes options to purchase 15,000 shares of Common Stock granted under the Company's Outside Director's Stock Option Plan.

(7) Does not include former Chief Financial Officer (resigned July 1997) Tom Buckley's 12,584 shares or former President (resigned June 1997) Angelo Pitillo's 12,382 shares owned.

ITEM 13.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    Late in the fourth quarter of fiscal 1997 the Company sold Pete's Hospitality Co., Inc., ("Pete's") a wholly-owned subsidiary, pursuant to a Stock Purchase Agreement, to Angelo Pitillo, former President, Chief Operating Officer and director of the Company. Mr. Pitillo acquired all of the issued and outstanding shares of Pete's in exchange for a promissory note payable to the Company in the principal amount of $300,000 (the "Pete's Note"). The Pete's Note accrues interest at the rate of 10% per annum over approximately five years. The Pete's Note is secured by assets of Pete's. The Company recorded a loss of approximately $750,000 on the transaction.

    In August 1996, the Company sold for $350,000 previously mortgaged real property located at the Victoria, Texas Marco's Restaurant location to the Bombaywala Family Trust ("The Trust"). The Trust is administered by M.U. Bombaywala, Trustee, for the purpose of his grandchildren's education. The real property and certain assets are now being leased by the Company from the Trust. The Trust also owns the real property on which one of the Company's Pasta Co. Restaurants is located, having purchased it from an unaffiliated third party. The Trust leases this property to the Company. The Company believes that both leases are at rates comparable to those which could be attained from unrelated third parties.

    In April 1997, the Company agreed to sell equipment associated with three new restaurants to Mr. Bombaywala and lease the assets back. The three restaurants were opened in the second and fourth quarters of fiscal 1997. The Company believes that the selling price of $750,000 and the lease rate are comparable to those which could be attained from an unrelated third party. There was no gain or loss to the Company on this transaction.

    On July 31, 1994, Ghulam Bombaywala, Chairman of the Board and Chief Executive Officer of the Company, executed a promissory note in the principal amount of $2,175,310 made payable to Marco's (the "Bombaywala Note"). The Bombaywala Note accrues interest at the rate 6% per annum until maturity, with accrued interest being payable annually on the 1st day of July of each year for which a principal balance is due and owing. The principal balance of the Bombaywala Note is due as follows: $200,000 on July 31, 1996, 1997 and 1998, with all remaining principal and interest due and owing under the Bombaywala Note to be paid in full on July 31, 1999. The Bombaywala Note is secured by the securities more particularly set forth in that certain Pledge and Security Agreement entered into by and between Marco's and Mr. Bombaywala on July 31, 1994. In September of 1995, the Company's Board of Directors voted to defer the interest payment due July 1, 1995 until December 31, 1995. During fiscal 1997, the principal amount due under the Bombaywala Note was reduced by $819,202 pursuant to a Conversion and Offset Agreement further described below. During 1997, the Company earned interest of $123,877 on the note receivable from Mr. Bombaywala and was charged interest of $123,757 on various notes payable to him. The interest receivable and payable, together with interest receivable at June 30, 1996 of $94,974 were offset with a remaining receivable from Mr. Bombaywala of $95,093 outstanding at June 29, 1997.

    On June 17, 1992, the Company loaned William J. Gallagher, a former officer and director of the Company, $53,000 evidenced by an unsecured promissory note providing for interest at prime. The note was renewed on June 17, 1993, whereby the principal balance due under the note was increased to $124,000 to include additional advances made by the Company during fiscal 1993. The principal balance of the note accrues interest at the rate of 6% per annum, with accrued interest being due and payable annually on July 1. The entire principal balance is due and payable on July 1, 1999. The note is an unsecured debt obligation of Mr. Gallagher to the Company. The interest payments Due July 1, 1995, 1996 and 1997 had not been made by Mr. Gallagher as of October 1, 1997.

    On June 30, 1994, John H. Coleman, III, a former officer and director of the Company, executed a promissory note in the principal amount of $31,291 for the purpose of evidencing a debt obligation resulting from advances made by the Company to Mr. Coleman during fiscal 1994. The principal amount of the note accrues interest at the rate of 6% per annum and is due and payable on the first day of July for each year the principal balance remains outstanding. The principal balance of the note is due and payable in full on July 1, 1999. The note is an unsecured debt obligation of Mr. Coleman to the Company. The interest payments due July 1, 1995 and 1996 were not made by Mr. Coleman. Mr. Coleman was also the plaintiff in a lawsuit against the Company (see Item 3 "Legal Proceedings".) As part of the settlement of this lawsuit, this note was canceled.

    Mr. Bombaywala has an ownership interest in and participates in the management of other businesses, including the Houston-based James Coney Island restaurant chain.

PASTA CO. ACQUISITION

    On September 7, 1995, the Board of Directors of the Company approved the acquisition of all of the issued and outstanding shares (the "Shares") of Pasta Co. from Mr. Bombaywala, the sole stockholder and director of Pasta Co. On September 14, 1995, the Company, Mr. Bombaywala, and Pasta Co. entered into an Agreement and Plan of Merger (the "Merger Agreement") which provided for the merger of Pasta Co. with and into the Company as the surviving corporation (the "Merger"). The principal assets of Pasta Co. consisted of its ownership of ten (10) restaurants in Houston, Texas.

    In consideration for the Shares, Mr. Bombaywala received 1,666,667 shares of the Company's Common Stock (the "Merger Shares") and two promissory notes in the aggregate principal amount of $3,750,000 (the "Notes"). The Merger Shares were valued at $1.78 per share which was the market value of the Common Stock on the date of the Merger. The total consideration paid to Mr. Bombaywala was $2,966,667; however, as provided below, a portion of the Merger Shares was subject to future release and earn out. In addition, the Company assumed approximately $3.6 million of liabilities and indebtedness of Pasta Co. outstanding as of January 26, 1996.

    Although not required by law, the Board of Directors of the Company elected to submit the Merger to its independent shareholders for approval at its Annual Meeting of Shareholders which was held January 9, 1996. Mr. Bombaywala, who then owned 4,620,000 shares of the Company's Common Stock, or 41.6%, excluding the Merger Shares, did not vote on the Merger at the Annual Meeting. The Merger was approved, and the effective date of the Merger (the "Effective Date") was January 26, 1996. As of the Escrow Closing Date, the Company was granted the right to manage Pasta Co. and received a management fee of three percent (3%) of the gross revenues of Pasta Co. through the Effective Date. Such fees amounted to approximately $137,000.

    The Merger Shares are restricted securities but have demand and incidental registration rights. A total of 350,000 Merger Shares were subject to a Development Escrow Agreement which provided for the earnout and release of such shares based upon (i) the opening of five additional Pasta Co. Restaurants on or before December 31, 1996 at an average cost not to exceed $400,000 per restaurant, or (ii) the share price for the Company's Common Stock exceeding $5.00 per share for any ten consecutive business days on or before June 30, 1996 or $7.00 per share on or before June 30, 1997. The Company completed the opening of the five additional Pasta Co. Restaurants before December 31, 1996 and, therefore, the Merger Shares have been released to Mr. Bombaywala.

    The Notes consisted of (i) a promissory note from Pasta Co. in the principal amount of $2,750,000, bearing interest at 10% per annum, and due and payable on September 15, 2002, subject to certain mandatory prepayment provisions, and (ii) a promissory note from Pasta Co. in the principal amount of $1,000,000 bearing interest at 10% per annum, the principal amount of which, subject to certain mandatory prepayment provisions, was due and payable in two equal annual installments on December 31, 1996 and December 31, 1997. Quarterly payments of interest were due and payable on the Notes on the 15th day of December, March, June and September of each year the Notes were outstanding. Commencing September 15, 2000, the outstanding principal on the $2,750,000 Note was to be amortized and paid in quarterly installments over the remaining two year term. The Notes required mandatory prepayment in the amount of and to the extent of (i) fifty percent of the proceeds from any public offering received by the Company, and (ii) proceeds from private financings in excess of $1,000,000 received by the Company. Mr. Bombaywala agreed to defer or offset any and all principal and interest until July of 1997. The Company incurred $392,337 in interest expense on two notes aggregating $3,750,000. In connection with the Conversion and Offset Agreement, Mr. Bombaywala forgave such interest which has been recorded as a contribution to capital.

     On the Effective Date, a promissory note of Pasta Co. to Mr. Bombaywala in the principal amount of $1,260,000 was paid by the Company. Payment was made as follows: $150,000 in cash, transfer of ownership of land and building valued at $515,000 and a note to Mr. Bombaywala in the amount of $595,000. Mr. Bombaywala received an additional note from the Company in the amount of $224,202 for other obligations of Pasta Co. arising prior to the Effective Date (the $595,000 note and the $224,202 note are collectively referred to as "Additional Pasta Co. Notes") .

    The Notes were secured by a guarantee of the Company, a pledge by the Company of all issued and outstanding shares of Pasta Co. and a security interest in all of the assets relating to the first ten restaurants opened by Pasta Co. The lien of Mr. Bombaywala was junior to any prior liens granted by Pasta Co. on or before the Effective Date.

    On May 15, 1997 Mr. Bombaywala and the Company entered into a Conversion and Offset Agreement whereby the $3,750,000 of debt evidenced by the Notes was converted to 7,500,000 Common Stock Rights (the

"Rights"). Each of the Rights shall automatically convert to one share of the Company's Common Stock at a later date, without further action or consideration by Mr. Bombaywala, assuming the Company has a sufficient number of shares authorized and freely issuable. In exchange for the Rights, Mr. Bombaywala forgave the Notes. A value of $.50 per share was determined by the Board of Directors in connection with the conversion. The Company intends to proceed with an amendment to its Articles of Incorporation to increase its authorized Common Stock to a sufficient level to enable it to issue all of the shares. However, there can be no assurance that such amendment will be adopted.

    The Company also agreed with Mr. Bombaywala to offset the $819,202 in Additional Notes payable to Mr. Bombaywala in connection with the acquisition of Pasta Co. against the Bombaywala Note receivable from Mr. Bombaywala in connection with the Marco's merger.

    In May of 1995, the Company began factoring accounts receivable through Catalyst Financial Co., ("Catalyst") paying factoring fees of approximately $19,000 in fiscal 1995 and $75,000 in fiscal 1996. The Company believes that the fees paid were comparable to those that would be charged by a competing factoring company. Mr. Bombaywala is a principal of Catalyst.

    The Company acquired 240,000 shares (the "CluckCorp Shares") of the outstanding common stock $0.1 par value of CluckCorp International, Inc., a Texas corporation ("CluckCorp") on June 30, 1994 upon the conversion of, and as partial payment for, a promissory note of CluckCorp owed to the Company in the principal amount of $800,000 (the "CluckCorp Note") issued in June 1993 and in exchange for certain other advances owed to the Company. The CluckCorp Note has a maturity date of June 30, 1998, and was payable, at the option of CluckCorp, in whole or in part, in cash or with Common Stock of CluckCorp. During 1994 CluckCorp repaid a portion of the CluckCorp Note in cash and the remaining portion of the CluckCorp Note and certain advances were paid with the CluckCorp Shares. The Company subsequently sold the CluckCorp Shares to JEB Investment Corporation, a Texas corporation ("JEB") in exchange for a $1,800,000 recourse promissory note executed by JEB as maker (the "JEB Note") bearing interest at 9% per annum, payable annually, with a final maturity date of June 30, 1996. The JEB Note was secured by the CluckCorp Shares pursuant to a Pledge Agreement. JEB defaulted on the payments required under the JEB Note. In May 1997, JEB and the Company executed an agreement whereby JEB relinquished all right, title and interest in the CluckCorp Shares to the Company pursuant to the Company's foreclosure rights in consideration for the Company relinquishing all of its rights under the JEB Note. The Company is currently selling the CluckCorp Shares in public and private transactions.


ITEM 14.     EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

    (a)      Documents Filed as Part of this Report.

             (1) The Consolidated Financial Statements listed in the Index to the Consolidated Financial Statements on page F-1 are filed as part of this report and are incorporated by reference.

             (2) No financial statement schedules are filed as part of this report.

             (3) The Exhibits filed as part of this report are listed on the
                 Exhibit Index appearing on page E-1 which is incorporated herein by reference.

    (b)      Reports on Form 8-K

             During the fourth quarter of fiscal 1997, the Company filed Form 8-K, dated May 15, 1997, reporting under "Item 5. Other Events," the Conversion and Offset Agreement whereby the Company converted $3,750,000 of debt owed to Mr. Bombaywala as a result of the acquisition of The Original Pasta Co. into 7,500,000 Common Stock Rights, and offset $819,202 in additional notes payable to, against notes receivable from, Mr. Bombaywala. Furthermore, the Company filed Form 8-K, Amendment No. 1, dated May 15, 1997, reporting under "Items 1 and 5. Changes In Control of Registrant; Other Events", a change in control of the Company should Mr. Bombaywala be issued the 7,500,000 shares of Common Stock. No financial statements were included in either Form 8-K.

    (c)      Exhibits Required by Item 601 of Regulation S-K

             The Exhibits required by Item 601 of Regulation S-K and listed in the Exhibit Index on page E-1 are filed as part of this report.

    (d)      Financial Statement Schedules

             None.



                   [This space is intentionally left blank.]

                                   SIGNATURES



    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    WATERMARC FOOD MANAGEMENT CO.
                                      (Registrant)

Date:    October 13, 1997
                                    By: /s/ Ghulam Bombaywala
                                       ----------------------------------------
                                      Ghulam Bombaywala, Chairman of the Board,
                                      Chief Executive Officer and Director


    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


          NAME                                       TITLE                             DATE
          ----                                       -----                             ----
  /s/ Ghulam Bombaywala             Chairman of the Board, Chief Executive
---------------------------         Officer and Director (Principal             October 13, 1997
    Ghulam Bombaywala               Executive Officer and acting as
                                    Principal Financial and Accounting
                                    Officer) (1)

   /s/ Philip M. Mount
---------------------------
     Philip M. Mount                Director                                     October 13, 1997

 /s/ Michael S. Chadwick
---------------------------
   Michael S. Chadwick              Director                                     October 13, 1997

  /s/ Nico B. Letschert
---------------------------
    Nico B. Letschert               Director                                     October 13, 1997

 /s/ Sarosh J. Collector
---------------------------
   Sarosh J. Collector              Director                                     October 13, 1997


 (1) The principal financial and accounting officer resigned in July 1997 and has not been replaced as of the date of this filing. Mr. Bombaywala is signing as these positions.

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES




         INDEX TO AUDITED FINANCIAL STATEMENTS


               Reports of Independent Accountants . . . . . . . . . . . .    F-2; F-3

               Consolidated Balance Sheets  . . . . . . . . . . . . . . .    F-4

               Consolidated Statements of Operations  . . . . . . . . . .    F-5

               Consolidated Statements of Stockholders' Equity  . . . . .    F-6

               Consolidated Statements of Cash Flows  . . . . . . . . . .    F-7

               Notes to Consolidated Financial Statements . . . . . . . .    F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Watermarc Food Management Co.



We have audited the consolidated balance sheet of Watermarc Food Management Co. and subsidiaries (the "Company") as of June 29, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the fiscal year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Watermarc Food Management Co. and subsidiaries as of June 29, 1997 and the consolidated results of their operations and their cash flows for the fiscal year then ended, in conformity with generally accepted accounting principles.





                                        MANN, FRANKFORT, STEIN & LIPP, P.C.



Houston, Texas
October 9, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of Watermarc Food Management Co.


We have audited the consolidated balance sheet of Watermarc Food Management Co. and subsidiaries (the "Company") as of June 30, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the fiscal years ended June 30, 1996 and July 2, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Watermarc Food Management Co. and subsidiaries as of June 30, 1996 and the consolidated results of their operations and their cash flows for the fiscal years ended June 30, 1996 and July 2, 1995, in conformity with generally accepted accounting principles.




                            COOPERS & LYBRAND L.L.P.



Houston, Texas
September 27, 1996

                WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
                          Consolidated Balance Sheets


     ASSETS                                                              June 29, 1997    June 30, 1996
                                                                         ------------    ------------
Current assets:
       Cash and cash equivalents                                         $    263,542    $    463,166
       Accounts receivable, trade                                             540,406         397,744
       Accounts receivable from affiliates                                    299,518         252,440
       Inventories                                                            483,302         715,538
       Prepaid expenses and other current assets                               73,217         105,779
                                                                         ------------    ------------
          Total current assets                                              1,659,985       1,934,667

Property and equipment, net                                                 6,050,631       9,328,526
Notes and other receivables from affiliate                                  1,679,374       2,217,784
Intangible assets, net                                                      7,213,457      12,200,047
Other assets                                                                  111,381         183,686
                                                                         ------------    ------------

                                                                           16,714,828    $ 25,864,710
                                                                         ============    ============


          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
       Accounts payable, trade                                           $  4,780,931    $  3,186,690
       Accrued liabilities                                                  2,263,821       1,831,055
       Current portion of long-term debt                                    2,787,814       1,401,825
                                                                         ------------    ------------
          Total current liabilities                                         9,832,566       6,419,570

Long-term debt, less current portion                                        4,484,539       5,698,692
Notes payable to stockholder                                                  500,000       5,069,202
Deferred rent                                                                 577,976         435,949

Commitments and contingencies

Stockholders' equity:
       Preferred stock, $1 par value, 5,000,000 shares authorized,            329,540         329,540
            329,540 issued and outstanding as of June 29, 1997
            and June 30, 1996; stated at $10 liquidation preference
       Common stock, $.05 par value, 20,000,000 shares authorized,            713,161         671,682
            14,263,230 issued and outstanding as of June 29, 1997, and
            13,433,658 issued and outstanding as of June 30, 1996
       Additional paid-in capital                                          30,740,131      26,640,385
       Accumulated deficit                                                (30,313,085)    (19,400,310)
                                                                         ------------    ------------
                                                                            1,469,747       8,241,297
          Less treasury stock, cost method                                   (150,000)           --
                                                                         ------------    ------------
          Total stockholders' equity                                        1,319,747       8,241,297
                                                                         ------------    ------------

                                                                         $ 16,714,828    $ 25,864,710
                                                                         ============    ============



The accompanying notes are an integral part of the consolidated financial statements.

                WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
                     Consolidated Statements of Operations


                                                                         52 Weeks Ended
                                                           --------------------------------------------
                                                          June 29, 1997   June 30, 1996    July 2, 1995
                                                           ------------    ------------    ------------
Revenue:
      Restaurants                                          $ 46,734,262    $ 37,227,201    $ 34,600,265
      Food products                                           2,391,099       2,902,242       3,051,392
                                                           ------------    ------------    ------------
          Total revenues:                                    49,125,361      40,129,443      37,651,657

Costs and expenses:
      Cost of restaurant revenues:
            Cost of food and beverage                        12,539,192      10,956,113      10,471,159
            Labor and benefits                               14,326,414      11,348,823      11,507,171
            Other restaurant operations                      17,678,805      10,222,633      10,025,239
      Cost of food product revenues                           2,235,076       2,643,594       3,210,388
      General and administrative                              4,364,147       2,752,539       3,321,296
      Depreciation and amortization                           6,035,811       2,178,218       2,071,972
      Provision for restaurant closings                       1,175,434            --         2,856,105
      Loss on sale of Pete's Hospitality                        751,614            --              --
                                                           ------------    ------------    ------------
            Total costs and expenses                         59,106,493      40,101,920      43,463,330
                                                           ------------    ------------    ------------

Income (loss) from operations                                (9,981,132)         27,523      (5,811,673)

Non-operating income (expenses):
      Interest income                                           121,260         166,566         156,550
      Interest expense                                       (1,220,666)       (850,224)       (813,153)
      Loss on conversion of debt to equity                         --              --        (1,329,775)
      Other, net                                                167,763         704,831         305,731
                                                           ------------    ------------    ------------
            Total non-operating income (expenses)              (931,643)         21,173      (1,680,647)
                                                           ------------    ------------    ------------

Income (loss) before income taxes and extraordinary item    (10,912,775)         48,696      (7,492,320)

Income tax provision (benefit)                                     --              --              --
                                                           ------------    ------------    ------------

Income (loss) before extraordinary item                     (10,912,775)         48,696      (7,492,320)

Extraordinary item - gain on extinguishment of debt                --              --           455,579
                                                           ------------    ------------    ------------

Net income (loss)                                           (10,912,775)         48,696      (7,036,741)

Preferred stock dividends                                       296,586         296,586         294,680
                                                           ============    ============    ============
Net income (loss) less preferred stock dividends           $(11,209,361)   $   (247,890)   $ (7,331,421)
                                                           ============    ============    ============

Loss per common share before extraordinary item            $      (0.83)   $      (0.02)   $      (0.87)
Extraordinary item per common share                                --              --              0.05
                                                           ------------    ------------    ------------
Net loss per common share                                  $      (0.83)   $      (0.02)   $      (0.82)
                                                           ============    ============    ============

Weighted average common and common equivalent shares         13,451,487      12,040,163       8,921,543
                                                           ============    ============    ============





The accompanying notes are an integral part of the consolidated financial statements.

                         WATERMARC FOOD MANAGEMENT CO.
                                AND SUBSIDIARIES
                Consolidated Statements of Stockholders' Equity





                                               Preferred Stock                 Common Stock                 Treasury Stock
                                          Shares           Amount          Shares        Amount          Shares         Amount
                                        ------------    ------------    ------------   ------------   ------------   ------------
Balance, July 3, 1994                        330,340    $    330,340       8,425,815   $    421,291           --     $       --

       Conversion of debentures                 --              --         1,093,904         54,695           --             --
       Issuance of common stock                 --              --         1,458,156         72,907           --             --
       Conversion of preferred stock            (800)           (800)          1,000             50           --             --
       Preferred stock dividends:
            Cash                                --              --              --             --             --             --
            Common stock                        --              --           133,151          6,658           --             --
       Issuance of  warrants                    --              --              --             --             --             --
       Net loss                                 --              --              --             --             --             --
                                        ------------    ------------    ------------   ------------   ------------   ------------

Balance, July 2, 1995                        329,540         329,540      11,112,026        555,601           --             --

       Issuance of common stock                 --              --         2,003,667        100,183           --             --
       Preferred stock dividends:
            Cash                                --              --              --             --             --             --
            Common stock                        --              --           317,965         15,898           --             --
       Net income                               --              --              --             --             --             --
                                        ------------    ------------    ------------   ------------   ------------   ------------

Balance, June 30, 1996                       329,540         329,540      13,433,658        671,682           --             --

       Conversion of stockholder's debt         --              --              --             --             --             --
       Conversion of interest on
            on stockholder's debt               --              --              --             --             --             --
       Repurchase of common stock               --              --              --             --          100,000       (150,000)
       Preferred stock dividends:
            Cash                                --              --              --             --             --             --
            Common stock                        --              --           829,572         41,479           --             --
       Net loss                                 --              --              --             --             --             --
                                        ------------    ------------    ------------   ------------   ------------   ------------

Balance, June 29, 1997                       329,540    $    329,540      14,263,230   $    713,161        100,000   $   (150,000)
                                        ============    ============    ============   ============   ============   ============
                                             Additional     Accumulated        Total
                                              Paid-In         Earnings     Stockholders'
                                              Capital        (Deficit)         Equity
                                            ------------    ------------    ------------
Balance, July 3, 1994                       $ 16,503,549    $(12,412,265)   $  4,842,915

       Conversion of debentures                2,474,958            --         2,529,653
       Issuance of common stock                4,448,591            --         4,521,498
       Conversion of preferred stock                 750            --              --
       Preferred stock dividends:
            Cash                                  (4,295)           --            (4,295)
            Common stock                          (6,658)           --              --
       Issuance of  warrants                      25,750            --            25,750
       Net loss                                     --        (7,036,741)     (7,036,741)
                                            ------------    ------------    ------------

Balance, July 2, 1995                         23,442,645     (19,449,006)      4,878,780

       Issuance of common stock                3,214,388            --         3,314,571
       Preferred stock dividends:
            Cash                                    (750)           --              (750)
            Common stock                         (15,898)           --              --
       Net income                                   --            48,696          48,696
                                            ------------    ------------    ------------

Balance, June 30, 1996                        26,640,385     (19,400,310)      8,241,297

       Conversion of stockholder's debt        3,750,000            --         3,750,000
       Conversion of interest on
            on stockholder's debt                392,337            --           392,337
       Repurchase of common stock                   --              --          (150,000)
       Preferred stock dividends:
            Cash                                  (1,112)           --            (1,112)
            Common stock                         (41,479)           --               --
       Net loss                                     --       (10,912,775)    (10,912,775)
                                            ------------    ------------    ------------

Balance, June 29, 1997                      $ 30,740,131    ($30,313,085)   $  1,319,747
                                            ============    ============    ============





The accompanying notes are an integral part of the consolidated financial statements.

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows


                                                                      Year Ended      Year Ended       Year Ended
                                                                     June 29, 1997   June 30, 1996    July 2, 1995
                                                                      ------------    ------------    ------------
Operating activities:
      Net income (loss)                                               $(10,912,775)   $     48,696    $ (7,036,741)
      Adjustments to reconcile net income (loss) to
        net cash provided by (used in) operating activities:
          Depreciation and amortization                                  6,035,811       2,178,217       2,071,972
          Provision for restaurant closings                              1,175,434            --         2,856,105
          Loss on conversion of debt to equity                                --              --         1,329,775
          (Gain)/loss on disposal of assets                                726,399        (163,175)           --
      Changes in operating assets and liabilities,
        net of effects of acquisitions:
           Accounts receivable, trade                                     (142,662)       (292,209)        312,140
           Accounts receivable from affiliates                             (47,078)         37,542        (245,469)
           Inventories                                                     232,236        (192,446)        177,089
           Prepaid expenses and other current assets                        32,562         255,759         (66,995)
           Accounts payable and accrued liabilities                      2,027,007        (673,405)       (325,571)
           Other assets                                                  1,116,822          (6,031)       (331,377)
           Noncurrent liabilities                                          142,027         153,406         (81,914)
                                                                      ------------    ------------    ------------
                Net cash provided by (used in) operating activities        385,783       1,346,354      (1,340,986)
                                                                      ------------    ------------    ------------

Investing activities:
      Purchases of property and equipment                               (1,535,684)     (1,642,333)     (1,438,320)
      Proceeds from sale of assets                                       1,210,345         197,027            --
      Collection of note receivable                                           --            60,391         756,000
      Investments in receivables from affiliates                          (280,792)           --              --
      Collection of receivables from affiliates                               --              --            69,745
      Cost of acquisitions, net of cash acquired                              --          (231,745)           --
                                                                      ------------    ------------    ------------
                Net cash used in investing activities                     (606,131)     (1,616,660)       (612,575)
                                                                      ------------    ------------    ------------

Financing activities:
      Net proceeds from issuance of common stock                              --              --         2,166,295
      Repayment of affiliate borrowings                                       --          (150,000)       (519,507)
      Proceeds from other borrowings and warrants                        1,591,572       1,221,790       4,986,550
      Repayment of other borrowings                                     (1,419,736)     (2,439,297)     (3,105,463)
      Cash dividends                                                        (1,112)           (750)         (4,295)
      Purchase of treasury stock                                          (150,000)
                                                                      ------------    ------------    ------------
                Net cash provided by financing activities                   20,724      (1,368,257)      3,523,580
                                                                      ------------    ------------    ------------
Net increase (decrease) in cash and cash equivalents                      (199,624)     (1,638,563)      1,570,019
Cash and cash equivalents, beginning of period                             463,166       2,101,729         531,710
                                                                      ------------    ------------    ------------
Cash and cash equivalents, end of period                              $    263,542    $    463,166    $  2,101,729
                                                                      ============    ============    ============




The accompanying notes are an integral part of the consolidated financial statements.

                WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION

    Watermarc Food Management Co. (the "Company"), owns and operates 41 restaurants, primarily in the Houston Metropolitan area, under the names "Marco's Mexican Restaurants" ("Marco's Restaurants"); "The Original Pasta Co." ("Pasta Co."); "Billy Blues Barbecue Bar & Grill" ("Billy Blues"); and "Longhorn Cafe". The Company also produces and markets two brands of barbecue sauce and a spice rub, "Billy Blues Barbecue Sauce", "Chris'
    & Pitt's Bar-B-Que Sauce" and "Chris' & Pitt's Spice Rub". They are marketed to supermarkets, other retail stores and food service outlets.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

    BASIS OF PRESENTATION

    The accompanying financial statements have been prepared assuming the Company will be able to continue as a going concern. The Company has a working capital deficit of approximately $8.2 million at June 29, 1997 and experienced significant losses in fiscal 1997 which raise doubts about the Company's ability to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital and to refinance its debt and ultimately attain profitable operations.

    Management's plans include the following:

    # Increasing revenues in existing restaurants by remodeling certain Marco's Restaurants and by improving marketing programs and customer service at Marco's and Pasta Co.
    # Increasing revenues from the sale of food products by reinforcing existing markets, expanding distribution to new market areas, introducing more aggressive marketing programs, adding methods of distribution and developing new products.
    #    Franchising new restaurants.
    #    Maintaining cost controls while increasing revenues.
    #    Obtaining additional equity capital or debt financing.

    FISCAL YEAR

    The Company utilizes a 52-53 week fiscal year which ends on the Sunday closest to June 30. References to 1997, 1996 and 1995 are all 52 week periods ended June 29, 1997, June 30, 1996 and July 2, 1995, respectively.

    CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company places substantially all of its cash and cash equivalents with nationally recognized financial institutions and money market mutual funds.

    INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of restaurant food, beverages, supplies, and food products (primarily barbecue sauce) held for sale.

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES CONT'D:

    PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Leasehold improvements are amortized on a straight-line basis over the lesser of the life of the lease (ranging from approximately ten to fifteen years) or the estimated useful lives of the improvements. Building, furniture, fixtures and equipment are depreciated using straight-line and accelerated methods over the estimated useful life of the assets, which range from five to thirty years. Major additions which extend service lives are charged to the property accounts as incurred, whereas minor amounts are expensed. Disposals are removed at cost less accumulated depreciation with the resulting gain or loss reflected in current operations.

    ORGANIZATION COSTS

    Organization costs are included in other assets and are being amortized on a straight-line basis over five years.

    INTANGIBLE ASSETS

    Intangible assets are associated with the purchase of Pasta Co., Pete's Hospitality Co., Inc. and Chris' and Pitt's Barbeque Sauce. These assets are being amortized using the straight-line method over the expected period to be benefited (fifteen years for The Pasta Co.). The Company's management periodically assesses the recorded balances of its intangible assets in light of historic and projected operating trends and profitability and general economic conditions. Management's assessment includes projecting cash flows from each intangible asset over the estimated remaining life. Should this undiscounted amount not equal the unamortized balance related to the asset, an impairment would be indicated and the asset would be written down to fair value.

    In the fourth quarter of fiscal 1997, management deemed the intangible assets associated with Chris' and Pitt's Barbeque Sauce to be impaired and charged off $3.45 million to reduce the assets to an estimated fair value of $250,000. Also, in the fourth quarter of fiscal 1997, the Company sold Pete's Hospitality Co., Inc. to a related party and wrote off its goodwill.

    PREOPENING COSTS

    Certain expenses incurred in connection with the opening of a restaurant (principally the costs of food products and staff training) are accumulated and then expensed at the date of opening.

    INCOME TAXES

    Income taxes are provided using the liability method. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years, of temporary differences between the tax basis of the assets and the liabilities and their financial statement amounts. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

    REVENUE RECOGNITION

    Revenues from food product sales are recognized when the order is shipped and ownership passes to the buyer.

    NET LOSS PER COMMON SHARE

    Net loss per common share is based on the weighted average number of common shares outstanding during the periods, adjusted for dividends on preferred stock and interest expense, where applicable, plus common equivalent shares, reflected under the treasury stock method, unless the effects of common equivalent shares were antidilutive. Fully diluted loss per share is not presented as it is antidilutive.

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES CONT'D:

    IMPACT OF NEW ACCOUNTING STANDARDS

    In May 1997, the FASB issued SFAS No. 128 "Earnings Per Share" which changes the manner in which earnings per share are calculated and presented. The pronouncement is effective for annual and interim periods ending after December 15, 1997.


    MANAGEMENT'S ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimated.


2.  BUSINESS COMBINATIONS:

    THE ORIGINAL PASTA CO.

    Effective January 26, 1996, the Company acquired all of the outstanding common stock of The Pasta Co. from the Company's largest shareholder. The purchase price was $6,716,667, consisting of $3,750,000 of notes and the issuance of 1,666,667 shares of the Company's common stock valued at $2,966,667. The acquisition has been accounted for as a purchase and, accordingly, the assets and liabilities of Pasta Co. have been recorded at their fair value at the date of acquisition. The excess of the purchase price including related acquisition costs of approximately $280,000, over the fair values of the net identifiable assets acquired less liabilities assumed, is reported as goodwill and is being amortized over 15 years.

    The statement of operations includes the results of Pasta Co. from the date of acquisition. The following table summarizes the unaudited pro forma results of operations of the Company as if the acquisition had occurred at the beginning of each period presented:

                                                   1996              1995
                                                -----------      -----------
                  Revenues                      $46,086,307      $44,960,944
                  Net loss                        (679,509)      (8,201,187)
                  Net loss per common share           (.08)           (0.95)



    The allocation of the total purchase price, including related expenses, for Pasta Co. based on the estimated fair value of the net assets acquired, at the date of acquisition is as follows:

                Net of liabilities over tangible assets        $    (768,955)
                Intangible Assets                                    131,250
                Goodwill                                           7,634,255
                                                               -------------
                Total purchase price allocation                $   6,996,550
                                                               =============

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  DETAILS OF CERTAIN BALANCE SHEET ACCOUNTS:

     Additional information regarding certain balance sheet accounts at June 29, 1997 and June 30, 1996 is as follows:

                                                                       1997            1996
                                                                   ------------    ------------
Inventories:
       Food products                                               $    225,319    $    399,946
       Restaurant food, beverage and other                              257,983         315,592
                                                                   ------------    ------------

                                                                   $    483,302    $    715,538
                                                                   ============    ============

Property and Equipment:
       Land                                                        $       --      $     50,000
       Building and leasehold improvements                            6,982,563       7,770,515
       Furniture, fixtures and equipment                              8,781,908       9,828,449
       Transportation equipment                                          61,246         178,293
                                                                   ------------    ------------
                                                                     15,825,717      17,827,257
       Less accumulated depreciation and amortization                (9,775,086)     (8,498,731)
                                                                   ------------    ------------
                                                                   $  6,050,631    $  9,328,526
                                                                   ============    ============

Intangible Assets:
       License agreement                                           $  4,398,528    $  4,401,572
       Goodwill                                                       7,626,255       8,458,728
       Favorable lease                                                     --           209,000
                                                                   ------------    ------------
                                                                     12,024,783      13,069,300
       Less accumulated amortization                                 (4,811,326)       (869,253)
                                                                   ------------    ------------
                                                                   $  7,213,457    $ 12,200,047
                                                                   ============    ============

Other assets:
       Debt issue costs                                            $       --      $     77,178
       Organizational costs                                                --             2,024
       Other                                                            111,381         104,484
                                                                   ------------    ------------
                                                                   $    111,381    $    183,686
                                                                   ============    ============

Accrued liabilities:
       Payroll and related costs                                   $    911,861    $    487,820
       Taxes, other than payroll and income taxes                       831,332         409,093
       Rent                                                                --           457,673
       Interest                                                         104,162         139,182
       Other                                                            416,466         337,287
                                                                   ------------    ------------
                                                                   $  2,263,821    $  1,831,055
                                                                   ============    ============

4.  LONG-TERM DEBT:

    At June 29, 1997 and June 30, 1996, long-term debt consisted of the following:

                                                                                1997           1996
                                                                             -----------    -----------
         Note payable to bank, due in monthly installments with interest at prime plus 1%, maturing in May 1999, collateralized by certain
         property and equipment                                              $   383,333    $   583,333


         Mortgage note payable, due in monthly installments with interest
         at 10%, collateralized by certain land and building                        --          254,125

         Notes payable to banks and trade vendors, due in monthly
         installments with interest ranging from 0% to 12.0%, maturing at various dates through 1999, collateralized by certain property
         and equipment                                                           965,610        840,057

         Notes payable to banks, due in monthly installments with interest rates ranging from 8.5% to 9.5%, maturing at various dates
         through January 1998, collateralized by certain vehicles                 13,103         26,483

         Subordinated notes, interest at 12% payable quarterly, principal due in July 1997, collateralized by all of the outstanding stock
         of Marco's Mexican Restaurants, Inc. (See Subsequent Events.)         2,500,000      2,500,000

         Note payable to an unaffiliated foreign investor, interest at 10%
         payable quarterly, principal due in June 1999, collateralized by
         certain property and equipment                                        1,000,000      1,000,000

         Note payable to bank, due in monthly principal installments with
         interest payable monthly at 10%, maturing in August 2000,               415,176        519,878
         collateralized by certain property and equipment

         Note payable to bank, due in monthly principal installments with interest payable quarterly at 10% maturing March 2001,
         collateralized by certain property and equipment                        974,832      1,148,644

         9% convertible subordinated debentures due March 1999,
         collateralized by inventories and accounts receivable, licenses,
         trademarks and equipment                                                217,000        217,000

         Note payable to bank, due in monthly principal installments with interest payable monthly at the bank's prime rate, maturing in
         April 2004, collateralized by real property and guaranteed by
         stockholder                                                             295,099           --

         Note payable to bank, due in monthly principal installments with interest payable monthly at the bank's prime plus 1% maturing in
         February 2002, guaranteed by stockholder                                233,333           --

         Note payable to bank, due in monthly principal installments with interest payable monthly at the bank's prime plus 2% maturing in
         April 1998, guaranteed by stockholder                                   274,867           --

         Capital lease obligations                                                  --           10,997
                                                                             -----------    -----------

                                                                               7,272,353      7,100,517
         Less current portion                                                  (2,787,814)    (1,401,825)
                                                                             -----------    -----------

                                                                             $ 4,484,539    $ 5,698,692
                                                                             ===========    ===========

4.  LONG-TERM DEBT CONT'D:

    In March 1994, the Company issued $2,691,000 of 9% Convertible Subordinated Debentures which are due on March 16, 1999. Interest is payable semi-annually on March 15 and September 15. The debentures are convertible at any time prior to maturity at the option of the holder, unless previously redeemed, into shares of common stock at a conversion price of $5.00 of principal into one share of common stock. The debentures are redeemable at the option of the Company, in whole or in part, at any time, at prices ranging from 105% of the principal amount in 1994 to 100% of the principal amount in 1999. The debentures are also subject to mandatory conversion at the option of the Company if at any time the closing bid price of the Company's common stock exceeds $12 per share for twenty consecutive days. The debentures are collateralized by a second lien on the inventories, licensing, trademarks and other intangibles related to the Chris' and Pitt's product line and by a continuing security interest in various restaurant equipment.

    In May of 1995, the Company offered the debentureholders the right to convert (until June 30, 1995) the principal and accrued interest owed on their debentures into common stock at a modified conversion rate of $2.3125 of debenture principal and interest for one share of common stock. The Company recorded a $1.3 million charge in 1995 pursuant to "sweetened" conversion terms. Debentureholders owed an aggregate of $2,474,000 in principal agreed to the conversion. There is currently outstanding $217,000 of debentures held by debentureholders who elected not to convert at the modified conversion rate. In connection with the subordinated debenture issuance, the Company incurred debt issue costs of approximately $438,000 which were capitalized and amortized using a method which approximates the interest method. Unamortized debt issue costs associated with debentures which were converted to stock were charged to paid-in-capital.

    Annual maturities of long-term debt, as of June 29, 1997 are: $2,787,814 in 1998; $3,296,031 in 1999; $674,268 in 2000; $338,189 in 2001; $81,611 in
    2002; and $94,440 thereafter.

    The carrying amounts of notes payable approximate fair value.

5.  NOTES PAYABLE TO STOCKHOLDER:

    At June 29, 1997 and June 30, 1996, notes payable to stockholder consisted of the following (see "Note 11 - Related Party Transactions"):

                                                                                  1997          1996
                                                                              -----------   -----------
    Note associated with the acquisition of Pasta Co. with principal and
    interest at 10% due in July 1997, collateralized by assets related to     $      --     $   595,000
    Pasta Co.  In May 1997, the Company and the Stockholder agreed to offset their debts between them.  (See Related Party Transactions.)

    Note associated with the acquisition of Pasta Co. with interest at 10%
    due quarterly with principal due in quarterly payments beginning
    September 15, 2000 and ending September 15, 2002, collateralized by              --       2,750,000
    assets related to Pasta Co.  In May 1997, the Company and the
    Stockholder agreed to convert this note to common stock rights.(See
    Related Party Transactions.)

    Note associated with the acquisition of Pasta Co. with interest at 10%
    due quarterly with principal payments due on July 15 and December 31,
    1997 at $500,000 each, collateralized by assets related to Pasta Co. In
    May 1997, the Company and the Stockholder agreed to convert this note            --       1,000,000
    to common stock rights.  (See Related Party Transactions.)

    Note associated with the acquisition of Pasta Co. with principal and
    interest at 6% due July 1997, collateralized by assets related to Pasta          --         224,202
    Co. In May 1997, the Company and the Stockholder agreed to offset their debts between them.  (See Related Party Transactions.)

    Subordinated note, interest at 11% (12% in 1996) payable quarterly,
    principal due in June 2002.  (See Subsequent Events.)                         500,000       500,000
                                                                              -----------   -----------
                                                                              $   500,000   $ 5,069,202
                                                                              ===========   ===========

5.  PAYABLE TO STOCKHOLDER CONT'D:

    The Company and its subsidiaries' various loan agreements contain certain restrictive financial and other covenants. Additionally, some existing loan covenants contain provisions which limit the amount of funds available for transfer from certain subsidiaries to the parent corporation without the consent of the lender.

    At June 29, 1997, the Company had no significant credit facilities available.

6.  LEASE OBLIGATIONS:

         The Company leases restaurant facilities and certain equipment and leasehold improvements under operating lease agreements having terms expiring at various dates through 2012. The leases have renewal clauses of 5 to 10 years, at the option of the Company, and have provisions for contingent rentals based upon a percentage of revenues in excess of a minimum amount. Rental expense under operating lease agreements was approximately $2,507,000, $2,599,000 and $2,774,000 in 1995, 1996 and 1997
    respectively.

    Future minimum lease payments, excluding contingent rentals, at June 29, 1997, were as follows:

                       FISCAL YEAR                                        OPERATING
                       1998                                              $   3,584,000
                       1999                                                  3,146,000
                       2000                                                  3,367,000
                       2001                                                  2,573,000
                       2002                                                  2,435,000
                       Thereafter                                            8,061,000
                                                                          ------------
                       Total future minimum lease payments                $ 23,166,000
                                                                          ============


7.  CONTINGENCIES:

    Effective July 1, 1992, the Company voluntarily discontinued its workers' compensation coverage in the State of Texas. The Company anticipates that the ultimate expense of representing itself in the settlement of claims will be less than the cost of insurance. The Company intends to vigorously defend and pursue all unreasonable claims. Management does not believe that any existing claims will have a material adverse impact on the financial position, results of operations, or cash flows of the Company.
    At June 29, 1997, the Company has accrued for all anticipated settlements.




8.  SUPPLEMENTAL INFORMATION TO STATEMENT OF CASH FLOWS:

    Supplemental disclosure of cash flow information is as follows:

                                                     1997       1996       1995
                                                   --------   --------   --------
                               Interest paid       $585,000   $624,855   $608,074
                               Income taxes paid       --         --         --

8.  SUPPLEMENTAL INFORMATION TO STATEMENT OF CASH FLOWS CONT'D:

    Supplemental disclosure of noncash investing and financing activities:

                                                                              1997         1996         1995
                                                                           ----------   ----------   ----------
       Restaurant development rights received in satisfaction
            of note receivable                                             $     --     $     --     $  150,000
       Conversion of preferred stock to common stock                             --           --            800
       Conversion of subordinated debt to equity, net of issuance cost           --           --      2,171,912
       Issuance of warrants in lieu of payment of brokers fees                   --           --         25,752
       Issuance of common stock in lieu of payment of liabilities                --        347,904    1,418,761
       Issuance of common stock for preferred stock dividend                   41,479       15,898        6,658
       Issuance of debt in payment of liabilities                                --        548,680         --
       Conversion of stockholder's debt and interest to equity              4,142,337         --           --
       Note receivable from sale of Pete's Hospitality                        300,000         --           --
       Offset of stockholder debt and interest against receivables            819,202         --           --
       Assumption of debt by buyer upon sale of Pete's Hospitality             79,491         --           --


    During 1996, the Company acquired Pasta Co. Components of cash used for the acquisition, as reflected in the Consolidated Statement of Cash Flows for 1996 are summarized as follows:

       Fair value of current assets, net of cash acquired                               $    125,352
       Fair value of noncurrent assets                                                     2,891,627
       Goodwill and other intangible assets                                                7,634,255
       Liabilities assumed                                                                (2,733,620)
       Notes payable to stockholder                                                       (4,719,202)
       Stock issued at closing                                                            (2,966,667)
                                                                                         -----------
       Cash paid, net of cash acquired                                                   $   231,745
                                                                                         ===========


9.  INCOME TAXES:

    The significant components of the Company's deferred tax assets and liabilities, as of June 29, 1997 and June 30, 1996, were as follows:

                                                             1997          1996
                                                         -----------   -----------
    Deferred tax assets:
         Intangible assets                               $ 1,020,000   $       --
         Accrued liabilities                                 196,000       275,723
         Net operating loss                                8,262,000     6,117,025
         Property and equipment                              442,000        44,044
                                                         -----------   -----------
         Total deferred tax assets                         9,920,000     6,436,792
                                                         -----------   -----------

    Deferred tax liabilities:
         Deductible intangible assets                           --         421,350
                                                         -----------   -----------
         Total deferred tax liabilities                         --         421,350
                                                         -----------   -----------

    Net deferred tax assets before valuation allowance     9,920,000     6,015,442
    Valuation allowance                                   (9,920,000)   (6,015,442)
                                                         -----------   -----------

    Net deferred tax asset                               $      --     $      --
                                                         ===========   ===========

9.  INCOME TAXES CONT'D:

    The reconciliation of the provision for income taxes to the income tax expense resulting from the application of the federal statutory tax rates to pretax income is as follows:

                                                       1997          1996           1995
                                                   -----------   -----------    -----------
      Tax provision (benefit) at statutory rate   ($ 3,710,344)  $    16,557    $(2,392,492)
      Amortization of goodwill                          37,590        69,382           --
      Loss on conversion of debt to equity                --            --          452,124
      Merger transaction expenses                         --            --             --
      Change in valuation allowance                  3,904,558      (103,797)     1,695,325
      Other                                            231,804        17,858        245,043
                                                   -----------   -----------    -----------

      Total provision (benefit) for income taxes   $      --     $      --      $      --
                                                   ===========   ===========    ===========


    As of June 29, 1997, the Company had consolidated net operating loss carryforwards (NOL's) of approximately $24.3 million which expire in varying amounts through the fiscal years 2006 through 2011. Due to the merger with Marco's Restaurants in 1994, the consolidated pre-acquisition NOL's of approximately $11 million are not available to offset any future taxable income that may be generated by Marco's Restaurants. In addition, the utilization of pre-acquisition NOL's is further limited due to a greater than 50% change in ownership.


10.  STOCKHOLDERS' EQUITY:

    ISSUANCES OF COMMON STOCK

    FISCAL YEAR 1997:

    In December 1996, the Company issued 236,607 shares of common stock as payment of a dividend to preferred shareholders.

    In June 1997, the Company declared 592,965 shares of common stock as payment of a dividend to preferred shareholders.


    FISCAL YEAR 1996:

    In December 1995, the Company issued 225,000 shares of common stock valued at approximately $180,000 in partial satisfaction of a settlement of a lawsuit.

    In January 1996, the Company issued 112,598 shares of common stock as payment of a dividend to preferred shareholders.

    In January 1996, the Company issued 1,666,667 shares of common stock valued at $2,966,667 in connection with the acquisition of Pasta Co.

    In February 1996, the Company issued 100,000 shares of common stock as payment of legal fees of $150,000.

    In February of 1996, the Company issued 12,000 shares of common stock valued at $18,000 in settlement of a lawsuit.

    In June 1996, the Company issued 205,367 shares of common stock as payment of a dividend to preferred shareholders.

    FISCAL YEAR 1995:

    In July 1994, the Company issued 40,000 shares of common stock valued at $260,000 in satisfaction of a commission in connection with the merger with Marco's Restaurants, of which 20,000 shares were issued to a director of the Company.

    In August 1994, the Company issued 53,516 shares of common stock valued at approximately $241,000 in satisfaction of construction liabilities related to a Billy Blues restaurant in Dallas, Texas.

    In September 1994, the Company received net proceeds of approximately $1.0 million from a private placement of 375,438 shares of common stock.

    In September 1994, the Company issued 16,435 shares of common stock in lieu of cash equivalent interest payments of $47,250 related to its subordinated debentures.

    In November 1994, the Company issued 33,493 shares of common stock valued at $70,000 in satisfaction of construction liabilities related to a Billy Blues restaurant in Dallas, Texas.

    In December 1994, the Company issued 69,132 shares of common stock as payment of a dividend to preferred stockholders.

    In February 1995, a preferred stockholder converted 800 shares of preferred stock into 1,000 shares of common stock.

    In March 1995, the Company issued 16,435 shares of common stock in lieu of cash equivalent interest payments of $47,250 related to its subordinated debentures.

    In June 1995, the Company issued 153,477 shares of common stock in satisfaction of trade payables of approximately $321,000.

    In June 1995, the Company issued 39,750 shares of common stock in satisfaction of approximately $80,000 in construction liabilities related to its Billy Blues restaurant in Denver, Colorado.

    In June 1995, the Company issued 13,000 shares of common stock in satisfaction of a liability of approximately $40,000 related to a consulting agreement.

    In June 1995, the Company issued 68,800 shares of common stock in satisfaction of an employment contract settlement of $172,000.

    In June 1995, the Company issued 26,312 shares of common stock in satisfaction of notes payable of $50,000.

    In June 1995, the Company issued 64,019 shares of common stock as payment of a dividend to preferred stockholders.

    In June 1995, the Company issued 1,093,904 shares of common stock for the conversion of approximately $2.5 million of subordinated principal and accrued interest on debentures.

    In June 1995, the Company issued 621,500 shares of common stock in a private placement and received net proceeds of approximately $1.2 million.


    PREFERRED STOCK

    In February 1993, the Company issued 450,000 shares of 9% Cumulative Convertible Preferred Stock ("Preferred Stock") with a face amount of $10 per share. Dividends are cumulative and are payable in semi-annual installments, on June 30 and December 31, at a rate of $.90 per share per annum. Dividends may be paid in either cash or an equivalent value of common stock. The Preferred Stock has no voting rights and has a liquidation preference of $10 per share plus accumulated and unpaid dividends.

10.  STOCKHOLDERS' EQUITY CONT'D:


    Holders of the shares of Preferred Stock have the right, at the holder's option, to convert any or all such shares into common stock at any time.
    If at any time the closing sale price of the Company's common stock exceeds $10 per share, the Company may convert the Preferred Stock to common stock.

    The Preferred Stock is convertible at a rate of one share of common stock for each $8 in face value of Preferred Stock converted. The Preferred Stock is redeemable at the Company's option at $12 per share.

    At the close of the Company's public offering of its Preferred Stock, the Company issued, to the underwriter, warrants to purchase 45,000 shares of preferred stock at an exercise price of $12 per share extended until January 1998. None of these warrants have been exercised.

    COMMON STOCK WARRANTS AND STOCK OPTION PLANS

    The Company has the following common stock warrants and option plans:

       o SERIES A WARRANTS - The Company has 875,500 Series A Warrants outstanding at June 29, 1997. Each warrant entitles the holder to purchase one share of common stock at a price of $6.50 per share, subject to certain adjustments, until the warrants expire. The expiration date has been extended to May 15, 1998. The Company has the right to redeem the warrants at $.01 per warrant, upon written notice, if the daily common stock closing price exceeds $7.80 per share during any twenty consecutive business days.

       o OTHER WARRANTS - In connection with the issuance of $3 million in subordinated notes, the Company issued 1,333,320 warrants, each of which evidence the right to purchase a share of the Company's common stock at a purchase price of $2.25 per share until December 31, 1999. In connection with an agreement to extend the repayment date of the notes, the purchase price was reduced to $ .25 per share.

                 Also, in connection with the subordinated notes, the Company issued warrants to purchase 150,000 shares of common stock to the placement agent at an exercise price of $2.50 per share, which expire on December 31, 1999. In connection with an agreement to extend the repayment date of the notes, said purchase price was reduced to $ .25 per share.

                 In connection with the subordinated note conversion of Mr. Bombaywala from the 12% Subordinated Note to the 11% Subordinated Note in June 1997, 50,000 warrants to purchase common stock at $1.50 per share were issued to Mr. Bombaywala.

                 In connection with a borrowing of $1 million from an unaffiliated foreign corporation, the Company issued warrants to purchase 75,000 shares of common stock to said corporation at a purchase price of $3 per share until May 31, 1997. The Company extended the expiration date to January 1998. In January 1996, the Company issued additional warrants to this corporation to purchase (1) 50,000 shares of common stock at $3.00 per share exercisable until January 1, 1999 and (2) 50,000 shares of common stock at $4.00 per share exercisable until January 1, 2001.

                 In connection with the issuance of common stock in a private offering, the Company issued warrants to purchase 71,250 shares of common stock to the placement agent at a purchase price of $3 per share until May 31, 1997. The Company extended the expiration date to January 1998.

                 In June 1997, the Company issued warrants to the former President of the Company to purchase 180,000 shares of common stock exercisable at $.50 until June 30, 1999.

       o STOCK OPTION PLAN - The Company has a Stock Compensation Plan under which either incentive stock options or non-qualified stock options may be issued to officers, key employees and non-employee directors of the Company. All options granted under the plan have been at fair market value or greater on the date of grant and expire five years from the date of grant.

                 The Company has reserved a total of 1,000,000 shares of common stock for the plans and an additional 589,500 options were available for grant at June 29, 1997.

                 The Company has elected to follow Accounting Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use by the Company in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options either exceeds or equals the market price of the underlying stock on the date of grant, no compensation expense has been recognized.

                 The existing stock option valuation models were developed for use in estimating the fair value of traded options which have no vestings restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                 Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value based accounting method of that Statement. In the opinion of the management, the pro forma net income and earnings per share under the fair value based accounting method were not materially different than those accounted for using the intrinsic value based accounting method prescribed by APB 25.

    A summary of stock option activities during 1997, 1996 and 1995 is as follows:

                                                                 NUMBER OF        OPTION PRICE
                                                                   SHARES          PER SHARE
   Options outstanding at July 3, 1994                            457,000        4.63 to   5.09
        Granted                                                   747,000        2.00 to   2.88
        Canceled                                                 (687,000)       4.63 to   5.09
                                                                 ---------       -------   ----
   Options outstanding at July 2, 1995                            517,000        2.00 to   4.63
        Granted                                                   134,500        1.00
        Canceled                                                  (40,000)       2.00 to   4.63
                                                                 ---------       -------   ----
   Options outstanding at June 30, 1996                           611,500        1.00 to   2.88
        Granted                                                   180,000         .25 to    .50
        Canceled                                                 (381,000)       1.00 to   4.63
                                                                 ---------       -------   ----
   Options outstanding at June 29, 1997                           410,500         .25 to   1.00
                                                                 =========       -------   ----
   Exercisable at June 29, 1997                                   188,700         .25 to   1.00
                                                                 =========       -------   ====


11. RELATED PARTY TRANSACTIONS

    On September 7, 1995, the Board of Directors of the Company approved the acquisition of all of the issued and outstanding shares (the "Shares") of Pasta Co. from Mr. Bombaywala, the sole stockholder and director of Pasta Co. On September 14, 1995, the Company, Mr. Bombaywala, Pasta Co. and the Company, entered into an Agreement and Plan of Merger (the "Merger Agreement") which provided for the merger of Pasta Co. with and into the Company as the surviving corporation (the "Merger"). The principal assets of Pasta Co. consisted of its ownership of ten (10) restaurants in Houston, Texas.

    In consideration for the Shares, Mr. Bombaywala received 1,666,667 shares of the Company's Common Stock (the "Merger Shares") and two promissory notes in the aggregate principal amount of $3,750,000 (the "Notes"). The Merger Shares were valued at $1.78 per share which was the market value of the Common Stock on the date of the Merger. The total consideration paid to Mr. Bombaywala was $2,966,667; however, as provided below, a portion of the Merger Shares was subject to future release and earn out. In addition, the Company assumed approximately $3.6 million of liabilities and indebtedness of Pasta Co. outstanding as of January 26, 1996, including amounts due to Mr. Bombaywala as noted below.

    Although not required by law, the Board of Directors of the Company elected to submit the Merger to its independent shareholders for approval at its Annual Meeting of Shareholders which was held January 9, 1996. Mr. Bombaywala, who then owned 4,620,000 shares of the Company's Common Stock, or 41.6%, excluding the Merger Shares, did not vote on the Merger at the Annual Meeting. The Merger was approved, and the effective date of the Merger (the "Effective Date") was January 26, 1996. As of the Escrow Closing Date, the Company was granted the right to manage Pasta Co. and received a management fee of three percent (3%) of the gross revenues of Pasta Co. through the Effective Date. Such fees amounted to approximately $137,000.

    The Merger Shares are restricted securities but have demand and incidental registration rights. A total of 350,000 Merger Shares were subject to a Development Escrow Agreement which provided for the earnout and release of such shares based upon (i) the opening of five additional Pasta Co. restaurants on or before December 31, 1996 at an average cost not to exceed $400,000 per restaurant, or (ii) the share price for the Company's Common Stock exceeding $5.00 per share for any ten consecutive business days on or before June 30, 1996 or $7.00 per share on or before June 30, 1997. The Company completed the opening of the five additional Pasta Co. Restaurants before December 31, 1996 and, therefore, the Merger Shares have been released to Mr. Bombaywala.

    On the Effective Date, a promissory note of Pasta Co. to Mr. Bombaywala in the principal amount of $1,260,000 was paid by the Company. Payment was made as follows: $150,000 in cash, transfer of ownership of land and building valued at $515,000 and a note to Mr. Bombaywala in the amount of $595,000. Management is of the opinion that the value represented its fair value at the time of transfer. Mr. Bombaywala received an additional note from the Company in the amount of $224,202 for other obligations of Pasta Co. arising prior to the Effective Date. These notes payable, totaling $819,202, were offset against notes receivable from Mr. Bombaywala. (See below.)

11. RELATED PARTY TRANSACTIONS CONT'D:


    At June 30, 1996, the Company had a noncurrent, 6% note receivable from Ghulam Bombaywala ("Mr. Bombaywala"), the majority shareholder, officer and a director of the Company in the amount of $2,175,310, payable in three annual principal installments of $200,000 each beginning July 31, 1996, and a final payment of the remaining principal and interest on July 31, 1999. The note is collateralized by certain assets of the shareholder. Accrued interest of $170,844 as of July 2, 1995 was due July 31, 1995. In September of 1995, the Board of Directors voted to modify the terms of the note by deferring payment of the interest due until December 31, 1995. In May 1996, the Company and Mr. Bombaywala agreed to offset interest due from Mr. Bombaywala under the note against interest due to Mr. Bombaywala under notes associated with the purchase of Pasta Co. At June 30, 1996, $206,388 of interest payable to Mr. Bombaywala was offset against interest receivable from Mr. Bombaywala. The remaining balance of interest receivable at June 30, 1996 was $94,974. Such amount, along with amounts accruing in the future will be offset against interest payable to Mr. Bombaywala. During 1997, the Company earned interest of $123,877 on the note receivable from Mr. Bombaywala and was charged interest of $123,757 on various notes payable to him. The interest receivable and payable, together with interest receivable at June 30, 1996 of $94,974 were offset with a remaining receivable from Mr. Bombaywala of $95,093 outstanding at June 29, 1997. Additionally, the Company incurred $392,337 in interest expense on two notes aggregating $3,750,000. In connection with the Conversion and Offset Agreement, Mr. Bombaywala forgave such interest which has been recorded as a contribution to capital.

    On May 15, 1997 Mr. Bombaywala and the Company entered into a Conversion and Offset Agreement whereby the parties to the notes agreed to convert the $3,750,000 of debt evidenced by the Notes to 7,500,000 Common Stock Rights (the "Rights"). Each of the Rights shall automatically convert to one share of the Company's Common Stock at a later date without further action or consideration by Mr. Bombaywala, assuming the Company has a sufficient number of shares authorized and freely issuable. In exchange for the Rights, Mr. Bombaywala forgave the Notes. A value of $.50 per share was determined by the Board of Directors in connection with the conversion.
    The Company intends to proceed with an amendment to its Articles of Incorporation to increase its authorized Common Stock to a sufficient level to enable it to issue all of the shares. However, there can be no assurance that such amendment will be adopted. The Company also agreed with Mr. Bombaywala to offset $819,202 in additional notes payable to, against notes receivable from, Mr. Bombaywala.

    During 1997, the Company sold the stock of Pete's Hospitality Co., Inc. to its former president for a 10% note receivable of $300,000 payable over approximately five years. The Company recorded a loss on disposal of approximately $750,000 during 1997.

    In April 1997, the Company agreed to sell equipment associated with three new restaurants to Mr. Bombaywala and lease the assets back. The three restaurants were opened in the second and fourth quarters of fiscal 1997. The Company believes that the selling price of $750,000 and the lease rate are comparable to those which could be attained from an unrelated third party. There was no gain or loss to the Company on this transaction.

    During fiscal 1997, 100,000 shares of common stock were returned to the Company from a Director of the Company in exchange for cash of $1.50 per share and the agreement of the Company to pay the balance owed to the Director's law firm in monthly installments in the ordinary course of business.

    In December 1994, Mr. Bombaywala purchased $500,000 principal amount of the Company's subordinated notes and received 222,222 warrants to purchase a like number of shares of common stock. Mr. Bombaywala is also obligated to purchase the remaining $2.5 million of the Subordinated Notes if they have not been paid in full at maturity. In June 1997, Mr. Bombaywala converted this 12% subordinated debt to 11% subordinated debt, due June 2002.

    Mr. Bombaywala has also guaranteed other obligations of the Company, including notes payable and leases associated with Marco's and Pasta Co. restaurants.

    In August 1996, the Company sold for $350,000 previously mortgaged real property located at the Victoria, Texas Marco's Restaurant location to the Bombaywala Family Trust ("The Trust"). The Trust is administered by
    M.U. Bombaywala, Trustee, for the purpose of his grandchildrens' education. The real property and certain assets are now being leased by the Company from the Trust. The Trust also owns the real property on which one of the Company's Pasta Co. Restaurants is located, having purchased it from an unaffiliated third party. The Trust leases this property to the Company. The Company believes that both leases are at rates comparable to those which could be attained from unrelated third parties.

    In May of 1995, the Company began factoring accounts receivable through Catalyst Financial Co., ("Catalyst") paying factoring fees of approximately $19,000 in fiscal 1995 and $75,000 in fiscal 1996. The Company believes that the fees paid were comparable to those that would be charged by a competing factoring company. Mr. Bombaywala is a principal of Catalyst.

11. RELATED PARTY TRANSACTIONS CONT'D:

    In connection with the private offering of the Subordinated Notes, the Company entered into an 18-month Financial Advisory Agreement (the "Advisory Agreement") with Sanders Morris Mundy Inc. ("SMM"), the placement agency in the offering. As placement agent, SMM received a 10% commission on the sale of the Subordinated Notes, excluding the $500,000 of Subordinated Notes purchased by Mr. Bombaywala.

    Under the terms of the Advisory Agreement, the Company also agreed to pay SMM a monthly fee of $10,000 in consideration for assistance in the Company's acquisition efforts and capital raising endeavors. Furthermore, pursuant to the Advisory Agreement, the Company also issued to SMM warrants to purchase 150,000 shares of Common Stock at an exercise price of $2.50 per share (the "SMM Advisory Warrants"), which expire on December 31, 1999. SMM subsequently transferred 45,000 of the SMM Advisory Warrants to Mr. Chadwick, Senior Vice President and a Managing Director of SMM and a director of the Company. In July 1997, in connection with an extension on the payment terms of the Subordinated Notes, the exercise price of the warrants was reduced to $.25 per share and the Advisory Agreement was extended until December 31, 1997.

    In September of 1995, the Company entered into an eight month financial advisory agreement with Noesis Capital Corp. ("Noesis"), in order to obtain assistance in identifying sources of financing, developing its acquisition program and with shareholder relations. Under the terms of the agreement, the Company paid $60,000 to Noesis during fiscal 1996. Nico B. Letschert is President of Noesis and a director of the Company.

12. SUBSEQUENT EVENTS:

    In the fourth quarter of fiscal 1997 (June 1997) the Company offered a private placement of $4 Million of 11% Convertible Subordinated Notes due June 30, 2002 (the "Convertible Subordinated Notes") pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "Act") and the rules and regulations promulgated thereunder, including, without limitation, Section 4(2) and Regulation D. The Convertible Subordinated Notes are being offered directly by the Company to qualified accredited investors. The Company has not retained a broker or underwriter to assist with the offering although it may elect to do so in the future on terms to be negotiated. Holders of the Convertible Subordinated Notes received warrants (the "Convertible Subordinated Note Warrants") to purchase shares of Common Stock at a purchase price of $1.50 per share until June 30, 2002. Interest on the Convertible Subordinated Notes is payable quarterly beginning September 30, 1997. The Convertible Subordinated Notes are currently unsecured and may be subordinated to certain defined senior indebtedness. As of September 30, 1997, $700,000 principal amount of the Convertible Subordinated Notes has been subscribed. The proceeds of the offering were used to repay a portion of the $3 million principal amount of 12% Subordinated Notes originally due July 31, 1997. The balance of the Subordinated Notes was extended to July 10, 1998. Ghulam M. Bombaywala, Chairman of the Board, Chief Executive Officer and a director of the Company, converted the $500,000 principal amount of 12% Subordinated Notes owed to him into the 11% Convertible Subordinated Notes, pursuant to a Subordinated Note Conversion Agreement dated June 1, 1997 (the "Conversion Agreement"). Pursuant to the Conversion Agreement, Mr. Bombaywala canceled the $500,000 principal amount of 12% Subordinated Notes owed him by the Company and received an 11% Convertible Subordinated Note of equal principal amount with the same terms and conditions as the Convertible Subordinated Notes being offered by the Company to prospective investors. Additionally, in September 1997, the Company guaranteed a promissory note with United Central Bank for $850,000 due September 2002. The proceeds of the note were used to repay a portion of the $3 million principal amount of 12% Subordinated Notes originally due July 31, 1997.

    The Company acquired 240,000 shares (the "CluckCorp Shares") of the out-standing common stock, $0.1 par value of CluckCorp International, Inc., a Texas corporation ("CluckCorp") on June 30, 1994 upon the conversion of and as partial payment for, a promissory note of CluckCorp owed to the Company in the principal amount of $800,000 (the "CluckCorp Note") issued in June 1993 and in exchange for certain other advances owed to the Company. The CluckCorp Note has a maturity date of June 30, 1998, and was payable, at the option of CluckCorp, in whole or in part, in cash or with Common Stock of CluckCorp. During 1994 CluckCorp repaid a portion of the CluckCorp Note in cash and the remaining portion of the CluckCorp Note and certain advances were paid with the CluckCorp Shares. The Company subsequently sold the CluckCorp Shares to JEB Investment Corporation, a Texas corporation ("JEB") in exchange for a $1,800,000 recourse promissory note executed by JEB as maker (the "JEB Note") bearing interest at 9% per annum, payable annually, with a final maturity date of June 30, 1996. The JEB Note was secured by the CluckCorp Shares pursuant to a Pledge Agreement. JEB defaulted on the payments required under the JEB Note. In May 1997, JEB and the Company executed an agreement whereby JEB relinquished all right, title and interest in the CluckCorp Shares to the Company pursuant to the Company's foreclosure rights in consideration for the Company relinquishing all of its rights under the JEB Note. The Company is currently selling the CluckCorp Shares in public and private transactions.

13.  IMPAIRMENT OF ASSETS:

     Property and Equipment. In the fourth quarter of fiscal 1997, the Company made a decision to sell the remaining Billy Blues Restaurant. Accordingly, the assets were deemed to be impaired and written down to their estimated fair value. An impairment expense of $1.1 million was recognized during 1997. Additionally, the Company sold one Marco's Restaurant in the fourth quarter for a loss of approximately $75,000. In 1997, an impairment expense was recorded to reflect the loss on sale.

     Intangible Assets. In the fourth quarter of fiscal 1997, the Company deemed the intangible assets associated with Chris' & Pitt's Barbeque Sauce to be impaired. Management estimated the fair value and, accordingly, an impairment expense of approximately $3.45 million was recorded during 1997 and is included in depreciation and amortization expense.


14.  EMPLOYEE BENEFIT PLANS:

     An incentive savings plan has been established which is a qualified profit sharing plan under Section 401(k) of the Internal Revenue Code. Contributions to the incentive savings plan are determined by the board of directors. Employees may also make contributions to the incentive savings plan based upon a percentage of qualified compensation in accordance with the Internal Revenue Service rules and regulations. No contributions were made to this plan by the Company during 1997, 1996 or 1995.

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                   DESCRIPTION OF EXHIBIT
------                   ----------------------
2.1       Stock Purchase Agreement dated June 29, 1997 between Watermarc Food
          Management Co. (the "Company") and Angelo Pitillo

4.1       Amendment No. 3 to Warrant Agreement covering Series A Warrants

4.2       Notice of Extension of Warrant Expiration Date to May 15, 1998

4.3       Second Amendment to Purchase Agreement dated effective as of July 31,
          1997, among the Company and the Purchasers relating to $3,000,000 12%
          Subordinated Notes due July 31, 1997

4.4 Second Amendment to Financial Advisory Agreement dated July 31, 1997 between the Company and Sanders Morris Mundy, Inc.

4.5       Conversion and Offset Agreement dated May 15, 1997 between The
          Original Pasta Co., Marco's Mexican Restaurants, Inc., the Company and Ghulam M. Bombaywala

4.6       Subordinated Note Conversion Agreement dated June 1, 1997 between the
          Company and Ghulam M. Bombaywala

4.7 Specimen of Purchase Agreement for 11% Convertible Subordinated Notes due June 30, 2002

4.8       Form of 11% Convertible Subordinated Promissory Note due June 30, 2002

4.9       Form of Warrant to Purchase Common Stock of the Company expiring on
          June 30, 2002 issued to purchasers of 11% Subordinated Notes

10.1      License Agreement dated June 29, 1997 between Marco's Mexican
          Restaurants, Inc. and Mohammed S. and Rubina S. Akhtar licensing the use of the name Marco's in the operation of a restaurant

10.2      $300,000 promissory note from the Company to MetroBank dated April 11,
          1997

10.3 $300,000 promissory note from the Company to United Central Bank dated April 7, 1997

10.4      $250,000 promissory note from the Company to Langham Creek National
          Bank dated February 14, 1997

11.1      Statement regarding computation of per share earnings

21.1      Subsidiaries of the Registrant

27.0      Financial Data Schedule

99.1      Form 8-K dated August 20, 1997

99.2      Form 8-K Amendment No. 1 dated August 20, 1997

                WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES     EXHIBIT 11.1
                   COMPUTATION OF EARNINGS (LOSS) PER COMMON
                         AND COMMON EQUIVALENT SHARES


                                                                               52 Weeks Ended
                                                              -------------------------------------------------
                                                              June 29, 1997     June 30, 1996      July 2, 1995
                                                              -------------     -------------      ------------
Computation of primary earnings (loss) per
      common and common equivalent shares:

      Net loss applicable to common stock                      $(11,209,361)     $   (247,890)     $ (7,331,421)
                                                               ============      ============      ============

      Weighted average number of common shares outstanding       13,451,487        12,040,163         8,921,543
                                                               ============      ============      ============

      Primary loss per common share                            $      (0.83)     $      (0.02)     $      (0.82)
                                                               ============      ============      ============

Computation of earnings (loss) per common share assuming full dilution (A):

      Net loss applicable to common stock                      $(11,209,361)     $   (247,890)     $ (7,331,421)

      Dividends on preferred stock                                  296,586           296,586           294,680

      Interest on 9% convertible subordinated debentures             19,530            19,530           222,660
                                                               ------------      ------------      ------------

      Income (loss) assuming full dilution                     $(10,893,245)     $     68,226      $ (6,814,081)
                                                               ============      ============      ============

      Weighted average number of shares outstanding              13,451,487        12,040,163        10,003,426

      Common shares issuable from stock option plans
           and from warrants                                      2,998,903         3,121,633         2,814,320

      Less shares assumed repurchased with proceeds             (14,299,639)       (6,098,472)       (3,620,946)

      Shares assumed issued upon conversion of
           preferred stock                                          411,925           411,925           411,925

      Shares assumed issued upon conversion of 9%
           subordinated debentures                                   43,400            43,400            43,400
                                                               ------------      ------------      ------------

      Common shares outstanding assuming full dilution            2,606,076         9,518,649         9,652,125
                                                               ============      ============      ============

      Earnings (loss) per common and common equivalent
           share assuming full dilution                        $      (4.18)     $       0.01      $      (0.71)
                                                               ============      ============      ============



(A) This calculation is submitted in accordance with the Securities and Exchange Act of 1934, Release No. 9083, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produced an anti-dilutive result for years ended June 30, 1996 and July 2, 1995.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q


(Mark One)

[X] QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 28, 1997

                                       or

[ ] TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from             to
                               -----------    -----------

Commission File Number: 0-20143


                          Watermarc Food Management Co.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            Texas                                        74-2605598
-------------------------------               ---------------------------------
(State or other jurisdiction of               (IRS Employer Identification No.)
 incorporation or organization)


11111 Wilcrest Green, Suite 350          Houston, Texas                77042
-------------------------------------------------------------------------------
(Address of principal executive offices)                             (Zip Code)


                                 (713) 783-0500
                         -------------------------------
                         (Registrant's telephone number)


                                     N/A
                      ----------------------------------
             (Former name, former address and former fiscal year,
                        if changed since last report)




  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                                              Yes  X    No
                                                                  ---      ---

As of September 28, 1997, the registrant had 14,263,230 shares of its common stock and 329,540 shares of its preferred stock outstanding, respectively.

                          WATERMARC FOOD MANAGEMENT CO.

                                      INDEX




PART I.         FINANCIAL INFORMATION                                   PAGE NO.
                                                                        --------
     ITEM 1.          FINANCIAL STATEMENTS

                       Balance Sheets -
                       September 28, 1997 and June 29, 1997                  2

                       Statements of Operations - Thirteen Weeks Ended
                       September 28, 1997 and September 29, 1996             3

                       Statements of Cash Flows - Thirteen Weeks Ended
                       September 28, 1997 and September 29, 1996             4

                       Notes to Consolidated Financial Statements            5

     ITEM 2.           MANAGEMENT'S DISCUSSION AND ANALYSIS                  8
                       OF FINANCIAL CONDITION AND RESULTS OF
                       OPERATIONS


PART II.        OTHER INFORMATION                                           11

     ITEM 2.           Changes in Securities and
                       Use of Proceeds

     ITEM 6.           Exhibits and Reports on Form 8-K

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)



                                                                     SEPTEMBER 28, 1997     JUNE 29, 1997
                                                                     ------------------     -------------
               ASSETS

Current assets:
     Cash and cash equivalents                                        $        77,453      $       263,542
     Accounts receivable, trade                                               227,132              540,406
     Accounts receivable from affiliates                                      338,702              299,518
     Inventories                                                              438,034              483,302
     Prepaid expenses and other current assets                                770,768               73,217
                                                                      ---------------      ---------------

          Total current assets                                              1,852,089            1,659,985

Property and equipment, net                                                 5,592,657            6,050,631
Notes and other receivables from affiliate                                  1,398,583            1,679,374
Intangible assets, net                                                      7,031,831            7,213,457
Other assets                                                                  718,415              111,381
                                                                      ---------------      ---------------

                                                                      $    16,593,575      $    16,714,828
                                                                      ===============      ===============

               LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
       Accounts payable, trade                                        $     4,469,243      $     4,780,931
       Accrued liabilities                                                  1,936,473            2,263,821
       Current portion of long-term debt                                    1,589,208            2,787,814
                                                                      ---------------      ---------------
          Total current liabilities                                         7,994,924            9,832,566

Long-term debt, less current portion                                        6,267,903            4,484,539
Notes payable to stockholder                                                  950,994              500,000
Deferred rent                                                                 576,391              577,976

Commitments and contingencies

Stockholders' equity:
       Preferred stock                                                        329,540              329,540
       Common stock                                                           713,161              713,161
       Additional paid-in capital                                          30,740,084           30,740,131
       Accumulated deficit                                                (30,829,422)         (30,313,085)
                                                                      ---------------      ---------------
                                                                              953,363            1,469,747
          Less treasury stock, cost method                                   (150,000)            (150,000)
                                                                      ---------------      ---------------
          Total stockholders' equity                                          803,363            1,319,747
                                                                      ---------------      ---------------

                                                                      $    16,593,575      $    16,714,828
                                                                      ===============      ===============

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                                                                                 13 WEEKS ENDED
                                                                     SEPTEMBER 28, 1997   SEPTEMBER 29, 1996
                                                                      -----------------   ------------------
Revenues                                                              $    10,868,076      $    11,483,050
                                                                      ---------------      ---------------

Costs and expenses:
     Costs of revenues                                                      3,448,816            3,455,687
     Other restaurant operations                                            6,903,597            6,114,629
     Selling, marketing and distribution                                      209,250              440,764
     General and administrative                                               724,583              706,624
     Depreciation and amortization                                            561,788              644,914
                                                                      ---------------      ---------------

          Total costs and expenses                                         11,848,034           11,362,618
                                                                      ---------------      ---------------

Income (loss) from operations                                                (979,958)             120,432

Non-operating income (expense):
     Interest income                                                           30,075               29,855
     Interest expense                                                        (185,299)            (323,767)
     Other, net                                                               618,845              192,178
                                                                      ---------------      ---------------

          Total non-operating income (expense)                                463,621             (101,734)
                                                                      ---------------      ---------------

Income (loss) before income taxes                                            (516,337)              18,698

Income taxes                                                                       --                   --
                                                                      ---------------      ---------------

Net income (loss)                                                     $      (516,337)     $        18,698

Preferred stock dividends                                                          47               74,149
                                                                      ---------------      ---------------

Net income (loss) less preferred stock dividends                      $      (516,384)     $       (55,451)
                                                                      ===============      ===============



Net income (loss) per common share                                    $         (0.04)     $          0.00
                                                                      ===============      ===============


Weighted average common and common equivalent
     shares outstanding                                                    14,263,230           13,433,658
                                                                      ===============      ===============


See notes to condensed consolidated financial statements (unaudited).

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                                                13 WEEKS ENDED
                                                                     SEPTEMBER 28, 1997   SEPTEMBER 29, 1996
                                                                      -----------------   ------------------
Operating activities:
     Net income (loss) for the period                                 $      (516,337)     $        18,698
     Adjustments to reconcile net income (loss) to
          net cash provided by (used in) operating activities:
          Depreciation and amortization                                       561,788              644,914
     Changes in assets and liabilities:
          Accounts receivable, trade                                          313,274             (130,017)
          Accounts receivable from affiliates                                 241,607             (217,553)
          Inventories                                                          45,268              105,719
          Prepaid expenses and other current assets                          (697,551)            (179,452)
          Accounts payable and accrued liabilities                           (639,036)            (339,118)
          Other assets                                                       (336,371)              20,038
                                                                      ---------------      ---------------

     Net cash provided by (used in) operating activities                   (1,027,358)             (76,771)

Investing activities:
     Purchase of property and equipment                                      (266,307)            (203,424)
     Proceeds from sale of assets                                             470,663              350,000
     Collection of Bad Debt                                                   453,864                   --
     Investment in note receivable                                           (270,663)                  --
     Repayment of notes receivable                                              5,653                   --
                                                                      ---------------      ---------------

     Net cash provided by (used in) investing activities                      393,210              146,576
                                                                      ---------------      ---------------

Financing activities:
     Net proceeds from borrowings                                           2,255,047                   --
     Cash dividends                                                               (46)                (695)
     Payments on borrowings                                                (1,806,942)            (471,631)
                                                                      ---------------      ---------------

     Net cash provided by (used in) financing activities                      448,059             (472,326)
                                                                      ---------------      ---------------

Net increase (decrease) in cash and cash equivalents                         (186,089)            (402,521)

Cash and cash equivalents, beginning of period                                263,542              463,166
                                                                      ---------------      ---------------

Cash and cash equivalents, end of period                              $        77,453      $        60,645
                                                                      ===============      ===============


See notes to condensed consolidated financial statements (unaudited).

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

     ORGANIZATION

     Watermarc Food Management Co. (the "Company"), owns and operates 41 restaurants, primarily in the Houston Metropolitan area, under the names "Marco's Mexican Restaurants" ("Marco's Restaurants"); "The Original Pasta Co." ("Pasta Co."); and Billy Blues Barbecue Bar & Grill ("Billy Blues"). The Company also produces and markets two brands of barbecue sauce and a spice rub, "Billy Blues Barbecue Sauce", "Chris' & Pitt's Bar-B-Que Sauce" and "Chris' & Pitt's Spice Rub". They are marketed to supermarkets, other retail stores and food service outlets.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     BASIS OF PRESENTATION

     The accompanying unaudited financial information for the quarters ended September 28, 1997 and September 29, 1996 includes the results of operations of the Company. In the opinion of management, the information reflects all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of the results of operations for such periods but should not be considered as indicative of results for a full year.

     The June 29, 1997 condensed consolidated balance sheet data was derived from the audited financial statements, but does not include all disclosures required by generally accepted accounting principles. Accordingly, the condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements.

     The accompanying financial statements have been prepared assuming the Company will be able to continue as a going concern. The Company has a working capital deficit of approximately $6,142,835 at September 28, 1997 and a net loss of $516,337 for the thirteen weeks ended September 28, 1997 and experienced significant losses in fiscal 1997 which raise doubts about the Company's ability to continue as a going concern. The Company's continuation as a going concern in both the short-term and the long-term is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital and to refinance its debt and ultimately attain profitable operations.

     For a further discussion of the Company's liquidity and capital resources, see pages 9 and 10 hereof.

     Management's plans include the following:

     - Increasing revenues in existing restaurants by remodeling certain Marco's Restaurants and by improving marketing programs and customer service at Marco's and Pasta Co.

     - Increasing revenues from the sale of food products by reinforcing existing markets, expanding distribution to new market areas, introducing more aggressive marketing programs, adding methods of distribution and developing new products.

     -    Franchising new restaurants.

     -    Maintaining cost controls while increasing revenues.

     -    Obtaining additional equity capital or debt financing.

     IMPACT OF NEW ACCOUNTING STANDARDS

     In May 1997, the FASB issued SFAS No. 128 "Earnings Per Share" which changes the manner in which earnings per share are calculated and presented. The pronouncement is effective for annual and interim periods ending after December 15, 1997.


     MANAGEMENT'S ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimated.



2.   CONTINGENCIES:

     The Company is involved in various lawsuits arising in the ordinary course of its business, but believes that the resolution of these matters will not have a material adverse impact on its financial position, results of operations or cash flows.



3.   RELATED PARTY TRANSACTIONS:

     In the fourth quarter of fiscal 1997 (June 1997) the Company offered a private placement of $4 Million of 11% Convertible Subordinated Notes due June 30, 2002 (the "Convertible Subordinated Notes") pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "Act") and the rules and regulations promulgated thereunder, including, without limitation, Section 4(2) and Regulation D. The Convertible Subordinated Notes are being offered directly by the Company to qualified accredited investors.

     The Company has not retained a broker or underwriter to assist with the offering although it may elect to do so in the future on terms to be negotiated. Holders of the Convertible Subordinated Notes received warrants (the "Convertible Subordinated Note Warrants") to purchase shares of Common Stock at a purchase price of $1.50 per share until June 30, 2002. Interest on the Convertible Subordinated Notes is payable quarterly beginning September 30, 1997. The Convertible Subordinated Notes are currently unsecured and may be subordinated to certain defined senior indebtedness. As of September 30, 1997, $700,000 principal amount of the Convertible Subordinated Notes had been subscribed. The proceeds of the offering were used to repay a portion of the $3 million principal amount of 12% Subordinated Notes originally due July 31, 1997. The balance of the Subordinated Notes was extended to July 10, 1998. Ghulam M. Bombaywala, Chairman of the Board, Chief Executive Officer and a director of the Company, converted the $500,000 principal amount of 12% Subordinated Notes owed to him into the 11% Convertible Subordinated Notes, pursuant to a Subordinated Note Conversion Agreement dated June 1, 1997 (the "Conversion Agreement"). Pursuant to the Conversion Agreement, Mr. Bombaywala canceled the $500,000 principal amount of 12% Subordinated Notes owed him by the Company and received an 11% Convertible Subordinated Note of equal principal amount with the same terms and conditions as the Convertible Subordinated Notes being offered by the Company to prospective investors. Additionally, in September 1997, the Company guaranteed a promissory note with United Central Bank for $850,000 due September 2002. The proceeds of the note were used to repay a portion of the $3 million principal amount of 12% Subordinated Notes originally due July 31, 1997.

     The Company acquired 240,000 shares (the "CluckCorp Shares") of the outstanding common stock, $0.1 par value of CluckCorp International, Inc., a Texas corporation ("CluckCorp") on June 30, 1994 upon the conversion of, and as partial payment for, a promissory note of CluckCorp owed to the Company in the principal amount of $800,000 (the "CluckCorp Note") issued in June 1993 and in exchange for certain other advances owed to the Company.

The CluckCorp Note has a maturity date of June 30, 1998, and was payable, at the option of CluckCorp, in whole or in part, in cash or with Common Stock of CluckCorp. During 1994 CluckCorp repaid a portion of the CluckCorp Note in cash and the remaining portion of the CluckCorp Note and certain advances were paid with the CluckCorp Shares. The Company subsequently sold the CluckCorp Shares to JEB Investment Corporation, a Texas corporation ("JEB") in exchange for a $1,800,000 promissory note executed by JEB as maker (the "JEB Note") bearing interest at 9% per annum, payable annually, with a final maturity date of June 30, 1996. The JEB Note was secured by the CluckCorp Shares pursuant to a Pledge Agreement. JEB defaulted on the payments required under the JEB Note. In May 1997, JEB and the Company executed an agreement whereby JEB relinquished all right, title and interest in the CluckCorp Shares to the Company pursuant to the Company's foreclosure rights in consideration for the Company relinquishing all of its rights under the JEB Note. The Company sold the CluckCorp Shares in the first and second quarters of fiscal 1998. The Company realized income during the first quarter in the amount of $453,864.




             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.


INTRODUCTION

     The Company utilizes a 52-53 week fiscal year which ends on the Sunday closest to June 30. References to the first quarter of fiscal years 1998 and 1997 are to the thirteen week periods ended September 28, 1997 and September 29, 1996, respectively.



RESULTS OF OPERATIONS

THIRTEEN WEEKS ENDED SEPTEMBER 29, 1996 COMPARED TO THE
     THIRTEEN WEEKS ENDED SEPTEMBER 28, 1997.

     REVENUES. Revenues decreased $614,974 or 5.4% to $10,868,076 for the first quarter of fiscal 1998 as compared to $11,483,050 for the first quarter of fiscal 1997. The decrease is due primarily to the sale of Pete's Hospitality Co., Inc. and one Marco's Mexican Restaurant during fiscal 1997.

     To counteract the decline in comparable revenues, management is currently taking action in an attempt to increase sales, including a new training program and an intense concentration on increasing customer satisfaction. However, there can be no assurance that such actions will result in the desired sales increases. Management is also implementing cost reduction strategies in order to decrease the impact of the sales decline on the Company's bottom line.

     COSTS AND EXPENSES. Total cost of revenues increased to 31.7% of revenues in 1998 as compared to 30.1% of revenues in 1997. The increase is due to increases in prices of certain high volume products used in menu item preparation.

     Restaurant operations include all other unit-level operating expenses, comprised principally of labor, supplies, rent, utilities, repairs and maintenance, and other direct expenses. As a percentage of restaurant revenues, these costs increased from 53.2% of revenues in fiscal 1997 to 63.5% of revenues in fiscal 1998 primarily due to the decline in comparable sales and increases in minimum wage requirements.

     Selling, marketing and distribution expenses decreased by $231,514 primarily due to a reduction of marketing activities during the quarter.

     General and administrative expenses increased by $17,959.

     Depreciation and amortization decreased by $83,126 primarily due to the sale of Pete's Hospitality Co., Inc. and one Marco's Mexican Restaurant location.

     NON-OPERATING INCOME (EXPENSE). Interest expense decreased by $138,468 due to the partial payment of the 12% Subordinated Notes.

     NET INCOME (LOSS). As a result of the changes in the relationship between revenues and costs and expenses discussed above, the Company showed net loss of $516,337 for the first quarter of fiscal 1998 compared to net income of $18,698 for the first quarter of fiscal 1997. The fiscal 1998 loss is generally due to increase in restaurant operating cost. If such trends continue, the Company will incur substantial losses in the future which would have a material impact upon its cash flow.



LIQUIDITY AND CAPITAL RESOURCES

     OPERATING ACTIVITIES. The Company continues to experience losses from operations and, as of September 28, 1997, has an accumulated deficit of $30,829,422.

     During the thirteen weeks ended September 28, 1997, net cash flow used in operating activities equaled $1,027,358 which resulted from reductions in accrued liabilities and increases in current assets, partially offset by depreciation and amortization added back to net income. Investing activities generated $393,210 in cash due to the sale of fixed assets and collection of bad debt, partially offset by purchases of property and equipment. Financing activities contributed $448,059 in cash created by borrowing from banks and a stockholder.

     For the thirteen weeks ended September 29, 1996 net cash flow used in operating activities equaled $76,771 which resulted from reductions in accrued liabilities and increases in current assets, partially offset by depreciation and amortization added back to net income. Investing activities generated $146,576 in cash due to the sale of fixed assets partially offset by purchases of property and equipment. Financing activities utilized $472,326 in cash due to payments on borrowings.

     As of September 28, 1997, the Company had negative working capital of $6,142,835, as compared to negative working capital of $8,172,581 at June 29, 1997. The decrease is due primarily to payment of $1,250,000 on the 12% Subordinated Notes.


     CAPITAL REQUIREMENTS. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or capital, refinance its debt and to ultimately attain profitable operations.

     The material capital commitments of the Company for fiscal 1998 are as follows:

          - Reduction of the Company's working capital deficit, including payments on notes, accounts payable and accrued liabilities.

          - Accumulation of funds for the payment of the principal balance of $1.25 million owed on the $3 Million 12% Subordinated Notes originally due July 31, 1997 but extended to July 10, 1998.

          -    Remodeling Marco's Restaurants.


     Management's plans include the following:

          -    Decreasing food and labor cost while increasing revenues.

          - Increasing revenues in existing restaurants by remodeling certain Marco's Mexican Restaurants and by improving marketing programs and customer service.

          - Increasing revenues from the sale of food products by reinforcing existing markets, expanding distribution to new market areas, introducing more aggressive marketing programs, adding methods of distribution and developing new products.

          -    Franchising new restaurants.

          -    Obtaining additional equity capital or debt financing.


     In the first quarter of fiscal 1998, the Company opened one new Pasta Co. Restaurant. Pasta Co. Restaurants require an initial capital investment of approximately $400,000. Of this amount, the Company financed approximately half of the investment using the acquired assets as collateral. The Company financed the balance through cash flow from operations. There are no further plans to open new restaurants during fiscal 1998.

     The Company currently does not have positive cash flow from operations with respect to its Marco's and Pasta Co. Restaurants. The Company can only achieve positive cash flow from operations if it can increase its restaurant sales and reduce its labor and operating costs. During the first quarter of fiscal 1998, the Company sold its Longhorn Cafe Restaurant. The Company also plans to supplement cash flow from operations by selling its last barbecue restaurant, Billy Blues, and three Marco's Mexican Restaurant locations. However, cash generated from operations may not be sufficient to meet all of the Company's fiscal 1998 capital commitments set forth above. Without debt refinancing or additional debt or equity financing in the short-term, the Company will not be able to (i) reduce its current working capital deficit, (ii) repay the $1.25 million balance of the Subordinated Notes due July 10, 1998, or (iii) continue its remodeling efforts on the Marco's restaurants. There is no assurance that the Company will be able to refinance its debt or obtain additional debt or equity financing in the short term or long-term.

     The Company may experience further losses or negative cash flow from operations during the remainder of fiscal 1998. Continued losses raise doubt about the Company's ability to continue as a going concern. The financial statements do not reflect any adjustments that might result from the outcome of this uncertainty. If the substantial losses continue, the value of the Company's long-lived assets may become impaired resulting in write-downs to such assets to their estimated fair value.

     The inability of the Company to obtain substantial additional financing and achieve profitable operations has resulted in the curtailment of the Company's expansion activities which may continue indefinitely. Cash generated from operations will not be sufficient to allow the Company to timely meet its obligations and continue remodeling the Marco's Restaurants and continue restaurant expansion. Without obtaining profitable operations and positive cash flow from operations the Company may have to curtail its operations, sell core assets or seek further financings on terms which may prove unfavorable to the Company and its shareholders.


FORWARD-LOOKING INFORMATION.

     Information contained in this report on Form 10-Q which are not historical facts, contains forward-looking statements and information relating to the Company that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to the Company's management. When used in this Form 10-Q, words such as "anticipate," "believe," "estimate," "expect," "intend," and similar expressions, as they relate to the Company or the Company's management, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, and are subject to certain risks, uncertainties, and assumptions relating to the operations and results of operations of the Company, competitive factors and pricing pressures, shifts in consumer demand, the costs of products and services, general economic conditions, and the acts of third parties, as well as other factors described in this Form 10-Q, and, from time to time, in the Company's periodic earnings releases and reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, or intended, or the like.

     The Company does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.



PART  II - OTHER INFORMATION

     ITEM 2.      Changes in Securities and Use of Proceeds.

     (c) With respect to the information required by this Item 2(c) with respect to the recent sale of unregistered securities, reference is made to Part I, Item 1, Note 3 to the Interim Consolidated Financial Statements.

     ITEM 6.      Exhibits and Reports on Form 8-K.

     (a) Exhibit 11.1 and Exhibit 27 required by Item 601 of Regulation S-K are filed as part of this report.

     (b) Reports on Form 8-K. During the first quarter of fiscal 1998, the Company filed Form 8-K and Amendment No. 1 to Form 8-K reporting Item
          4. Changes in Registrant's Certifying Accountant, dated August 20, 1997. No financial statement was filed with the reports.




  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


  WATERMARC FOOD MANAGEMENT CO.


  Date:  11/17/97                      By: /s/ Ghulam Bombaywala
       ---------------------------         ---------------------------
                                           Ghulam Bombaywala, Chairman of the
                                           Board, Chief Executive Officer and
                                           Director (Duly Authorized Signatory
                                           and Principal Executive Officer and
                                           acting as Principal Financial and
                                           Accounting Officer) (1)


     (1) The principal financial and accounting officer resigned in July 1997 and has not been replaced as of the date of this filing. Mr. Bombaywala is signing as these positions.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER              DESCRIPTION
------              -----------

11.1           Computation of Per Share Earnings

27             Financial Data Schedule

Exhibit 11.1

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
     Computation of Earnings (Loss) per Common and Common Equivalent Shares


                                                                              13 Weeks Ended
                                                                September 28, 1997   September 29, 1996
                                                                ------------------   ------------------
Computation of primary earnings (loss) per
      common and common equivalent shares:

      Net earnings (loss) applicable to common stock                 ($516,384)           ($55,451)
                                                                ===============      ==============

      Weighted average number of common shares outstanding          14,263,230          13,433,658
                                                                ===============      ==============

      Primary earnings per common share                                 ($0.04)             ($0.00)
                                                                ===============      ==============

Computation of earnings (loss) per common share assuming full dilution (A):

      Net earnings (loss) applicable to common stock                 ($516,384)           ($55,451)

      Dividends on preferred stock                                          47              74,149

      Interest on 9% convertible subordinated debentures                 4,883               4,883
                                                                ---------------      --------------

      Earnings assuming full dilution                                ($521,314)            $23,581
                                                                ===============      ==============

      Weighted average number of shares outstanding                 14,263,230          13,433,658

      Common shares issuable from stock option plans
           and from warrants                                         3,880,108           3,564,070

      Less shares assumed repurchased with proceeds                (14,756,569)        (12,845,221)

      Shares assumed issued upon conversion of
           preferred stock                                             411,925             411,925

      Shares assumed issued upon conversion of 9%
           subordinated debentures                                      43,400              43,400
                                                                ---------------      --------------

      Common shares outstanding assuming full dilution               3,842,094           4,607,832
                                                                ===============      ==============

      Earnings (loss) per common and common equivalent
           share assuming full dilution                                 ($0.14)              $0.01
                                                                ===============      ==============





(A) This calculation is submitted in accordance with the Securities and Exchange Act of 1934, Release No. 9083, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produced an anti-dilutive result.